As filed pursuant to Rule 424(b)(5)
Registration No. 333-166190

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
		Offering	Aggregate	Amount of
Title of Each Class of	Amount to be	Price	Offering	Registration
Securities to Be Registered	Registered(1)	Per Share	Price(1)	Fee(2)
Common stock, par value $1.00 per share	5,750,000	$66.50	$382,375,000	$27,264.00

(1)	Includes 750,000 shares of common stock that may be sold upon exercise of the underwriters’ overallotment option.

(2)	The filing fee of $27,264.00 is calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT
(To Prospectus dated April 20, 2010)

5,000,000 Shares

PHILLIPS-VAN HEUSEN CORPORATION

Common Stock

We are selling 5,000,000 shares of our common stock.

Our shares trade on the New York Stock Exchange under the symbol “PVH.” On April 22, 2010, the last sales price of the shares as reported on the New York Stock Exchange was $67.08 per share.

Investing in the common stock involves risks that are described in the “Risk Factors” section beginning on page S-22 of this prospectus supplement.

	Per Share	Total

Public offering price	$66.5000	$332,500,000
Underwriting discount	$2.8262	$14,131,000
Proceeds, before expenses, to us	$63.6738	$318,369,000

The underwriters may also purchase up to an additional 750,000 shares from us, at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement to cover overallotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The shares will be ready for delivery on or about April 28, 2010.

Joint Book-Running Managers

BofA Merrill Lynch	Barclays Capital

Credit Suisse	Deutsche Bank Securities

Co-Managers

RBC Capital Markets

BBVA Securities	Credit Agricole CIB	Fortis Bank Nederland	HSBC

J.P. Morgan	Scotia Capital	SunTrust Robinson Humphrey

The date of this prospectus supplement is April 22, 2010.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer or sale is not permitted. You should not assume that the information we have included in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date of this prospectus supplement or the accompanying prospectus or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. If the information varies between this prospectus supplement and the accompanying prospectus, the information in this prospectus supplement supersedes the information in the accompanying prospectus. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on our behalf or on behalf of the underwriters, to subscribe for and purchase any of the securities and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

Prospectus Supplement

i

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. In this prospectus supplement, we provide you with specific information about the shares of common stock we are selling in this offering and about the offering itself. Both this prospectus supplement and the accompanying prospectus include or incorporate by reference important information about us and other information you should know before investing in the common stock. This prospectus supplement also adds, updates and changes information contained or incorporated by reference in the accompanying prospectus. To the extent that any statement we make in this prospectus supplement is inconsistent with the statements made in the accompanying prospectus, the statements made in the accompanying prospectus are deemed modified or superseded by the statements made in this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus, as well as the additional information in the documents described below under the heading “Incorporation By Reference,” before investing in the common stock.

References to “PVH,” “we,” “our” or “us” refer to Phillips-Van Heusen Corporation and its subsidiaries, including, after the completion of the Tommy Hilfiger acquisition, Tommy Hilfiger, except where the context otherwise requires.

References to the brand names Calvin Klein Collection, ck Calvin Klein, Calvin Klein, Van Heusen, IZOD, Eagle, Bass, Geoffrey Beene, ARROW, CHAPS, Sean John, JOE Joseph Abboud, MICHAEL Michael Kors, Michael Kors Collection, Trump, Kenneth Cole New York, Kenneth Cole Reaction, DKNY, Tommy Hilfiger, Nautica, Ike Behar, Jones New York, J. Garcia, Claiborne, Timberland and to other brand names are to registered trademarks owned by us or licensed to us by third parties and are identified by italicizing the brand name.

On March 15, 2010, we entered into a definitive agreement to acquire Tommy Hilfiger B.V. and certain affiliated companies. We refer to Tommy Hilfiger B.V. and these affiliated companies, and the businesses of these entities that we are acquiring, as “Tommy Hilfiger.” References to, and discussion of, Tommy Hilfiger in this prospectus supplement specifically exclude the subsidiaries of Tommy Hilfiger B.V. that own the rights to the Karl Lagerfeld trademark and the business conducted by them thereunder, none of which we are acquiring. Tommy Hilfiger is controlled by funds affiliated with Apax Partners L.P. We refer to these funds as “Apax.” The offering of common stock pursuant to this prospectus supplement is not contingent upon the consummation of our acquisition of Tommy Hilfiger, and there can be no assurance that we will complete this acquisition.

References to our acquisition of BVH refer to our October 2008 acquisition from The British Van Heusen Company Limited, a former licensee of Van Heusen men’s dresswear and accessories in the United Kingdom and Ireland, and one of its affiliates of certain assets (including inventories) of the licensed business. We refer to The British Van Heusen Company Limited and its affiliate together as “BVH.”

References to our acquisition of CMI refer to our January 2008 acquisition of Confezioni Moda Italia S.r.L., which we refer to as “CMI,” from a subsidiary of The Warnaco Group, Inc. (We refer to The Warnaco Group, Inc. and its subsidiaries, separately and together, as “Warnaco.”) CMI is the licensee of the Calvin Klein Collection apparel and accessories businesses under agreements with our Calvin Klein, Inc. subsidiary.

References to our acquisition of Superba refer to our January 2007 acquisition of substantially all of the assets of Superba, Inc.

References to our acquisition of Arrow refer to our December 2004 acquisition of Cluett Peabody Resources Corporation and Cluett Peabody & Co., Inc., which companies we refer to collectively as “Arrow.”

References to our acquisition of Calvin Klein refer to our February 2003 acquisition of Calvin Klein, Inc. and certain affiliated companies, which companies we refer to collectively as “Calvin Klein.”

INDUSTRY AND MARKET DATA

We obtained or created the market and competitive position data used throughout this prospectus supplement and the documents incorporated by reference herein from research, surveys or studies conducted by third parties, information provided by customers and industry or general publications. Industry publications and surveys generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. While we believe that each of these studies and publications and other information is reliable, neither we nor the underwriters have independently verified such data and neither we nor the underwriters make any representation as to the accuracy of such information.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy any materials we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can obtain information about the operation of the SEC’s public reference room by calling the SEC at 1-800-732-0330. The SEC also maintains a website at http://www.sec.gov that contains information we file electronically with the SEC. You can also obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

This prospectus supplement does not contain all of the information set forth in the registration statement or in the exhibits and schedules thereto, in accordance with the rules and regulations of the SEC, and we refer you to that omitted information. The statements made in this prospectus supplement pertaining to the content of any contract, agreement or other document that is an exhibit to the registration statement necessarily are summaries of their material provisions and we qualify those statements in their entirety by reference to those exhibits for complete statements of their provisions. The registration statement and its exhibits and schedules are available at the SEC’s public reference room or through its website.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus supplement, and information we subsequently file with the SEC will automatically update and supersede that information. We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (File Number 001-07572) (excluding, in each case, information deemed to be furnished and not filed with the SEC) after the date of this prospectus supplement. The documents we incorporate by reference are:

•	our Annual Report on Form 10-K for the year ended January 31, 2010;

•	our Current Reports on Form 8-K filed with the SEC on March 16, 2010, April 5, 2010, April 8, 2010, April 13, 2010, April 16, 2010 and April 21, 2010 (with respect to Item 8.01 information only);

•	the portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on May 6, 2009 and Definitive Additional Materials on Schedule 14A filed with the SEC on May 11, 2009 that are incorporated by reference in our Annual Report on Form 10-K for the year ended February 1, 2009; and

•	the information with respect to our common stock under the caption “Description of Capital Stock” contained in our Registration Statement on Form S-3 (Registration No. 33-46770) filed on March 27, 1992.

We will provide without charge to each person to whom a copy of this prospectus supplement has been delivered, upon written or oral request, a copy of any or all of the documents we incorporate by reference in this prospectus supplement, other than any exhibit to any of those documents, unless we have specifically incorporated that exhibit by reference into the information this prospectus supplement incorporates. You may request copies by visiting our website at http://www.pvh.com, or by writing or telephoning us at the following:

Phillips-Van Heusen Corporation
200 Madison Avenue
New York, New York 10016
Attention: Secretary
Telephone: (212) 381-3500

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

Forward-looking statements made in this prospectus supplement and the accompanying prospectus, including the information we incorporate by reference, including, without limitation, statements relating to our future revenue, cash flows, plans, strategies, objectives, expectations and intentions, including, without limitation, statements relating to our estimated or anticipated financial performance or results (including the disclosure under the heading “Summary — Recent Developments” of this prospectus supplement and our acquisition of Tommy Hilfiger, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Because these forward-looking statements involve numerous risks and uncertainties, there are important factors that could cause our actual results to differ materially from those in the forward-looking statements, and you should not rely on the forward-looking statements as predictions of future events. The events or circumstances reflected in the forward-looking statements might not occur. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “forecasting,” “pro forma,” “guidance,” “estimates” or “anticipates,” or the negative of these words and phrases, or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. Forward-looking statements should not be read as guarantees of future performance or results, and will not necessarily be accurate indicators of whether, or the time at which, such performance or results will be achieved. There is no assurance that the events or circumstances reflected in forward-looking statements will occur or be achieved. Forward-looking statements are necessarily dependent on assumptions, expectations, data or methods that may be incorrect or imprecise and we may not be able to realize them. We caution you that many forward-looking statements presented in the prospectus supplement and the accompanying prospectus are based on our beliefs, expectations and assumptions made by, and information currently available to us. Statements contained and incorporated by reference in this prospectus supplement and the accompanying prospectus that are not historical facts may be forward-looking statements. Such statements relate to our future performance and plans, results of operations, capital expenditures, acquisitions, and operating improvements and costs.

Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not be anticipated, including, without limitation, the following:

•	our plans, strategies, objectives, expectations and intentions are subject to change at any time at our discretion;

•	our acquisition of Tommy Hilfiger is subject to conditions, which may not be satisfied, in which event the transaction may not close;

•	in connection with our proposed acquisition of Tommy Hilfiger, we intend to borrow significant amounts, which may be considered to be highly leveraged, and will have to use a significant portion of our cash flows to service such indebtedness, as a result of which we may not have sufficient funds to operate our businesses in the manner we intend or have operated in the past;

•	the levels of sales of our apparel, footwear and related products, both to our wholesale customers and in our retail stores, the levels of sales of our licensees at wholesale and retail, and the extent of discounts and promotional pricing in which we and our licensees and other business partners are required to engage, all of which can be affected by weather conditions, economic conditions, fuel prices, reductions in travel, consumer behavior, fashion trends, consolidations, repositionings and bankruptcies in the retail industries, repositionings of brands by our licensors and other factors;

•	our plans and results of operations will be affected by our ability to manage our growth and inventory, including our ability to continue to develop and grow the Calvin Klein businesses in terms of revenue and profitability, and our ability to realize benefits from Tommy Hilfiger, if the acquisition is consummated;

v

•	our operations and results could be affected by quota restrictions and the imposition of safeguard controls (which, among other things, could limit our ability to produce products in cost-effective countries that have the labor and technical expertise needed), a disruption in our supply chain, the availability and cost of raw materials, our ability to adjust timely to changes in trade regulations and the migration and development of manufacturers (which can affect where our products can best be produced), and civil conflict, war or terrorist acts, the threat of any of the foregoing, or political and labor instability in any of the countries where our or our licensees’ or other business partners’ products are sold, produced or are planned to be sold or produced;

•	disease epidemics and health related concerns, which could result in closed factories, reduced workforces, scarcity of raw materials and scrutiny or embargoing of goods produced in infected areas, as well as reduced consumer traffic and purchasing, as consumers limit or cease shopping in order to avoid exposure or become ill;

•	acquisitions and issues arising with acquisitions and proposed transactions, including without limitation, the ability to integrate an acquired entity, such as Tommy Hilfiger, into us with no substantial adverse affect on the acquired entity’s or our existing operations, employee relationships, vendor relationships, customer relationships or financial performance;

•	the failure of our licensees to market successfully licensed products or to preserve the value of our brands, or their misuse of our brands; and

•	other risks and uncertainties indicated from time to time in our filings with the Securities and Exchange Commission. We have discussed some of these factors in more detail under “Risk Factors” of this prospectus supplement. These factors are not necessarily all of the important factors that could affect us.

We do not undertake any obligation to update publicly any forward-looking statement, including, without limitation, any estimate regarding revenue or cash flows, whether as a result of the receipt of new information, future events or otherwise.

EXCHANGE RATE INFORMATION

The consideration for the acquisition of Tommy Hilfiger and the sources and uses relating thereto, when presented in United States Dollars, is presented as published by the European Central Bank on April 22, 2010, which, for the avoidance of doubt, is computed as $1.3339 to one Euro. The actual exchange rate on the date of the closing of the acquisition may differ.

Tommy Hilfiger’s consolidated financial statements are presented in Euros, which is Tommy Hilfiger’s functional and presentation currency. Foreign currency transactions are translated into the functional currency using an average rate that approximates the actual rate at the date of the transaction. Whenever exchange rates fluctuate significantly, the exchange rates prevailing at the dates of the transactions are used. The exchange rates below are used for Tommy Hilfiger’s special purpose consolidated financial statements for the years ended March 31, 2007 through March 31, 2009 and for the nine months ended December 31, 2008 and December 31, 2009. These exchange rates are provided solely for informational purposes and are presented as published by the European Central Bank.

	United States Dollars per €1.00
Period	High	Low	Average(1)	End

Year ended March 31, 2007	$1.3352	$1.2063	$1.2831	$1.3318
Year ended March 31, 2008	1.5812	1.3287	1.4168	1.5812
Year ended March 31, 2009	1.5990	1.2460	1.4231	1.3308
Nine months ended December 31, 2008	1.5990	1.2460	1.4622	1.3917
Nine months ended December 31, 2009	1.5120	1.2932	1.4248	1.4406

(1)	The average of the exchange rates at the end of each business day during the relevant period.

FINANCIAL PRESENTATION

Unless otherwise indicated, our financial information contained in this prospectus supplement has been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applicable at the first day of the relevant financial period. Our fiscal years are based on the 52-53 week period ending on the Sunday closest to February 1 and are designated by the calendar year in which the fiscal year commences. References to our “year” are to our fiscal year, unless the context requires otherwise. Results for 2007, 2008 and 2009 represent the 52 weeks ended February 3, 2008, February 1, 2009, and January 31, 2010, respectively.

Unless otherwise indicated, Tommy Hilfiger’s financial information contained in this prospectus supplement has been prepared in accordance with the International Financial Reporting Standards promulgated by the International Accounting Standards Board (“IFRS”) applicable at the first day of the relevant financial period. IFRS differs in certain significant respects from GAAP. For a discussion of certain significant differences between IFRS and GAAP, see “Unaudited Pro Forma Consolidated Financial Information.” Tommy Hilfiger’s fiscal years are based on the 52-53 week period ending on March 31 and are designated by the calendar year in which the fiscal year ends. References to Tommy Hilfiger’s “year” are to Tommy Hilfiger’s fiscal year, unless the context requires otherwise. Results for 2007, 2008 and 2009 represent the 52 weeks ended March 31, 2007, March 31, 2008 and March 31, 2009, respectively.

When we use the term “pro forma,” we assume consummation of the acquisition of Tommy Hilfiger, including the issuance of the common stock offered hereby, the entry into a new senior secured credit facility and the borrowings thereunder, the issuance of our senior notes in a public offering, the issuance of our perpetual convertible preferred stock in a private placement and the extinguishment of a portion of our existing debt.

The financial measures EBITDA and adjusted EBITDA, as presented in this prospectus supplement, are supplemental measures of performance that are not GAAP or IFRS measures. As presented in this prospectus supplement, EBITDA is defined as net income (loss) before interest expense and interest income, income tax expense, and depreciation and amortization. Adjusted EBITDA is defined as EBITDA, as further adjusted to exclude certain items that we do not consider indicative of ongoing operating performance. See “Summary — Summary Consolidated Historical and Unaudited Pro Forma Consolidated Financial Information.” We present EBITDA and adjusted EBITDA because, when considered in conjunction with related GAAP and IFRS financial measures, we believe they are useful to investors since they (i) provide investors with a financial measure on which management bases financial, operational, compensation and planning decisions, (ii) are measures that will be important with respect to our compliance with the covenants in our new debt facilities into which we anticipate entering in connection with the acquisition and (iii) assist investors and analysts in evaluating our performance, including evaluation across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our operating performance. EBITDA and adjusted EBITDA, however, are not measures of financial performance under GAAP or IFRS, have not been audited and should not be considered alternatives to, or more meaningful than, net income as a measure of operating performance or cash flow as a measure of liquidity. The presentation as set forth herein may also differ from any calculations set forth in our new debt agreements, which have not been finalized. Since EBITDA and adjusted EBITDA are not measures determined in accordance with GAAP or IFRS and thus are susceptible to varying interpretations and calculations, EBITDA and adjusted EBITDA may not be comparable to similarly titled measures used by other companies. EBITDA and adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation from, or as a substitute for analysis of, financial information prepared in accordance with GAAP or IFRS. For instance, EBITDA and adjusted EBITDA do not include:

•	interest expense, and because we have borrowed money in order to finance our operations, interest expense is a necessary element of our costs and ability to generate revenue;

•	income tax expense, and because the payment of taxes is part of our operations, tax expense is a necessary element of our costs and ability to operate; and

•	depreciation and amortization expense, and, because we use capital assets, depreciation and amortization expense is a necessary element of our costs and ability to generate revenue.

Some additional limitations are:

•	they do not reflect cash outlays for capital expenditures or future contractual commitments;

•	they do not reflect changes in, or cash requirements for, working capital needs;

•	they do not reflect principal payments on indebtedness, nor do they reflect interest expense related to the offering of senior notes;

•	they do not reflect available liquidity; and

•	other companies, including companies in our industry, may not use such measures or may calculate such measures differently than as presented in this prospectus supplement, limiting their usefulness as comparative measures.

For reconciliations of EBITDA and adjusted EBITDA, see “Summary — Summary Consolidated Historical and Unaudited Pro Forma Financial Information.”

SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. It is not complete and may not contain all of the information that you should consider before investing in the common stock. You should read carefully this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in their entirety before making an investment decision, including the information set forth under the heading “Risk Factors.” References to “PVH,” “we,” “our,” or “us” refer to Phillips-Van Heusen Corporation and its subsidiaries, including, after the completion of the Tommy Hilfiger acquisition, Tommy Hilfiger, except where the context otherwise requires.

Phillips-Van Heusen Corporation

We are one of the largest apparel companies in the world, with a heritage dating back over 125 years. Our portfolio of brands includes our owned brands, principally Calvin Klein Collection, ck Calvin Klein, Calvin Klein, Van Heusen, IZOD, ARROW, G.H. Bass & Co., Bass and Eagle, and our licensed brands, principally Geoffrey Beene, CHAPS, Sean John, Trump, JOE Joseph Abboud, Kenneth Cole New York, Kenneth Cole Reaction, MICHAEL Michael Kors, Michael Kors Collection, DKNY, Tommy Hilfiger, Nautica, Ted Baker, Ike Behar, Hart Schaffner Marx, J. Garcia, Claiborne, U.S. POLO ASSN., Axcess, Jones New York and Timberland, as well as various private label brands. We design and market nationally recognized branded dress shirts, neckwear, sportswear and, to a lesser extent, footwear and other related products. Additionally, we license our owned brands over a broad range of products. We market our brands at multiple price points and across multiple channels of distribution, allowing us to provide products to a broad range of consumers, while minimizing competition among our brands and reducing our reliance on any one demographic group, merchandise preference or distribution channel. Our licensing activities, principally our Calvin Klein business, diversify our business model by providing us with a sizeable base of profitable licensing revenues.

If completed, our acquisition of Tommy Hilfiger will combine two of the world’s largest and, we believe, create one of the most profitable apparel companies: a global business with combined pro forma revenue of approximately $4.7 billion. The acquisition brings together two companies that we believe are highly complementary and have strong growth prospects, as well as their iconic brands. Calvin Klein and Tommy Hilfiger both rank among the world’s top global brands with approximately $5.8 billion and approximately $4.4 billion in worldwide retail sales for their most recently completed fiscal years, respectively. We believe Tommy Hilfiger’s established international platform in Europe and Asia will be a strategic complement to our strong North American presence. We further believe that, although the Tommy Hilfiger brand is well-established globally and enjoys significant worldwide brand awareness, there are opportunities to further expand the business in North America, along with parts of Europe and, to a greater extent, in Asia. These opportunities include (i) development and expansion of product categories for which Tommy Hilfiger currently has no or only limited distribution, (ii) increased sales in markets where the business is underdeveloped and (iii) expansion into new markets. We believe our successful experience in growing Calvin Klein will assist us in realizing these opportunities for Tommy Hilfiger. In addition, we believe that Tommy Hilfiger’s international platform provides us with the resources and expertise needed to grow our heritage brands and businesses internationally. As a result, we believe the acquisition provides us with the opportunity to realize revenue growth and enhanced profitability.

Calvin Klein

We believe Calvin Klein is one of the best known designer names in the world and that the Calvin Klein brands — Calvin Klein Collection, ck Calvin Klein and Calvin Klein — provide us with the opportunity to market products both domestically and internationally at higher price points, in higher-end distribution channels and to different consumer groups than most of our heritage business product offerings. Products sold under the Calvin Klein brands are sold primarily under licenses and other arrangements. We believe that maintaining control over design and advertising through Calvin Klein’s dedicated in-house teams plays a key role in the continued strength of the brands.

Our Calvin Klein business primarily consists of (i) licensing and similar arrangements worldwide for use of the Calvin Klein Collection, ck Calvin Klein and Calvin Klein brand names in connection with a broad array of products, including women’s sportswear, jeanswear, underwear, fragrances, eyewear, men’s tailored clothing, women’s suits and dresses, hosiery, socks, footwear, swimwear, jewelry, watches, outerwear, handbags, leather goods, home furnishings and accessories, as well as to operate retail stores outside North America; (ii) our Calvin Klein dress furnishings and men’s better sportswear businesses; (iii) our Calvin Klein retail stores located principally in premium outlet malls in the United States; and (iv) the marketing of the Calvin Klein Collection brand high-end men’s and women’s apparel and accessories collections through our Calvin Klein Collection flagship store and our Calvin Klein Collection wholesale business.

Although the Calvin Klein brands were well-established when we acquired Calvin Klein in February 2003, there were numerous product categories in which no products, or only a limited number of products, were offered. Since the acquisition, we have used our core competencies to establish our men’s better sportswear business and outlet retail business; our dress furnishings business pre-dated the acquisition. In addition, we have significantly expanded the Calvin Klein business through licensing additional product categories under the Calvin Klein brands and additional geographic areas and channels of distribution in which products are sold. In order to more efficiently and effectively exploit the development opportunities for each brand, a tiered-brand strategy was established to provide a focused, consistent approach to global brand growth and development, with each of the Calvin Klein brands occupying a distinct marketing identity and position. An important element of this tiered-brand strategy is the preservation of the prestige and image of the Calvin Klein brands. To this end, we maintain a dedicated in-house marketing, advertising and design division of Calvin Klein that oversees the worldwide marketing, advertising and promotions programs for the brand. In 2009, over $275 million was spent globally in connection with the advertisement, marketing and promotion of the Calvin Klein brands and products sold by us, Calvin Klein’s licensees and other authorized users of the Calvin Klein brands, principally funded by the licensees. Calvin Klein designs and/or controls all design operations and product development for most of its licensees.

Heritage Business

Our “heritage” business encompasses the design, sourcing and marketing of a varied selection of branded label dress shirts, neckwear, sportswear and footwear, as well as the licensing of our owned brands (other than the Calvin Klein brands), for an assortment of products. The heritage business also includes private label dress furnishings programs, particularly neckwear programs. We design, source and market substantially all of these products on a brand-by-brand basis, targeting distinct consumer demographics and lifestyles in an effort to minimize competition among our brands. Currently, we distribute our products at wholesale through more than 16,000 doors in national and regional department, mid-tier department, mass market, specialty and independent stores in the United States, Canada and Europe. Our wholesale business represents our core business and we believe that it is the basis for our brand equity. As a complement to our wholesale business, we also market our products directly to consumers through our Van Heusen, IZOD, Bass and Calvin Klein retail stores, principally located in outlet malls throughout the United States.

Dress Furnishings.  Our dress furnishings business principally includes the design and marketing of men’s dress shirts and neckwear. We market both dress shirts and neckwear principally under the ARROW, Calvin Klein, ck Calvin Klein, Calvin Klein Collection, IZOD, Eagle, Sean John, Trump, Kenneth Cole New York, Kenneth Cole Reaction, JOE Joseph Abboud, DKNY, Tommy Hilfiger, Elie Tahari, J. Garcia and MICHAEL Michael Kors brands. We also market dress shirts under the Van Heusen, Geoffrey Beene and CHAPS brands and neckwear under the Nautica, Michael Kors Collection, Jones New York, Ike Behar, Ted Baker, Axcess, U.S. POLO ASSN., Hart Schaffner Marx, Bugatti, City of London, Claiborne and Robert Graham brands. Van Heusen and ARROW were the first and second best-selling dress shirt brands, respectively, in United States department and chain stores in 2009, when branded shirts offered by us held nine of the top ten branded positions in these channels. We market our dress shirt and neckwear brands, as well as various private label brands, primarily to department, mid-tier department and specialty stores, as well as, to a lesser degree, mass market stores. Our dress shirt business had a market share in department and chain stores in the United States of approximately 46% in 2009. We believe that our neckwear business had a market share in the United States (all channels) of approximately 50% in 2009.

Sportswear.  We market our sportswear, including men’s knit and woven sport shirts, sweaters, bottoms, swimwear, boxers and outerwear, at wholesale, principally under the IZOD, Van Heusen, ARROW, Geoffrey Beene, Timberland and Calvin Klein brands. We also market women’s sportswear, including knit and woven sport shirts, sweaters, bottoms and outerwear under the IZOD brand. Calvin Klein sportswear is marketed at better price points and is distributed principally in department and specialty stores. The balance of our sportswear is mostly moderately-priced items marketed by us at wholesale through national and regional department, mid-tier department, mass market, specialty and independent stores in the United States. We have a leading position in men’s sportswear, where, in 2009, IZOD was the best-selling branded men’s knit sport shirt, Van Heusen was the best-selling branded men’s woven sport shirt, and ARROW was the second best-selling branded men’s woven sport shirt in the United States.

Retail.  As of March 31, 2010, we operated approximately 650 retail locations under the Van Heusen, IZOD, Bass and Calvin Klein names. We operate our stores primarily in outlet centers throughout the United States. We believe our retail stores are an important complement to our wholesale operations because we believe that the stores further enhance consumer awareness of our brands by offering products that are not available in our wholesale lines, while also providing a means for managing excess inventory. We also operate a full-price store located in New York City under the Calvin Klein Collection brand, in which we principally sell men’s and women’s high-end collection apparel and accessories, soft home furnishings and tableware.

Licensing.  We license our heritage brands globally for a broad range of products. We look for suitable licensing opportunities because we believe that licensing provides us with a relatively stable flow of revenues with high margins, and extends and strengthens our brands. Our licenses include Van Heusen for accessories and boys’ apparel in the United States and dress shirts and sportswear outside of the United States; IZOD for accessories and boys’ apparel in the United States and men’s and women’s sportswear in Australia; ARROW for eyewear and boys’ apparel in the United States and apparel outside of the United States; and Bass for the design, sourcing and marketing of footwear at wholesale on a worldwide basis.

Tommy Hilfiger

Tommy Hilfiger, which is distributed in over 80 countries, is a broadly recognized global iconic designer lifestyle brand. Its design is “classic American cool” and it is positioned as an affordable premium brand. Tommy Hilfiger generated revenue, net income and adjusted EBITDA of €1,612 million, €24 million and €265 million, respectively, for the year ended March 31, 2009, and €1,179 million, €8 million and €188 million, respectively, for the nine-month period ended December 31, 2009. For a description of adjusted EBITDA and a reconciliation of adjusted EBITDA to net income, see ‘‘ — Summary Consolidated Historical and Unaudited Pro Forma Consolidated Financial Information.”

Tommy Hilfiger products cover a wide range of apparel and lifestyle accessories with a diverse customer following and strong brand awareness in most countries where they are sold. Tommy Hilfiger’s competitors on a brand basis vary by geography and product type but principally include Burberry, Gant, Hugo Boss, Lacoste, Diesel, Pepe Jeans, Nautica, Guess? and Polo Ralph Lauren. Tommy Hilfiger sells products under two principal brands (which we refer to together as the Tommy Hilfiger brands) — Tommy Hilfiger, which is targeted at the 25 to 45 year old consumer, and Hilfiger Denim, which is targeted at the 20 to 35 year old consumer. Tommy Hilfiger product offerings include sportswear for men, women and children, footwear, athletic apparel (for fitness/training, golfing, skiing, swimming and sailing), bodywear (underwear, robes and sleepwear), eyewear, sunwear, watches, socks, handbags, men’s tailored clothing, dress shirts, ties, suits, belts, wallets, small leather goods, fragrances, home and bedding products, bathroom accessories and luggage. The Hilfiger Denim product line consists of denim apparel for men, women and children, footwear, bags, accessories, eyewear and fragrance and is positioned as being more “fashion forward” than the Tommy Hilfiger label. As of March 31, 2010, products under the Tommy Hilfiger brand could be found in approximately 1,000 Tommy Hilfiger retail stores operated worldwide by Tommy Hilfiger and its partners, as well as approximately 7,400 doors worldwide operated by retail customers of Tommy Hilfiger and its licensees. Tommy Hilfiger brand products are also distributed in China, Hong Kong, Malaysia, Taiwan and Singapore, India, South Korea, Australia, Mexico, Central and South America and the Caribbean through licensees, franchisees and distributors.

Our Competitive Strengths

We have a diversified portfolio of nationally and internationally recognized brands.  We have developed a portfolio of brands targeted to a broad spectrum of consumers. Our owned brands have long histories — Bass dates back to 1876, ARROW dates back to 1851, Van Heusen to the early 1920s, IZOD to the 1930s and Calvin Klein to 1969 — and enjoy high recognition within their respective consumer segments. We believe that our brands are successful in their respective segments because we have strategically positioned each brand to target a distinct consumer demographic through dedicated design, merchandising and marketing teams. In addition, we believe that our moderate brands have a reputation for offering the consumer excellent value. We intend for each of our brands to be a leader in its respective market segment, with strong consumer awareness and consumer loyalty. We will continue to design and market our products to complement each other, satisfy lifestyle needs, emphasize product features important to our target consumers and generate consumer loyalty. In March 2010, FTI Consulting, Inc. estimated the aggregate value of the Calvin Klein, Tommy Hilfiger, IZOD, ARROW, Van Heusen and Bass brand names, including, in each case, sub-brands, to be approximately $3.7 billion, based on the present value of expected brand performance (which valuation is subject to certain assumptions that are beyond FTI Consulting’s ability to accurately predict; different assumptions could result in material differences in the aggregate value of the brands).

We have a stable, balanced and diversified business profile.  We have a diversified sales distribution strategy that includes an established wholesale business and a complementary profitable retail store base. Currently, we distribute our products through more than 16,000 doors in the United States in national and regional department, mid-tier department, mass market, specialty and independent stores across a broad range of price points. In addition, we currently operate approximately 650 retail stores, located primarily in outlet malls throughout the United States, under the Van Heusen, Bass, IZOD and Calvin Klein names. We believe our retail division complements our wholesale operations by further enhancing consumer awareness of our brands, by offering products that are not available in our wholesale lines, by providing a means for managing excess inventory, and, in the case of Calvin Klein, by offering a broad spectrum of Calvin Klein products that embody the Calvin Klein lifestyle. Our diversified portfolio of apparel brands and apparel and footwear products and our use of multiple channels of distribution have allowed us to develop a business that produces results that are not dependent on any one demographic group, merchandise preference or distribution channel. We believe that our diversification reduces our reliance on any single market or product category and increases the stability of our business. The Tommy Hilfiger acquisition is consistent with this strength, as it adds brands that are complementary to, and not directly competitive with, our existing brands due to different pricing, design, geographic markets and/or channels of distribution.

We maintain leading positions in the dress shirts, neckwear and sportswear tops markets.  Our dress shirt brands have the highest market share in the $2 billion United States dress shirt market and include the two best selling dress shirt brands in the United States in each of the past three years. We believe we market one in three dress shirts sold in the United States. Our dress shirt business had a market share in department and chain stores in the United States of approximately 46% in 2009, and we believe that our neckwear business had a market share in the United States (all channels) of approximately 50% in 2009. Additionally, our share of the fragmented but substantially larger United States men’s sportswear tops market has grown significantly from 2002 to 2009. We believe that the high recognition and depth of our brand offerings provide us with the opportunity to maintain and increase main floor space with our retail customers.

We have sophisticated and established sourcing operations.  Our centralized capabilities for worldwide procurement and sourcing enable us to deliver to our customers competitive, high quality and appropriately priced goods on a timely basis. We have an extensive, established network of worldwide sourcing partners, which allows us to meet our customers’ needs in an efficient manner, and do not rely on any one vendor or factory or on vendors or factories in any one country. In 2009, approximately 160 different manufacturers produced our apparel products in approximately 200 factories and approximately 25 countries worldwide. With the exception of handmade neckwear, which is made in our Los Angeles, California facility and which accounts for less than 10% of our total quantity of neckwear sourced and produced, virtually all of our products are produced by independent manufacturers located in foreign countries. We also source finished products, piece goods and raw materials. At the end of 2008, we decided to realign our global sourcing organization structure to make more efficient use of our internal resources with the intended goals of reducing product development cycle times and improving the efficiency of our sourcing operations. Our logistics capabilities, including sourcing, are able to satisfy the future growth in our existing businesses and have the capacity to support the Tommy Hilfiger business and its future growth in North America.

We have demonstrated experience in successfully acquiring, managing, integrating and positioning new brands and businesses.  In the past, we have been successful in acquiring, managing, integrating and positioning several brands and businesses within our existing business, including Calvin Klein and IZOD, as well as numerous licensed brands we acquired the right to use when we bought the neckwear business of Superba. For example, in 2003, we acquired Calvin Klein and have since grown the brand by creating a tiered-brand strategy, which has helped grow global retail sales from approximately $2.8 billion when we acquired the brand, to approximately $5.8 billion in 2009. In 1995, we acquired the IZOD brand and since then have grown it into the leading main floor department store men’s sportswear tops brand and have increased wholesale sales of IZOD by over 600% through 2009. Further, we have expanded the IZOD brand offerings through the development of five specialized collections using sub-brands, as well as taken the IZOD women’s sportswear business in-house. In 2007, we acquired substantially all of the assets of Superba, the world’s largest neckwear company. This acquisition provided us with an established neckwear business base comprising over 25 licensed and owned neckwear brands and a market share of approximately 40%. We have since grown that business to what we believe is a market share of approximately 50% in 2009 by adding brands and creating efficiencies and marketing opportunities with our complementary heritage dress shirt business. We believe that this experience will assist us in seeking to capitalize on the opportunities presented by the Tommy Hilfiger acquisition.

We have a highly experienced and established management team.  Our executive management team has extensive experience in the apparel industry and many of our senior executives have spent the majority of their professional careers with us. Emanuel Chirico, our Chairman and Chief Executive Officer, has been with us for over 16 years. Allen Sirkin, our President and Chief Operating Officer, has been with us for almost 25 years. Michael Shaffer, our Executive Vice President and Chief Financial Officer, has been with us for almost 20 years. Francis K. Duane, our Vice Chairman, Wholesale Apparel, has been with us for almost 12 years. Paul Thomas Murry, President and Chief Executive Officer, Calvin Klein, has been with us for over 13 years (including his tenure with Calvin Klein prior to the acquisition). In addition, the other 21 members of our senior management team have an average of over 16 years with PVH (including, in two cases, tenure with a business we acquired).

Business Strategy

We intend to capitalize on the significant opportunities presented by the acquisition of Tommy Hilfiger, as well as continue to focus on growing Calvin Klein and increasing the revenue and profitability of our heritage business through the execution of the following strategies:

Tommy Hilfiger

Continue to grow the European business.  The European business has achieved a compound annual growth rate of approximately 21% over the last three years ended March 31, 2009. In the year ended March 31, 2009, the European business represented approximately 49% of Tommy Hilfiger’s revenues. We believe that there is significant potential for further expansion in Europe. Among other initiatives, our strategies for the European market include:

•	We intend to grow the business in product categories that we believe are currently underdeveloped in Europe, such as pants, outerwear, underwear and accessories, as well as the womenswear collection;

•	We will seek to increase the Tommy Hilfiger brand’s presence in under-penetrated markets where we believe there is growth potential, such as Italy, France, the United Kingdom, Scandinavia and Central and Eastern Europe, through both our own retail expansion and increased wholesale sales, which will be supported with increased advertising and marketing activities; and

•	We will continue to increase Tommy Hilfiger’s overall presence in Europe through the expansion of specialty and outlet retail stores.

Grow and continue to strengthen the North American business.  Tommy Hilfiger commenced a strategic alliance with Macy’s, Inc. providing for exclusive wholesale distribution in the United States of most men’s, women’s, women’s plus-size and children’s sportswear beginning with the Fall 2008 season and in 2009 discontinued its Canadian wholesale business and integrated its Canadian and United States retail businesses. We believe that these initiatives have strengthened the businesses and positioned them for future growth. We intend to achieve this growth by:

•	Expanding the strategic alliance with Macy’s by leveraging our logistics capabilities and “preferred vendor” relationship with Macy’s and adding product categories to the merchandise assortments, increasing and enhancing the locations of “shop-in-shop” stores in high-volume Macy’s stores and featuring Tommy Hilfiger products in Macy’s marketing campaigns;

•	Continuing to develop the retail businesses by increasing the overall number of stores in the United States and Canada; and

•	Expanding product offerings by Tommy Hilfiger and its licensees in both the retail and wholesale channels.

Expansion of Opportunities Outside of Europe and North America.  Tommy Hilfiger operates a retail business in Japan, has announced plans to assume control of its licensee’s business in China and operates elsewhere in Asia-Pacific and in Central and South America through licensees, franchisees and distributors. These businesses have grown consistently over the last few years.

Japan.  We intend to capitalize on opportunities to grow the Tommy Hilfiger business in Japan by continuing to open new stores and introducing regional sizing, the Hilfiger Denim line and childrenswear, underwear and tailored product offerings, as well as other initiatives targeted at local market needs.

China.  Tommy Hilfiger has announced an agreement to assume control over its licensee’s business in China in March 2011. This acquisition will put us in a better position to support the development and expansion of the business in this important market where we believe there are many opportunities for growth. We have agreed with Apax to license the China business to a company jointly owned by us and Apax, but largely controlled by Apax, and to potentially bring on a joint venture partner to operate the business in China.

Licensing.  We intend to continue a balanced strategy, acquiring licensees, distributors and franchisees where we believe we can achieve greater scale and success compared to our partners, while at the same time licensing businesses for product categories and markets when we believe experienced and/or local partners provide the best opportunity for success. Tommy Hilfiger has been increasing marketing and product support to licensees in high-growth markets through seasonal sales events at the beginning of each new season in order to help build and grow the business in these markets.

Further Penetrate e-Commerce Channel.  In September 2009, Tommy Hilfiger re-launched its e-commerce business using a new platform in selected European countries and North America. We will seek to improve the online capabilities and functions of the e-commerce sites to improve the shopping experience and attract additional business. Tommy Hilfiger has recently engaged a new back office service provider with significant experience in e-commerce operations to develop the opportunity offered by this business.

Realize Identified Cost Synergy Opportunities.  While we intend to keep much of the European operations, design divisions and marketing and advertising functions intact, we believe the acquisition will create significant opportunities to reduce overhead and back office expenses. We currently expect to achieve approximately $40 million in annual cost savings through synergies, principally with respect to Tommy Hilfiger’s North American operations, as well as certain corporate functions, which are expected to be realized in full by the end of the third year after the acquisition.

Calvin Klein

We acquired Calvin Klein because of the significant growth opportunities presented by the Calvin Klein brands. The tiered-brand strategy we created for the Calvin Klein brands established a strategic brand architecture to guide the global brand growth and development of all three brand tiers by differentiating each of the Calvin Klein brands with distinct marketing identities, positioning and channels. Additionally, branding product across three tiers allows flexibility from market to market to build businesses that address the differences between markets. We have approximately 55 licensing and other arrangements across the three Calvin Klein brands. These arrangements grant rights to produce products over a broad range of categories and, in certain cases, also grant rights to open retail stores in countries outside of the United States.

•	Calvin Klein Collection. The principal growth opportunity for our “halo” brand is to broaden the current distribution through the continued opening of freestanding stores operated throughout the world by our experienced retail partners, as well as through expanded distribution by our wholesale collection business within premier department stores and specialty stores in both the United States and overseas. We acquired CMI, the licensee of the men’s and women’s high-end collection apparel and accessories businesses, in January 2008. We believe this acquisition gives us greater control over the Calvin Klein Collection businesses and, thereby, enhances our ability to maximize the halo benefit provided by this brand.

•	ck Calvin Klein. Our “bridge” brand, ck Calvin Klein, provides significant growth opportunities, particularly in Europe and Asia, where apparel and accessories are more traditionally sold in the upper-moderate to upper “bridge” price range. We have entered into several licenses since we acquired Calvin Klein, adding to the pre-existing licensed apparel and accessories lines. Specific growth opportunities include:

•	Broadening distribution of apparel and accessories through continued expansion in key markets such as Southeast Asia, China and Japan, as well as Europe and the Middle East. ck Calvin Klein apparel and accessories were available in Europe, Asia and Japan, as well as in approximately 60 freestanding ck Calvin Klein stores in Asia-Pacific (excluding Japan), Europe and the Middle East at the end of 2009. We currently expect that additional freestanding ck Calvin Klein stores will be opened by licensees by the end of 2010;

•	Expansion of the watch and jewelry lines worldwide; and

•	Introduction of additional ck Calvin Klein fragrances, which have contributed to the growth of the ck Calvin Klein brand globally.

•	Calvin Klein. We believe that the Calvin Klein white label “better” brand presents the largest growth opportunity, particularly in the United States, Canada and Mexico. Growth opportunities for this brand include:

•	Continued expansion of our men’s sportswear business, which was first launched for Fall 2004 in the United States;

•	Continued development of the licensed lines of men’s and women’s footwear, handbags, women’s sportswear, women’s suits, dresses, women’s swimwear and men’s outerwear;

•	Introduction and growth of new fragrance offerings and brand extensions, such as the men’s and women’s ckIN2U (Spring 2007), Calvin Klein MAN (Fall 2007), Secret Obsession (Fall 2008) and ckFree (Fall 2009) fragrances;

•	Introduction and growth of new underwear brand extensions, such as the men’s and women’s Steel (Fall 2007), men’s and women’s Black & White (Spring 2009), and the women’s Seductive Comfort (Fall 2008) lines;

•	Introduction and growth of new jeanswear extensions, such as the men’s and women’s Body (Fall 2009) lines; and

•	Pursuit of additional licensing opportunities for new product lines, such as the introduction of a women’s performance line (Spring 2008) and two furniture lines, Calvin Klein Home (January 2009) and The Curator Collection By Calvin Klein Home (Fall 2009).

Heritage Business

•	Continue to grow sportswear. We have a leading position in the United States in men’s sportswear and have continued to penetrate the sportswear market with additional products and product lines. We have built IZOD into a year-round lifestyle brand from its traditional knit sport shirt origins by adding new product offerings, such as pants, sweaters and outerwear, and new lines of apparel, including golf and jeanswear. As a result, IZOD has become a leader on the main floor of department stores in the United States. In 2007, we expanded our wholesale sportswear offerings through our assumption of the IZOD women’s sportswear collection, which was previously a licensed business. We offered our first collection of men’s Timberland sportswear for Fall 2008, assuming the line from our licensor, The Timberland Company, and since then have grown distribution in department and specialty store doors in the United States from 330 to 1,300 in 2009.

•	Continue to strengthen the competitive position and image of our current brand portfolio. We intend for each of our brands to be a leader in its respective market segment, with strong consumer awareness and loyalty. We believe that our brands are successful because we have positioned each one to target distinct consumer demographics and tastes. We will continue to design and market our branded products to complement each other, satisfy lifestyle needs, emphasize product features important to our target consumers and increase consumer loyalty. We will seek to increase our market share in our businesses by expanding our presence through product extensions and increased floor space. We are also committed to investing in our brands through advertising and other means to maintain strong customer recognition of our brands.

•	Continue to build our brand portfolio through acquisition and licensing opportunities. While we believe we have an attractive and diverse portfolio of brands with growth potential, we will also continue to explore acquisitions of companies or trademarks and licensing opportunities that we believe are additive to our overall business, such as is the case with the acquisition of Tommy Hilfiger. New license opportunities allow us to fill new product and brand portfolio needs. We take a disciplined approach to acquisitions, seeking brands with broad consumer recognition that we can grow profitably and expand by leveraging our infrastructure and core competencies and, where appropriate, by extending the brand through licensing.

•	Pursue international growth. We intend to expand the international distribution of our brands. To date, we have done so principally through licensing. Following the Tommy Hilfiger acquisition, we also intend to do so through exploring opportunities to develop larger European businesses for our heritage brands under the leadership of the Tommy Hilfiger European management team. As of March 31, 2010, we had approximately 50 license agreements covering approximately 150 territories outside of the United States, to use our heritage brands in numerous product categories, including apparel, accessories, footwear, soft home goods and fragrances. We also conduct international business directly. We expanded our wholesale operations in 2007 and again in 2008 to include sales of certain dress furnishings and sportswear products to department and specialty stores throughout Canada and dress shirts in parts of Europe. We believe that our strong brand portfolio and broad product offerings enable us to seek additional growth opportunities in geographic areas where we believe we are underpenetrated, such as Europe and Asia.

Tommy Hilfiger Acquisition

On March 15, 2010, we entered into a definitive agreement to acquire Tommy Hilfiger, which is controlled by funds affiliated with Apax Partners, L.P., for total consideration of €2.2 billion, plus the assumption of €100 million in liabilities. The consideration includes €1.924 billion in cash and €276 million in shares of our common stock (which, assuming a United States Dollar-Euro exchange rate of $1.3339 to one Euro on April 22, 2010 and the formula in the purchase agreement, would constitute approximately 8.4 million shares of our common stock). The closing of the transaction is subject to the receipt of financing and other customary conditions, including the receipt of required regulatory approvals. There can be no assurance that we will complete the acquisition of Tommy Hilfiger.

Financing for Acquisition

We intend to finance part of the €1.924 billion cash portion of the acquisition and repurchase and redeem our $150 million of senior notes due 2011 and $150 million of senior notes due 2013 through a combination of cash on hand, this offering of common stock, expected initial borrowings of approximately $1.9 billion under a new senior secured credit facility, and the sale of $200 million of Series A perpetual convertible preferred stock, which will be sold to affiliates of LNK Partners, L.P. and MSD Brand Investments, LLC, private investment firms, which we refer to as LNK and MSD, respectively. The Series A preferred stock has no coupon and a liquidation preference equal to the face amount ($25,000 per share). The Series A preferred stock will receive dividends equal to the dividends payable on the number of shares of our common stock into which the Series A preferred stock is convertible. We also intend to issue €276 million in shares of our common stock directly to Apax and the other Tommy Hilfiger selling shareholders.

We also intend to finance part of the cash portion of the consideration for the acquisition with the net proceeds of the sale of $600 million aggregate principal amount of 7 3/8% senior unsecured notes due 2020 in an underwritten public offering.* The offering of senior notes will close concurrently with, and is conditioned upon, the consummation of the acquisition of Tommy Hilfiger.

This offering of common stock is not conditioned upon the consummation of our acquisition of Tommy Hilfiger. If we do not complete the acquisition of Tommy Hilfiger, we will have broad discretion over the use of proceeds from this offering. The acquisition of Tommy Hilfiger is expected to close during our second quarter of 2010. If the transaction does not close due to the failure to obtain financing or certain other conditions, we have agreed to pay a fee of €69 million to the selling shareholders of Tommy Hilfiger.

*	Reflects the pricing of our offering of 7 3/8% senior notes due 2020, which occurred on April 23, 2010.

The estimated sources and uses of the funds for the Tommy Hilfiger acquisition, including with respect to the proceeds of this offering, are shown in the table below. Actual amounts will vary from estimated amounts depending on several factors, including (i) the amount of net proceeds that we receive from this offering of common stock, (ii) the amount of net proceeds that we receive from the offering of senior notes and (iii) changes in Tommy Hilfiger’s net working capital and (iv) the actual exchange rate at time of closing. For additional detail, see “Description of the Tommy Hilfiger Acquisition.”

Sources		Uses
($ in millions)

Available cash (1)	$247	Tommy Hilfiger consideration (7)	$3,115
New senior secured credit facility (2)	1,900	Repurchase or redemption of existing notes	300
Senior notes offering (3)	600	Integration and other costs (8)	90
Stock issued to Apax and selling shareholders (4)	374	Estimated acquisition fees and expenses (9)	149
Preferred stock issued (5)	200
Common stock offered hereby (6)	333

Total	$3,654	Total	$3,654

(1)	Reflects excess cash to be used to fund the acquisition of Tommy Hilfiger after giving effect to proceeds from the senior notes offering, as well as the other proposed financings to fund the acquisition.

(2)	We will enter into a new senior secured credit facility in aggregate principal amount of $2.35 billion (including an undrawn revolving credit facility with a total commitment of $450 million), consisting of a United States Dollar-denominated facility and a Euro-denominated facility. See “Description of Indebtedness.”

(3)	Reflects the pricing of our offering of 7 3/8% senior notes due 2020, which occurred on April 23, 2010.

(4)	Pursuant to the Tommy Hilfiger purchase agreement, we will issue €276 million of our common stock directly to Apax and the other selling shareholders of Tommy Hilfiger. Assuming a United States Dollar-Euro exchange rate of $1.3339 to one Euro and in accordance with the formula in the purchase agreement this issuance would constitute approximately 8.4 million shares of our common stock, or approximately 13% of our pro forma outstanding shares.

(5)	We will sell $200 million of Series A preferred stock to LNK and MSD, which is convertible into approximately 4.2 million shares, or approximately 6% of our pro forma outstanding shares.

(6)	Excludes an additional 750,000 shares of common stock to cover over-allotments.

(7)	Consists of €1.924 billion in cash, €276 million in shares of our common stock and the assumption of approximately €100 million of Tommy Hilfiger’s liabilities. Assumes €650 million of the cash consideration is converted at the exchange rate of $1.4057 to one Euro to reflect hedges in place, assuming the acquisition closes during the week of May 3, 2010, and €1,650 million is converted at the exchange rate on April 22, 2010 of $1.3339 to one Euro.

(8)	Includes cash integration costs relating to severance, real estate related costs, IT and equipment, as well as other costs and expenses associated with the acquisition.

(9)	Reflects our estimate of fees and expenses associated with the acquisition, including financing fees, transaction fees and other transaction costs and professional fees.

Our Corporate Information

We were incorporated in the State of Delaware in 1976 as the successor to a business begun in 1881. Our footwear business is the successor to G.H. Bass & Co., a business begun in 1876, our Arrow business is the successor to the original Cluett, Peabody & Co., a business begun in 1851, and our neckwear business is the successor to a business begun in 1873. Our principal executive offices are located at 200 Madison Avenue, New York, New York 10016; our telephone number is 212-381-3500.

Recent Developments

Although neither our interim financial statements for the 13 weeks ended May 2, 2010 nor Tommy Hilfiger’s financial statements for the fiscal year ended March 31, 2010 are currently available, the following information reflects our and Tommy Hilfiger’s separate preliminary results. The preliminary results have been prepared by, and are the responsibility of, PVH and Tommy Hilfiger management. Ernst & Young LLP and PricewaterhouseCoopers Accountants N.V. have not audited, reviewed, compiled or performed any procedures with respect to the accompanying preliminary results. Accordingly, Ernst & Young LLP and PricewaterhouseCoopers Accountants N.V. do not express an opinion or any other form of assurance with respect thereto. The information for the periods presented is unaudited and has been presented on the same basis as presented in the respective audited financial statements incorporated by reference in this prospectus supplement.

These amounts reflect the current best estimates and may be revised as a result of further review of the results. During the course of the preparation of the respective financial statements and related notes, additional items that would require material adjustments to be made to the preliminary financial information presented below may be identified. This data should be read in conjunction with the financial statements incorporated by reference in this prospectus supplement. These results may not be indicative of results to be expected for any future period.

There can be no assurance that these estimates will be realized, and estimates are subject to risks and uncertainties, many of which are not within our control. See “Risk Factors” and “Cautionary Statement Concerning Forward Looking Statements.”

The following assumes that our acquisition of Tommy Hilfiger is not consummated and that we continue on a standalone basis. We will incur certain transaction expenses, principally during the first quarter of 2010, relating to the acquisition. These expenses are included in our GAAP guidance, but excluded from our non-GAAP guidance. We estimate revenue for the first quarter of 2010 to be in the range of approximately $605 million to $610 million, an increase of approximately 9% from the prior year’s first quarter. For the full year 2010, we estimate revenue to be in the range of $2.49 billion to $2.51 billion, an increase of approximately 4% to 5% from the prior year. For the first quarter of 2010, we estimate that non-GAAP earnings per share will be $0.80. This compares to non-GAAP earnings per share in the prior year’s first quarter of $0.53. GAAP earnings per share is estimated to be $0.11 in the first quarter of 2010, as compared to $0.48 in the prior year’s first quarter. Non-GAAP earnings per share for the full year 2010 is currently projected to be in the range of $3.25 to $3.33. This represents an increase of approximately 15% to 18% over full year 2009 on a non-GAAP basis. On a GAAP basis, earnings per share for the full year 2010 is currently expected to be in the range of $2.56 to $2.64, or a decrease of approximately 14% to 17% as compared to the prior year.

We believe that excluding (x) the costs incurred in connection with our restructuring initiatives announced in the fourth quarter of 2008 and the net tax benefit related principally to the lapse of the statute of limitations with respect to certain previously unrecognized tax positions from the presentation of our 2009 non-GAAP earnings per share, and (y) the estimated one-time costs related to our acquisition of Tommy Hilfiger from the presentation of our estimated 2010 non-GAAP earnings per share, provides useful additional information to investors. We believe that the exclusion of such amounts facilitates comparing current results against past and future results by eliminating amounts that we believe are not comparable between periods, thereby permitting us to evaluate performance and investors to make decisions based on our ongoing operations. We believe that investors often look at ongoing operations of an enterprise as a measure of assessing performance. We have provided the reconciliations set forth below to present our earnings per share on a GAAP basis and excluding these amounts. We use our results excluding these amounts to evaluate our operating performance and to discuss our business with investment institutions, our Board of Directors and others. Our earnings per share amounts excluding the costs associated with our restructuring initiatives are also the basis for certain incentive compensation calculations. Taxes are estimated on our taxable restructuring and other costs at our normalized tax rate before discrete items.

	2009	2010
First Quarter Earnings Per Share	(Actual)	(Estimated)

GAAP earnings per share	$0.48	$0.11
Estimated per share impact of costs related to our acquisition of Tommy Hilfiger that will be incurred regardless of whether the acquisition is consummated (pre-tax costs of $60.0 million, or $37.2 million after taxes of $22.8 million)		$0.69
Per share impact of restructuring initiatives (pre-tax charges of $4.7 million, or $2.9 million after taxes of $1.8 million)	$0.05
Earnings per share excluding the impact of above items	$0.53	$0.80

	2009	2010
Full Year Earnings Per Share	(Actual)	(Estimated)

GAAP earnings per share	$3.08	$2.56 - $2.64
Estimated per share impact of costs related to our acquisition of Tommy Hilfiger that will be incurred regardless of whether the acquisition is consummated (pre-tax costs of $60.0 million, or $37.2 million after taxes of $22.8 million)		$0.69
Per share impact of (i) restructuring initiatives (pre-tax charges of $25.9 million, or $16.1 million after taxes of $9.8 million) and (ii) the net tax benefit of $29.6 million related principally to the lapse of the statute of limitations with respect to certain previously unrecognized tax positions (total net income of $13.5 million after-tax)	$(0.25)
Earnings per share excluding the impact of above items	$2.83	$3.25 - $3.33

Tommy Hilfiger expects net revenue to be in the range of approximately €1,640 million to €1,660 million for the fiscal year ended March 31, 2010, as compared to revenue of €1,612 million for the fiscal year ended March 31, 2009.

Tender Offers and Consent Solicitations

On April 7, 2010, we commenced cash tender offers for our $150 million aggregate principal amount of 7 1/4% senior notes due 2011 and our $150 million aggregate principal amount of 8 1/8% senior notes due 2013. In connection with the tender offers, we solicited consents to certain proposed amendments to the indentures governing these outstanding senior notes, which would result in the removal of substantially all of the restrictive covenants and certain events of default relating to these senior notes. As of April 20, 2010, we had received the requisite consents. The tender offers are, and the consent solicitations were, being made pursuant to the Offer to Purchase and Consent Solicitation Statement dated April 7, 2010, and a related Consent and Letter of Transmittal, which more fully set forth the terms and conditions of the tender offers and consent solicitations.

The tender offers will expire at midnight, New York City time, on May 4, 2010, unless terminated or extended. Our obligation to purchase validly tendered 7 1/4% senior notes due 2011 and 8 1/8% senior notes due 2013 is also conditioned upon, among other things, the consummation of the offering of our senior notes due 2020 and the satisfaction of the conditions to the Tommy Hilfiger acquisition. If any of the senior notes are not tendered to us in the tender offers, we currently intend to use a portion of the net proceeds of the offering of senior notes to redeem the untendered notes, although we are under no obligation to do so. Nothing in this prospectus supplement should be construed as an offer to purchase any of our currently outstanding senior notes, as our tender offers and consent solicitations were made solely to recipients of our Offer to Purchase and Consent Solicitation Statement on the terms and subject to the conditions set forth therein. Barclays Capital Inc. is acting as dealer manager and solicitation agent for the tender offers and consent solicitations.

The Offering

In this section “The Offering,” “PVH,” the “Company,” “we,” “our,” or “us” refer only to Phillips-Van Heusen Corporation and not to any of its subsidiaries.

Common stock	5,000,000 shares

Underwriter’s option to purchase additional shares	We have granted the underwriters a 30-day option to purchase up to an additional 750,000 shares of common stock to cover overallotments, if any.

Common stock outstanding after this offering	57,177,726 shares (1)

Use of proceeds	We intend to use the net proceeds of this offering to partially fund the Tommy Hilfiger acquisition, including any related fees and expenses. If we do not complete the Tommy Hilfiger acquisition, we intend to use the proceeds for general corporate purposes and for fees and expenses related to the Tommy Hilfiger transaction that are payable whether or not the acquisition is consummated.

Risk Factors	Investing in our common stock involves substantial risks. You should carefully consider the risk factors set forth under the caption “Risk Factors” and the other information in this prospectus supplement and the documents incorporated by reference prior to making an investment decision.

NYSE Symbol	PVH

(1)	The number of shares of our common stock outstanding immediately after this offering is based on the number of shares of common stock outstanding as of April 22, 2010. This number does not include:

•	an aggregate of 4,330,061 shares issuable upon exercise of outstanding stock options and upon vesting of restricted stock units and performance shares under our stock option plans, approximately 2,600,000 shares issuable under stock options exercisable, and approximately 50,000 shares of restricted stock which will vest, within 60 days of April 22, 2010;

•	4,608,992 shares available for future issuance under our 2006 stock incentive plan;

•	an aggregate of 320,000 shares issuable upon exercise of a warrant initially issued to Mr. Calvin Klein in connection with our acquisition of Calvin Klein;

•	an aggregate of approximately 8.4 million shares to be issued to former shareholders of Tommy Hilfiger in connection with the closing of the Tommy Hilfiger acquisition, assuming a United States Dollar-Euro exchange rate of $1.3339 to one Euro, based on the last reported sales price of our common stock on the New York Stock Exchange and in accordance with the formula in the purchase agreement (see “Description of the Tommy Hilfiger Acquisition — Purchase Agreement” below); and

•	an aggregate of 4,189,359 shares issuable upon the conversion of shares of Series A preferred stock to be sold to affiliates of LNK Partners, L.P. and MSD Capital, L.P. pursuant to the terms of their respective securities purchase agreements (see “Description of the Tommy Hilfiger Acquisition — LNK Purchase Agreement” and “Description of the Tommy Hilfiger Acquisition — MSD Purchase Agreement” below).

Unless otherwise indicated, this prospectus supplement assumes that the underwriters will not exercise their option to purchase up to an additional 750,000 shares of our common stock to cover overallotments, if any.

Summary Consolidated Historical and Unaudited Pro Forma Consolidated Financial Information

PVH

The following table sets forth a summary of our historical financial information and unaudited pro forma consolidated financial information as at and for the periods presented. Because the information below is a summary, you should read the following information in conjunction with the information contained under the captions “Risk Factors” contained herein and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the notes thereto included in our Annual Report on Form 10-K for the year ended January 31, 2010, which is incorporated by reference in this prospectus supplement.

Set forth below is our summary historical financial information for each of our fiscal years ended January 29, 2006, February 4, 2007, February 3, 2008, February 1, 2009 and January 31, 2010. Our fiscal years are based on the 52-53 week period ending on the Sunday closest to February 1 and are designated by the calendar year in which the fiscal year commences. References to a year are to our fiscal year, unless the context requires otherwise. Our 2009 year commenced on February 2, 2009 and ended on January 31, 2010; 2008 commenced on February 4, 2008 and ended on February 1, 2009; 2007 commenced on February 5, 2007 and ended on February 3, 2008; 2006 commenced on January 30, 2006 and ended on February 4, 2007; 2005 commenced on January 31, 2005 and ended on January 29, 2006.

We have derived the historical financial information for and as of the end of our 2007, 2008 and 2009 years from our audited consolidated financial statements contained in our Annual Report on Form 10-K for the year ended January 31, 2010, which is incorporated by reference in this prospectus supplement. We have derived the historical financial information for and as of the end of our 2005 and 2006 fiscal years from our audited consolidated financial statements, which are not incorporated by reference in this prospectus supplement.

The unaudited pro forma consolidated financial information for the year ended January 31, 2010, gives effect to: the consummation of our acquisition of Tommy Hilfiger, including the issuance of the common stock offered hereby, the issuance of our 7 3/8% senior notes due 2020 in a public offering,* the entry into a new senior secured credit facility and the borrowings thereunder, the issuance of shares of our Series A preferred stock in a private placement, and the extinguishment of a portion of our existing debt. The unaudited pro forma consolidated income statement gives effect to these events as if the transaction had occurred on February 2, 2009. The unaudited pro forma consolidated balance sheet gives effect to these events as if the transaction had occurred on January 31, 2010.

The summary unaudited pro forma consolidated financial information included below is derived from our historical financial statements and those of Tommy Hilfiger and is based on certain assumptions that we believe to be reasonable, which are described in the section entitled “Unaudited Pro Forma Consolidated Financial Information” herein. We have not performed a complete and thorough valuation analysis necessary to determine the fair market values of all of the Tommy Hilfiger assets to be acquired and liabilities to be assumed and the unaudited pro forma consolidated financial information does not include adjustments to reflect any matters not directly attributable to implementing the acquisition. Accordingly, the summary does not purport to represent what our results of operations or financial position actually would have been if the acquisition had occurred at any date, and such information does not purport to project the results of operations for any future period.

* Reflects the pricing of our offering of 7 3/8% senior notes due 2020, which occurred on April 23, 2010.

	Fiscal Year										Pro Forma
	2005(1)		2006(2)		2007		2008(3)		2009(4)		2009
	($ in thousands, except per share data and ratios)										(Unaudited)

Income Statement Data:
Total revenue	$1,908,848		$2,090,648		$2,425,175		$2,491,935		$2,398,731		$4,680,832
Cost of goods sold	1,017,793		1,060,784		1,234,188		1,291,267		1,216,128		2,299,430

Gross profit	891,055		1,029,864		1,190,987		1,200,668		1,182,603		2,381,402
Selling, general and administrative expenses	684,209		796,601		882,492		1,028,784		938,791		2,061,318
Gain on sale of investments, net	—		32,043		3,335		1,864		—		—

Income before interest and taxes	206,846		265,306		311,830		173,748		243,812		320,084
Interest expense	34,390		34,272		33,753		33,639		33,524		159,376
Interest income	(5,813)		(17,399)		(16,744)		(6,195)		(1,295)		(2,445)
Income tax expense	66,581		93,204		111,502		54,533		49,673		45,661

Net income	$111,688		$155,229		$183,319		$91,771		$161,910		$117,492
Preferred stock dividends on convertible stock	12,918		—		—		—		—		—
Preferred stock dividends on converted stock	2,051		3,230		—		—		—		—
Inducement payments and offering costs	14,205		10,948		—		—		—		—

Net income available to common stockholders	$82,514		$141,051		$183,319		$91,771		$161,910		$117,492

Net income per common share — basic	$2.15		$2.71		$3.29		$1.78		$3.14		$1.71

Net income per common share — diluted	$1.85		$2.64		$3.21		$1.76		$3.08		$1.68

Balance Sheet Data (end of period):
Cash and cash equivalents	$267,357		$366,099		$269,914		$328,167		$480,882		$386,486
Working capital(5)	439,032		501,837		476,071		515,191		632,002		724,282
Total assets	1,765,048		2,013,345		2,172,394		2,200,184		2,339,679		6,819,516
Total debt	399,525		399,538		399,552		399,567		399,584		2,592,584
Convertible redeemable preferred stock	161,926		—		—		—		—		—
Preferred Stock	—		—		—		—		—		200,000
Stockholders’ equity	610,662		942,157		956,283		998,795		1,168,553		2,008,381

Cash Flow and Other Data:
Depreciation and amortization	$35,481		$37,902		$46,590		$55,366		$49,889
EBITDA(6)	242,327		303,208		358,420		229,114		293,701
Adjusted EBITDA(6)	242,327		292,994		358,420		328,441		319,598
Capital expenditures	37,443		46,161		94,749		88,141		23,856
Cash flows provided by operating activities	189,385		251,259		219,335		238,747		214,452
Cash flows used in investing activities	(63,886)		(154,177)		(125,599)		(176,684)		(62,873)
Cash flows (used in) provided by financing activities	17,744		1,660		(189,921)		(3,810)		1,136
Cash dividends declared per common share	0.15		0.15		0.15		0.15		0.15
Ratio of earnings to fixed charges(7)	3.6	x	4.6	x	4.9	x	2.8	x	3.6	x	1.6	x

(1)	2005 includes an inducement payment of $12,853 and offering costs totaling $1,352 incurred by us in connection with the voluntary conversion by the holders of our Series B convertible preferred stock of a portion of such stock into shares of our common stock and the subsequent sale of such shares by the holders. The inducement payment and offering costs resulted in a reduction of net income available to common stockholders for purposes of calculating diluted net income per common share.

(2)	2006 includes (a) a pre-tax gain of $32,043 associated with the sale by one of our subsidiaries on January 31, 2006 of minority interests in certain entities that operate various licensed Calvin Klein jeans and sportswear businesses in Europe and Asia; (b) pre-tax costs of $10,535 resulting from the departure in February 2006 of our former chief executive officer; (c) pre-tax costs of $11,294 associated with closing our apparel manufacturing facility in Ozark, Alabama in May 2006; and (d) an inducement payment of $10,178 and offering costs totaling $770 incurred by us in connection with the voluntary conversion by the holders of our Series B convertible preferred stock of a portion of such stock into shares of our common stock and the subsequent sale of a portion of such shares by the holders. The inducement payment and offering costs resulted in a reduction of net income available to common stockholders for purposes of calculating diluted net income per common share. 2006 includes 53 weeks of operations.

(3)	2008 includes (a) fixed asset impairment charges of $60,082 for approximately 200 of our retail stores; (b) pre-tax costs of $21,578 associated with our restructuring initiatives announced in the fourth quarter of 2008, including the shutdown of domestic production of machine-made neckwear, a realignment of our global sourcing organization, reductions in warehousing capacity and other initiatives to reduce corporate and administrative expenses; and (c) pre-tax costs of $17,667 associated with the operations and closing of our Geoffrey Beene outlet retail division.

(4)	2009 includes (a) pre-tax costs of $25,897 associated with our restructuring initiatives announced in the fourth quarter of 2008, including the shutdown of domestic production of machine-made neckwear, a realignment of our global sourcing organization, reductions in warehousing capacity, lease termination fees for the majority of our Calvin Klein specialty retail stores and other initiatives to reduce corporate and administrative expenses, and (b) a net tax benefit of $29,619 related principally to the lapse of the statute of limitations with respect to certain previously unrecognized tax positions.

(5)	Working capital is defined as current assets less current liabilities.

(6)	Adjusted EBITDA is defined as EBITDA, as further adjusted to exclude certain restructuring and other items as referenced in footnotes 2 through 4 above. EBITDA and adjusted EBITDA are presented because, when considered in conjunction with related GAAP financial measures, we believe they are useful to investors since they (a) provide investors with a financial measure on which management bases financial, operational, compensation and planning decisions, (b) are measures that will be important with respect to our compliance with the covenants in our new debt facilities into which we anticipate entering in connection with the acquisition and (c) assist investors and analysts in evaluating our performance, including evaluation across reporting periods on a consistent basis, by excluding items that we do not believe are indicative of our core operating performance. EBITDA and adjusted EBITDA, however, are not measures of financial performance under GAAP, have not been audited and should not be considered alternatives to, or equally or more meaningful than, net income as a measure of operating performance or cash flow as a measure of liquidity. Since EBITDA and adjusted EBITDA are not measures determined in accordance with GAAP and thus are susceptible to varying interpretations and calculations, EBITDA and adjusted EBITDA may not be comparable to similarly titled measures used by other companies. EBITDA and adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation from, or as a substitute for analysis of, financial information prepared in accordance with GAAP. Net income in accordance with generally accepted accounting principles is reconciled to EBITDA and adjusted EBITDA as follows (footnotes (1) through (4) above apply to the applicable periods in the following table):

	Fiscal Year
	2005	2006	2007	2008	2009
	($ in thousands)

Net income	$111,688	$155,229	$183,319	$91,771	$161,910
Income tax expense	66,581	93,204	111,502	54,533	49,673
Interest expense	34,390	34,272	33,753	33,639	33,524
Interest income	(5,813)	(17,399)	(16,744)	(6,195)	(1,295)
Depreciation and amortization	35,481	37,902	46,590	55,366	49,889

EBITDA	$242,327	$303,208	$358,420	$229,114	$293,701

Restructuring and other items (Notes 2-4)	—	(10,214)	—	99,327	25,897

Adjusted EBITDA	$242,327	$292,994	$358,420	$328,441	$319,598

(7)	The ratio of earnings to fixed charges is computed by dividing fixed charges into earnings before income taxes plus fixed charges. Fixed charges consist of interest expense and the estimated interest component of rent expense. The pro forma ratio reflects the acquisition of Tommy Hilfiger and the incurrence and repayment of debt in connection therewith.

Tommy Hilfiger

Unless otherwise indicated, Tommy Hilfiger’s financial information contained in this prospectus supplement has been prepared in accordance with IFRS applicable at the first day of the relevant financial period. IFRS differs in certain significant respects from GAAP.

Because the information below is a summary, you should read the following information in conjunction with the audited special purpose consolidated financial statements of Tommy Hilfiger for the year ended March 31, 2009 and for the year ended March 31, 2008, and the notes relating thereto, contained in the Company’s Current Report on Form 8-K filed with the SEC on April 13, 2010, and the unaudited special purpose consolidated interim financial statements of Tommy Hilfiger for the nine months ended December 31, 2008 and December 31, 2009 and the notes relating thereto, contained in the Company’s Current Report on Form 8-K filed with the SEC on April 13, 2010, which is incorporated by reference in this prospectus supplement.

	Fiscal Year Ended March 31,			Nine Months Ended December 31,
	2007(1)	2008	2009	2008	2009
			(€ in thousands)	(unaudited)	(unaudited)

Income Statement Data:
Revenue	€1,197,247	€1,369,377	€1,612,304	€1,149,838	€1,178,937
Cost of goods sold	570,322	558,461	710,913	490,775	521,225

Gross margin	626,925	810,916	901,391	659,063	657,712
Distribution and selling costs	238,955	315,552	362,296	326,474	333,207
Administrative expenses	188,746	236,629	300,308	137,110	145,248
Other expenses	78,014	29,083	14,457	23,291	12,311
Depreciation, amortization and impairment expenses	90,214	59,941	105,497	50,186	75,928

Operating result	30,996	169,711	118,833	122,002	91,018
Finance costs, net	157,270	153,085	80,096	56,810	78,916

Result before tax	(126,274)	16,626	38,737	65,192	12,102
Income tax	(57,204)	26,978	14,419	24,264	4,249

Result for period (net income)	€(69,070)	€(10,352)	€24,318	€40,928	€7,853

Balance Sheet Data (at end of period):
Cash, cash equivalents and bank overdrafts	€136,627	€74,752	€139,845	€144,520	€236,559
Working capital(2)	211,866	159,840	202,758	183,932	244,702
Total assets	1,418,846	1,494,735	1,725,423	1,624,960	1,599,522
Total debt	694,267	576,116	625,764	606,734	549,851
Total equity, including shareholder loan	333,191	393,381	473,888	462,544	528,711

Cash Flow and Other Data:
Depreciation, amortization and impairment expenses	€90,214	€59,941	€105,497	€50,186	€75,928
EBITDA(3)-(8)	121,210	229,652	224,330	172,188	166,946
Adjusted EBITDA(3)-(8)	222,592	283,132	265,303	195,024	188,388
Capital expenditures	76,952	63,628	103,641	76,294	42,293
Net cash from/(used in) operating activities	69,217	199,207	252,476	226,671	254,583
Net cash from/(used in) investing activities	(580,720)	(100,148)	(158,740)	(126,841)	(56,576)
Net cash from/(used in) financing activities	642,835	(141,272)	(34,924)	(23,950)	(97,045)

(1)	Tommy Hilfiger was acquired by management and Apax in 2006 and, as a consequence, the fiscal year ended March 31, 2007 consists of only 46 weeks and includes significant non-recurring expenses, as discussed below.

(2)	Working capital is defined as current assets less current liabilities.

(3)	Adjusted EBITDA is defined as EBITDA, as further adjusted to exclude certain restructuring and other items as referenced in notes (4)-(8) below. We present EBITDA and adjusted EBITDA because, when considered in conjunction with related IFRS financial measures, we believe they are useful to investors since they (i) provide investors with a financial measure on which Tommy Hilfiger management bases financial, operational, compensation and planning decisions, (ii) are measures that will be important with respect to our compliance with the covenants in our new debt facilities into which we anticipate entering in connection with the acquisition and (iii) assist investors and analysts in evaluating Tommy Hilfiger’s performance, including evaluation across reporting periods on a consistent basis, by excluding items that Tommy Hilfiger does not believe are indicative of its core operating performance. EBITDA and adjusted EBITDA, however, are not measures of financial performance under IFRS, have not been audited and should not be considered alternatives to, or equally or more meaningful than, net income as a measure of operating performance or cash flow as a measure of liquidity. Since EBITDA and adjusted EBITDA are not measures determined in accordance with IFRS and thus are susceptible to varying interpretations and calculations, EBITDA and adjusted EBITDA may not be comparable to similarly titled measures used by other companies. EBITDA and adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation from, or as a substitute for analysis of, financial information prepared in accordance with IFRS.

Net income in accordance with IFRS is reconciled to EBITDA and adjusted EBITDA as follows (notes (1) and (3) above also apply to the applicable periods in the following table):

					Nine Months Ended
	Fiscal Year Ended March 31,				December 31,
	2007(4)		2008(5)	2009(6)	2008(7)	2009(8)
				(in thousands)	(unaudited)	(unaudited)

Result for period (net income)	€(69,070	)(9)	€(10,352)	€24,318	€40,928	€7,853
Income tax	(57,204)		26,978	14,419	24,264	4,249
Finance costs, net	157,270		153,085	80,096	56,810	78,916
Depreciation, amortization and impairment expenses	90,214		59,941	105,497	50,186	75,928

EBITDA	121,210		229,652	224,330	172,188	166,946
Karl Lagerfeld(10)	5,298		10,401	7,160	4,704	4,379
Restructuring and other items (notes (4)-(8))	96,084		43,079	33,813	18,132	17,063

Adjusted EBITDA	€222,592		€283,132	€265,303	€195,024	€188,388

(4)	2007 includes (a) costs associated with the actions taken after purchase of Tommy Hilfiger by management and Apax: (i) €53,000 of restructuring costs for the United States operations following the management buy-out consisting of severance payments and retention bonuses and closure costs for distribution center and head office leases; (ii) €28,200 fair value adjustments of inventory as prescribed by purchase price accounting guidance; and (iii) €10,033 closure costs of certain divisions in the United States wholesale business; and (b) €4,851 termination costs for certain licenses.

(5)	2008 includes (a) €24,935 employee costs for bonus plans specifically related to a potential change in ownership of Tommy Hilfiger, which plans are not part of Tommy Hilfiger’s normal compensation scheme; (b) 11,082 of costs related to an abandoned refinancing transaction; and (c) €7,061 of expenses related to restructuring and of acquisitions and divestments, primarily for the acquisition by Tommy Hilfiger of its European footwear licensed business.

(6)	2009 includes (a) €12,376 costs for the expected losses on the sublease of retail stores and write down of key money not able to be recovered due to the economic downturn; (b) €10,565 employee costs for bonus plans specifically related to a potential change in ownership of the company, which plans are not part of Tommy Hilfiger’s normal compensation scheme; (c) €8,131 of pre-opening expenses for Tommy Hilfiger’s only global anchor store on Fifth Avenue in New York; and (d) €2,741 of expenses related to the restructuring of Tommy Hilfiger’s Canadian operations and the termination of Tommy Hilfiger’s United States footwear and handbag licensed businesses (including termination fees and certain other fees and costs).

(7)	The nine-month period ended December 31, 2008 includes (a) €11,120 of employee costs for bonus plans specifically related to a potential change in ownership of Tommy Hilfiger, which plans are not part of Tommy Hilfiger’s normal compensation scheme; (b) €5,438 of pre-opening expenses for Tommy Hilfiger’s only global anchor store on Fifth Avenue in New York; and (c) €1,574 of expenses related to the termination of Tommy Hilfiger’s United States footwear and handbag licensed businesses (including termination fees and certain other fees and costs).

(8)	The nine-month period ended December 31, 2009 includes (a) €5,223 pre-opening expenses for Tommy Hilfiger’s only global anchor store on Fifth Avenue in New York; (b) €4,498 of expenses related to the restructuring of Tommy Hilfiger’s Canadian operations; (c) €3,992 of employee costs for bonus plans specifically related to a potential change in ownership of Tommy Hilfiger, which plans are not part of Tommy Hilfiger’s normal compensation scheme; and (d) €3,350 of expenses related to the termination of Tommy Hilfiger’s United States footwear and handbag licensed businesses (including termination fees and certain other fees and costs).

(9)	Excludes €8,943 from discontinued operations related to the sale of the sourcing operation to Li & Fung.

(10)	Excludes the Karl Lagerfeld business owned by Tommy Hilfiger, which we are not acquiring.

RISK FACTORS

Before investing in our common stock, you should consider carefully each of the following risks and all of the information about risks included in the documents incorporated by reference, together with the other information contained in this prospectus supplement, the accompanying prospectus and any free writing prospectus prepared by or on behalf of us. If any of the risks actually were to occur, our business, financial condition, results of operations, cash flow and future prospects could be materially and adversely affected. In that case, the trading price of our common stock could decline and you could lose all or part of your investment. If there is any inconsistency between the information set forth in this section, the accompanying prospectus and any documents incorporated by reference, you should rely on the information set forth in this section. Our discussions with respect to the risk factors described below assume the completion of our acquisition of Tommy Hilfiger, except where specifically noted. However, there can be no assurance that the acquisition of Tommy Hilfiger will be consummated under the terms contemplated or at all.

Risks Related to Our Business and Our Industry

Recent and future economic conditions, including turmoil in the financial and credit markets, may adversely affect our business.

Economic conditions may adversely affect our business, our customers and our financing and other contractual arrangements. Recent and future economic developments may lead to a reduction in consumer spending overall, which could have an adverse impact on our revenue and profitability. Such events could also adversely affect the businesses of our wholesale and retail customers, which may, among other things, result in financial difficulties leading to restructurings, bankruptcies, liquidations and other unfavorable events for our customers, and may cause such customers to reduce or discontinue orders of our products. Financial difficulties of customers may also affect the ability of our customers to access credit markets or lead to higher credit risk relating to receivables from customers.

Recent or future turmoil in the financial and credit markets could make it more difficult for us to obtain financing or refinance existing debt when the need arises or on terms that would be acceptable to us.

A substantial portion of our revenue and gross profit is derived from a small number of large customers and the loss of any of these customers could substantially reduce our revenue.

A few of our customers, including Macy’s, J.C. Penney Company, Inc., Kohl’s Corporation and Wal-Mart Stores, Inc., account for significant portions of our revenue. Sales to our five largest customers were 31% of our revenue in 2009, 32% of our revenue in 2008 and 30% of our revenue in 2007. Macy’s, our largest customer, accounted for 12% of our revenue in 2009, 12% of our revenue in 2008 and 10% of our revenue in 2007. In addition, starting in Fall 2008, Tommy Hilfiger commenced a strategic alliance with Macy’s providing for exclusive wholesale distribution in the United States of most men’s, women’s, women’s plus-size and children’s sportswear. The initial term of the agreement with Macy’s ends on January 30, 2011. Macy’s has notified Tommy Hilfiger of its desire to renew the agreement for a second three-year term and the parties are currently in discussion about expanding the scope of the agreement. Discussions are expected to be concluded shortly and an extension executed, although there can be no assurance that this will be the case. For the year ended March 31, 2009, Macy’s represented approximately 56% of Tommy Hilfiger’s North American revenue and 6% of the company’s total revenue. As a result of this strategic alliance, the success of Tommy Hilfiger’s North American wholesale business is substantially dependent on this relationship and on Macy’s ability to maintain and increase sales of Tommy Hilfiger products. Upon the expiration of the initial term of the Macy’s agreement and each subsequent three-year term, Macy’s may be unwilling to renew the Macy’s agreement on favorable terms, or at all. In addition, our and Tommy Hilfiger’s United States wholesale businesses may be affected by any operational or financial difficulties that Macy’s experiences, including any deterioration in Macy’s overall ability to attract customer traffic or in its overall liquidity position.

Aside from Tommy Hilfiger’s strategic alliance with Macy’s, we do not have long-term agreements with any of our customers and purchases generally occur on an order-by-order basis. A decision by any of our major customers, whether motivated by marketing strategy, competitive conditions, financial difficulties or otherwise, to decrease significantly the amount of merchandise purchased from us or our licensing or other partners, or to change their manner of doing business with us or our licensing or other partners, could substantially reduce our revenue and materially adversely affect our profitability. During the past several years, the retail industry has experienced a great deal of consolidation and other ownership changes and we expect such changes to be ongoing. In addition, store closings by our customers decrease the number of stores carrying our apparel products, while the remaining stores may purchase a smaller amount of our products and may reduce the retail floor space designated for our brands. In the future, retailers may further consolidate, undergo restructurings or reorganizations, realign their affiliations or reposition their stores’ target markets. Any of these types of actions could decrease the number of stores that carry our products or increase the ownership concentration within the retail industry. These changes could decrease our opportunities in the market, increase our reliance on a smaller number of large customers and decrease our negotiating strength with our customers. These factors could have a material adverse effect on our financial condition and results of operations.

We may not be able to continue to develop and grow our Calvin Klein and Tommy Hilfiger businesses in terms of revenue and profitability.

A significant portion of our business strategy involves growing our Calvin Klein business. Our realization of revenue and profitability growth from Calvin Klein will depend largely upon our ability to:

•	continue to maintain and enhance the distinctive brand identity of the Calvin Klein brands;

•	continue to maintain good working relationships with Calvin Klein’s licensees; and

•	continue to enter into new licensing agreements for the Calvin Klein brands, both domestically and internationally.

We cannot assure you that we can successfully execute any of these actions or our growth strategy for the Calvin Klein brands, nor can we assure you that the launch of any Calvin Klein branded products or businesses by us or our licensees or that the continued offering of these lines will achieve the degree of consistent success necessary to generate profits or positive cash flow. Our ability to successfully carry out our growth strategy may be affected by, among other things, our ability to enhance our relationships with existing customers to obtain additional selling space and develop new relationships with apparel retailers, economic and competitive conditions, changes in consumer spending patterns and changes in consumer tastes and style trends. If we fail to continue to develop and grow the Calvin Klein business in terms of revenue and profitability, our financial condition and results of operations may be materially and adversely affected. We will have similar exposure with respect to the Tommy Hilfiger brands and businesses if the Tommy Hilfiger acquisition is completed.

The success of Calvin Klein and Tommy Hilfiger depends on the value of our Calvin Klein and Tommy Hilfiger brands, and if the value of either of those brands were to diminish, our business could be adversely affected.

Our success depends on our brands and their value. The Calvin Klein name is integral to the existing Calvin Klein business, as well as to our strategies for continuing to grow and expand Calvin Klein. The Calvin Klein brands could be adversely affected if Mr. Klein’s public image or reputation were to be tarnished. We will have similar exposure with respect to the Tommy Hilfiger brands if the Tommy Hilfiger acquisition is completed. Mr. Hilfiger is closely identified with the Tommy Hilfiger brand and any negative perception with respect to Mr. Hilfiger could adversely affect the Tommy Hilfiger brand. In addition, under Mr. Hilfiger’s employment agreement, if his employment is terminated for any reason, his agreement not to compete with Tommy Hilfiger will expire two years after such termination. Although Mr. Hilfiger could not use any Tommy Hilfiger trademark in connection with a competitive business, his association with a competitive business could adversely affect Tommy Hilfiger.

Our level of debt could impair our financial condition.

We had approximately $400 million of long term debt, $135 million of outstanding letters of credit and $190 million of additional amounts available for borrowing as of January 31, 2010, prior to giving effect to our acquisition of Tommy Hilfiger. As of January 31, 2010, as adjusted for our acquisition of Tommy Hilfiger, our incurrence of debt under our new senior credit facility and our offering of senior notes (which includes the repurchase of certain of our outstanding senior notes through the tender offers and the repurchase or redemption of all untendered notes), on a pro forma basis, we would have had approximately $2.6 billion of long term debt outstanding (including $1.9 billion under our new senior secured credit facility, $100 million of our secured 7 3/4% debentures due 2023 and $600 million of our unsecured 7 3/8% senior notes due 2020,* but excluding approximately $201 million of outstanding letters of credit and $249 million of available undrawn revolving credit facility commitments under our new senior secured credit facility). Our level of debt could have important consequences to investors, including:

•	requiring a substantial portion of our cash flows from operations be used for the payment of interest on our debt, thereby reducing the funds available to us for our operations or other capital needs;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate because our available cash flow after paying principal and interest on our debt may not be sufficient to make the capital and other expenditures necessary to address these changes;

•	increasing our vulnerability to general adverse economic and industry conditions because, during periods in which we experience lower earnings and cash flow, we will be required to devote a proportionally greater amount of our cash flow to paying principal and interest on our debt;

•	limiting our ability to obtain additional financing in the future to fund working capital, capital expenditures, acquisitions, contributions to our pension plans and general corporate requirements;

•	placing us at a competitive disadvantage to other relatively less leveraged competitors that have more cash flow available to fund working capital, capital expenditures, contributions to pension plans and general corporate requirements; and

•	with respect to any borrowings we make at variable interest rates, including our $450 million revolving credit facility, leaving us vulnerable to increases in interest rates generally.

We cannot assure you that we will complete the acquisition of Tommy Hilfiger, or if completed, whether such acquisition will be beneficial to us.

On March 15, 2010, we entered into a definitive purchase agreement pursuant to which we agreed to acquire Tommy Hilfiger B.V. Consummation of the acquisition of Tommy Hilfiger is subject to the satisfaction of a number of conditions. We can provide no assurance as to whether we will close the acquisition of Tommy Hilfiger, when the acquisition will close, or if it closes, whether it will be beneficial to us. The closing of this offering of common stock is not contingent upon the consummation of the acquisition of Tommy Hilfiger. If the acquisition is not consummated, we will not have the opportunity to achieve the potential benefits of the acquisition described in this prospectus supplement. If you decide to purchase common stock from us, you should be willing to do so whether or not we complete the acquisition of Tommy Hilfiger. If we do not complete the acquisition, we will have broad discretion over the use of proceeds from this offering. For more information on the terms and conditions of our proposed acquisition of Tommy Hilfiger, see “Description of the Tommy Hilfiger Acquisition.”

Our business is exposed to foreign currency exchange rate fluctuations.

Certain of our operations and license agreements expose us to fluctuations in foreign currency exchange rates, primarily the rate of exchange of the United States Dollar against the Euro, the Pound, the Yen and the Canadian Dollar. Currently, our principal exposure to changes in exchange rates for the United States Dollar

* Reflects the pricing of our offering of 7 3/8% senior notes due 2020, which occurred on April 23, 2010.

results from our licensing businesses. Many of our license agreements require the licensee to report sales to us in the licensee’s local currency but to pay us in United States Dollars based on the exchange rate as of the last day of the contractual selling period. Thus, while we are not exposed to exchange rate gains and losses between the end of the selling period and the date we collect payment, we are exposed to exchange rate changes during and up to the last day of the selling period. As a result, during times of a strengthening United States Dollar, our foreign royalty revenue will be adversely affected. Currently, a secondary exposure to changes in exchange rates for the United States Dollar results from our foreign operations. Our foreign operations currently include sales of our products to customers throughout Canada and parts of Europe. Sales for these foreign operations are both generated and collected in foreign currency, which exposes us to foreign exchange gains and losses between the date of the sale and the date we collect payment. As with our licensing business, the results of these operations will be adversely affected during times of a strengthening United States Dollar.

These risks are expected to be increased if we complete our acquisition of Tommy Hilfiger, as Tommy Hilfiger’s business has significant operations outside of the United States. Tommy Hilfiger purchases the majority of the products that it sells in United States Dollars, while its sales and licensing revenues are generally derived from sales in a range of currencies including the Euro, United States Dollar, Canadian Dollar, Japanese Yen and Pound Sterling. As a result, a rise in the exchange rates for United States Dollars generally results in a decrease in Tommy Hilfiger’s gross margin. From time to time, Tommy Hilfiger utilizes foreign currency forward contracts or other derivative instruments to mitigate the cash flow or market value risks associated with foreign currency denominated transactions and we may do the same. However, these hedge contracts may not eliminate all of the risks related to foreign currency translation. The occurrence of any of these factors could decrease the value of revenue Tommy Hilfiger receives from its international operations and have a material adverse impact on its business. As of December 31, 2009, Tommy Hilfiger had outstanding foreign exchange contracts for the purchase of $41 million versus Canadian Dollars and the purchase of $216 million versus Euros.

We have licensed businesses in countries that are or have been subject to exchange rate control regulations and have, as a result, experienced difficulties in receiving payments owed to us when due, with amounts left unpaid for extended periods of time. Although the amounts to date have been immaterial to us, as our international businesses grow and if controls are enacted or enforced in additional countries, there can be no assurance that such controls would not have a material and adverse affect on our business, financial condition or results of operations.

Our actual operating and financial results in any given period may differ from guidance we provide to the public, including our most recent public guidance that is also reflected in this prospectus supplement.

From time to time, in press releases, SEC filings, public conference calls and other contexts, we have provided guidance to the public regarding current business conditions and our expectations for our future financial results, and included in this prospectus supplement is the most recent guidance we have provided elsewhere to the public. We also expect that we will provide guidance periodically in the future. Our guidance is based upon a number of assumptions, expectations and estimates that are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In providing our guidance, we also make specific assumptions with respect to our future business decisions, some of which will change. Our actual financial results will therefore vary at times from our guidance due to our inability to meet the assumptions upon which our guidance is based and the impact on our business of the various risks and uncertainties described in these risk factors and in our public filings with the SEC. The variation of our actual results from our guidance may be material. To the extent that our actual financial results do not meet or exceed our guidance, the trading prices of our securities may be materially adversely affected.

We primarily use foreign suppliers for our products and raw materials, which poses risks to our business operations.

Virtually all of our apparel and footwear products, excluding handmade and handfinished neckwear, are produced by and purchased or procured from independent manufacturers located in countries in Europe, the

Far East, the Indian subcontinent, the Middle East, South America, the Caribbean and Central America. We believe that we are one of the largest users of shirting fabric in the world. Tommy Hilfiger has no manufacturing facilities and is completely reliant on independent manufacturers. Although no single supplier or country is expected to be critical to our production needs, any of the following could materially and adversely affect our ability to produce or deliver our products and, as a result, have a material adverse effect on our business, financial condition and results of operations:

•	political or labor instability in countries where contractors and suppliers are located;

•	political or military conflict involving the United States, which could cause a delay in the transportation of our products and raw materials to us and an increase in transportation costs;

•	heightened terrorism security concerns, which could subject imported or exported goods to additional, more frequent or more thorough inspections, leading to delays in deliveries or impoundment of goods for extended periods or could result in decreased scrutiny by customs officials for counterfeit goods, leading to lost sales, increased costs for our anti-counterfeiting measures and damage to the reputation of our brands;

•	a significant decrease in availability or increase in cost of raw materials or the inability to use raw materials produced in a country that is a major provider due to political, human rights, labor, environmental, animal cruelty or other concerns;

•	disease epidemics and health-related concerns, which could result in closed factories, reduced workforces, scarcity of raw materials and scrutiny or embargoing of goods produced in infected areas;

•	the migration and development of manufacturers, which could affect where our products are or are planned to be produced;

•	imposition of regulations, quotas and safeguards relating to imports and our ability to adjust timely to changes in trade regulations, which, among other things, could limit our ability to produce products in cost-effective countries that have the labor and expertise needed;

•	imposition of duties, taxes and other charges on imports;

•	significant fluctuation of the value of the United States Dollar against foreign currencies; and

•	restrictions on transfers of funds out of countries where our foreign licensees are located.

If our manufacturers fail to use acceptable ethical business practices, our business could suffer.

We require our manufacturers to operate in compliance with applicable laws, rules and regulations regarding working conditions, employment practices and environmental compliance. Additionally, we impose upon our business partners operating guidelines that require additional obligations in those areas in order to promote ethical business practices, and our staff and third parties we retain for such purposes periodically visit and monitor the operations of our independent manufacturers to determine compliance. However, we do not control our independent manufacturers or their labor and other business practices. If one of our manufacturers violates labor or other laws or implements labor or other business practices that are generally regarded as unethical in the United States, the shipment of finished products to us could be interrupted, orders could be cancelled, relationships could be terminated and our reputation could be damaged. Any of these events could have a material adverse effect on our revenue and, consequently, our results of operations.

Our reliance on independent manufacturers could cause delay and damage customer relationships.

We rely upon independent third parties for all of our apparel and footwear products, excluding handmade and handfinished neckwear. We do not have long-term contracts with any of our suppliers. The same is true for Tommy Hilfiger. A manufacturer’s failure to ship products to us in a timely manner or to meet required quality standards could cause us to miss the delivery date requirements of our customers for those products. As a result, customers could cancel their orders, refuse to accept deliveries or demand reduced prices. Any of these actions taken by our customers could have a material adverse effect on our revenue and, consequently, our results of operations.

Tommy Hilfiger is dependent on third parties to source its products and any disruption in the relationship with these parties or in their businesses may materially adversely affect the Tommy Hilfiger business.

Tommy Hilfiger uses third parties to source the majority of its products from manufacturers. For the year ended March 31, 2009, Tommy Hilfiger outsourced approximately 85% of its sourcing functions to external buying offices. Tommy Hilfiger is a party to a non-exclusive buying agency agreement with Li & Fung Limited (which we refer to as “Li & Fung”) to carry out most of its sourcing work. Li & Fung is one of the world’s largest buying agencies for apparel and related goods and is Tommy Hilfiger’s largest buying office. Under the terms of the agreement, Tommy Hilfiger is required to use Li & Fung for at least 54% of its global sourcing needs. The buying agency agreement with Li & Fung is terminable by Tommy Hilfiger upon 12 months’ prior notice for any reason, and is terminable by either party (i) upon six months’ prior notice in the event of a material breach by the other party and (ii) immediately upon the occurrence of certain bankruptcy or insolvency events. Tommy Hilfiger also uses other third-party buying offices for a portion of its sourcing and has retained a small in-house sourcing team. Any interruption in the operations of Li & Fung or Tommy Hilfiger’s other buying offices, or the failure of Li & Fung or Tommy Hilfiger’s other buying offices to perform their services for Tommy Hilfiger effectively, could result in material delays, reductions of shipments and increased costs. Furthermore, such events could harm Tommy Hilfiger’s wholesale and retail relationships. Although alternative sourcing companies exist, Tommy Hilfiger may be unable to source its products through other third parties, if at all, on terms commercially acceptable to us and on a timely basis. Any disruption in Tommy Hilfiger’s relationship with its buying offices or their businesses, particularly Li & Fung, could have a material adverse effect on our cash flows, business, financial condition and results of operations.

We are dependent on a limited number of distribution facilities. If one becomes inoperable, our business, financial condition and operating results could be negatively impacted.

We operate a limited number of distribution facilities. Our ability to meet the needs of our retail customers and of our own retail stores depends on the proper operation of our primary facilities. If any of our primary facilities were to shut down or otherwise become inoperable or inaccessible for any reason, we could have a substantial loss of inventory and/or disruptions of deliveries to our customers and our stores, and/or incur significantly higher costs and longer lead times associated with the distribution of our products during the time it takes to reopen or replace the facility. This could adversely affect our business, financial condition and operating results.

A significant portion of our revenue is dependent on royalties and licensing.

On a pro forma basis for 2009, approximately $376 million, or 8%, of our revenue was derived from licensing royalties, advertising and other revenue. Royalty, advertising and other revenue from Calvin Klein’s three largest licensing partners accounted for approximately 67% of its royalty, advertising and other revenue in 2009. Royalty, advertising and other revenue from Tommy Hilfiger’s three largest licensing partners accounted for approximately 31% of its royalty, advertising and other revenue in its year ended March 31, 2009. We also derive licensing revenue from our Van Heusen, IZOD, Bass, G.H. Bass & Co. and ARROW brand names, as well as from the sublicensing of Geoffrey Beene. The operating profit associated with our royalty, advertising and other revenue is significant because the operating expenses directly associated with administering and monitoring an individual licensing or similar agreement are minimal. Therefore, the loss of a significant licensing partner, whether due to the termination or expiration of the relationship, the cessation of the licensing partner’s operations or otherwise (including as a result of financial difficulties of the partner), without an equivalent replacement, could materially affect our profitability.

While we generally have significant control over our licensing partners’ products and advertising, we rely on our licensing partners for, among other things, operational and financial controls over their businesses. Our licensing partners’ failure to successfully market licensed products or our inability to replace our existing licensing partners could materially and adversely affect our revenue both directly from reduced royalty and advertising and other revenue received and indirectly from reduced sales of our other products. Risks are also associated with our licensing partners’ ability to obtain capital; execute their business plans, including timely delivery of quality products; manage their labor relations; maintain relationships with their suppliers; manage their credit risk effectively; and maintain relationships with their customers.

Our licensing business makes us susceptible to the actions of third parties over whom we have limited control.

We rely on our licensing partners to preserve the value of our brands. Although we make every attempt to protect our brands through, among other things, approval rights over design, production quality, packaging, merchandising, distribution, advertising and promotion of our products, we cannot assure you that we can control the use by our licensing partners of each of our licensed brands. The misuse of our brands by a licensing partner could have a material adverse effect on our business, financial condition and results of operations. For example, Calvin Klein in the past has been involved in legal proceedings with Warnaco with respect to certain quality and distribution issues. Warnaco is entitled to control design and advertising related to the sale of underwear, intimate apparel and sleepwear products bearing the Calvin Klein marks, although to date, it continues to work with Calvin Klein’s in-house advertising agency while exercising its rights with respect to design. We cannot assure you that Warnaco will continue to maintain the same standards of design and, if it assumes control, advertising that has been maintained by Calvin Klein, although we believe they are generally obligated to do so.

Additionally, some of our licensees, including some of the largest Calvin Klein and Tommy Hilfiger licensees, are not United States entities and may be able to produce or sell goods in places prohibited under United States federal law or regulation. For example, foreign licensees may have rights to produce or sell goods in Iran, North Korea, Cuba, Syria or Sudan, which are prohibited under United States law. Such activity, even if legal for a licensee or other authorized party, could bring our brands into disrepute, resulting in a material adverse effect on our business, financial condition and results of operations.

Our retail stores are heavily dependent on the ability and desire of consumers to travel and shop.

Our retail stores are located principally in outlet malls, which are typically located in or near vacation destinations or away from large population centers where department stores and other traditional retailers are concentrated. As a result, fuel shortages, increased fuel prices, travel restrictions, travel concerns and other circumstances, including adverse weather conditions, disease epidemics and other health-related concerns, war, terrorist attacks or the perceived threat of war or terrorist attacks, which would lead to decreased travel, could have a material adverse affect on us. In addition, we may be adversely affected by reduced travel due to economic conditions. Other factors which could affect the success of our stores include:

•	the location of the mall or the location of a particular store within the mall;

•	the other tenants occupying space at the mall;

•	increased competition in areas where the outlet malls are located; and

•	the amount of advertising and promotional dollars spent on attracting consumers to the malls.

In 2008 and 2009, certain of our and Tommy Hilfiger’s businesses and those of certain of our and Tommy Hilfiger’s licensees were adversely affected by the curtailment of travel that accompanied the global economic slowdown.

We may be unable to protect our trademarks and other intellectual property rights.

Our trademarks and other intellectual property rights are important to our success and our competitive position. We are susceptible to others imitating our products and infringing on our intellectual property rights. Since our acquisition of Calvin Klein, we are more susceptible to infringement of our intellectual property rights, as the Calvin Klein brands enjoy significant worldwide consumer recognition, and the generally higher pricing of Calvin Klein branded products creates additional incentive for counterfeiters and infringers. The acquisition of Tommy Hilfiger would create similar risks with regard to the Tommy Hilfiger brands. Imitation or counterfeiting of our products or infringement of our intellectual property rights could diminish the value of our brands or otherwise adversely affect our revenue. We cannot assure you that the actions we take to establish and protect our trademarks and other intellectual property rights will be adequate to prevent imitation of our products by others or to prevent others from seeking to invalidate our trademarks or block sales of our products as a violation of the trademarks and intellectual property rights of others. In addition, we cannot assure you that others will not assert rights in, or ownership of, trademarks and other intellectual property rights of ours or in marks that are similar to ours or marks that we license and/or market or that we will be able to successfully resolve these types of conflicts to our satisfaction. In some cases, there may be trademark owners who have prior rights to our marks because the laws of certain foreign countries may not protect intellectual property rights to the same extent as do the laws of the United States. In other cases, there may be holders who have prior rights to similar marks. For example, in the past we were involved in proceedings relating to a company’s claim of prior rights to the IZOD mark in Mexico and to another company’s claim of prior rights to the Calvin Klein mark in Chile. We are currently involved in opposition and cancellation proceedings with respect to marks similar to some of our brands, both domestically and internationally.

Our success is dependent on the strategies and reputation of our licensors.

Our business strategy is to offer our products on a multiple brand, multiple channel and multiple price point basis. This strategy is designed to provide stability should market trends shift. As part of this strategy we license the names and brands of recognized designers and celebrities, including Kenneth Cole, Sean “Diddy” Combs (Sean John), Donald J. Trump, Michael Kors, Joseph Abboud, Donna Karan (DKNY), Ike Behar, Elie Tahari and Robert Graham. In entering into these license agreements, we target our products towards certain market segments based on consumer demographics, design, suggested pricing and channel of distribution in order to minimize competition between our own products and maximize profitability. If any of our licensors determines to “reposition” a brand we license from them, introduce similar products under similar brand names or otherwise change the parameters of design, pricing, distribution, target market or competitive set, we could experience a significant downturn in that brand’s business, adversely affecting our sales and profitability. In addition, as products may be personally associated with these designers and celebrities, our sales of those products could be materially and adversely affected if any of those individual’s images, reputations or popularity were to be negatively impacted.

We face intense competition in the apparel industry.

Competition is strong in the apparel industry. We compete with numerous domestic and foreign designers, brands, manufacturers and retailers of apparel, accessories and footwear, some of which may be larger, more diversified or have greater resources than we do. In addition, through their use of private label programs, we compete directly with our wholesale customers. We compete within the apparel industry primarily on the basis of:

•	anticipating and responding to changing consumer tastes and demands in a timely manner and developing attractive, quality products;

•	maintaining favorable brand recognition;

•	appropriately pricing products and creating an acceptable value proposition for customers;

•	providing strong and effective marketing support;

•	ensuring product availability and optimizing supply chain efficiencies with third-party manufacturers and retailers; and

•	obtaining sufficient retail floor space and effective presentation of our products at retail.

The failure to compete effectively or to keep pace with rapidly changing markets could have a material adverse effect on our business, financial condition and results of operations. In addition, if we misjudge the market for our products, we could be faced with significant excess inventories for some products and missed opportunities for others.

The loss of members of our executive management and other key employees could have a material adverse effect on our business.

We depend on the services and management experience of our executive officers who have substantial experience and expertise in our business. We also depend on other key employees involved in our licensing, design and advertising operations. Competition for qualified personnel in the apparel industry is intense, and competitors may use aggressive tactics to recruit our key employees. The unexpected loss of services of one or more of these individuals could materially adversely affect us. Additionally, if we complete the acquisition of Tommy Hilfiger, the services of key members of the Tommy Hilfiger management team are expected to be particularly critical to ensure a smooth and timely integration of the business into PVH.

Acquisitions may not be successful in achieving intended benefits and synergies.

One component of our growth strategy contemplates our making select acquisitions if appropriate opportunities arise. Prior to completing any acquisition, including our proposed acquisition of Tommy Hilfiger, our management team identifies expected synergies, cost savings and growth opportunities. However, these benefits may not be realized due to, among other things:

•	delays or difficulties in completing the integration of acquired companies or assets;

•	higher than expected costs, lower than expected cost savings and/or a need to allocate resources to manage unexpected operating difficulties;

•	diversion of the attention and resources of management;

•	consumers’ failure to accept product offerings by us or our licensees;

•	inability to retain key employees in acquired companies; and

•	assumption of liabilities unrecognized in due diligence.

We cannot assure you that any acquisition will not have a material adverse impact on our financial condition and results of operations. Our proposed acquisition of Tommy Hilfiger is subject to conditions which may not be satisfied, in which event the transaction may not close. There can be no assurance that we can obtain the financing that we need to complete the deal or that such financing can be obtained on the terms currently contemplated. Our plans and results of operations will be affected by our ability to realize benefits from the acquisition of Tommy Hilfiger, if the acquisition is consummated. If the transaction does not close due to the failure to obtain the financing or satisfy certain other conditions, we have agreed to pay €69.0 million to the selling shareholders of Tommy Hilfiger. Certain additional significant costs will be incurred regardless of whether the acquisition of Tommy Hilfiger is completed.

A significant shift in the relative sources of our earnings, adverse decisions of tax authorities or changes in tax treaties, laws, rules or interpretations could have a material adverse effect on our results of operations and cash flow.

Following the acquisition of Tommy Hilfiger, we will have direct operations in a number of countries, including the United States, Canada, the Netherlands, Germany, the United Kingdom, Italy, Japan, Hong Kong and China, and the applicable statutory tax rates vary by jurisdiction. As a result, our overall effective tax rate could be materially affected by the relative level of earnings in the various taxing jurisdictions to which our earnings are subject. In addition, the tax laws and regulations in the various countries in which we operate may be subject to change and there may be changes in interpretation and enforcement of tax law. As a result, we may face increases in taxes payable if tax rates increase, or if tax laws, regulations or treaties in the jurisdictions in which we operate are modified by the competent authorities in an adverse manner.

In addition, various national and local taxing authorities periodically examine us and our subsidiaries. The resolution of an examination or audit may result in us making a payment in an amount that differs from the amount for which we may have reserved with respect to any particular tax matter, which could have a material adverse effect on our cash flows, business, financial condition and results of operations for any affected reporting period.

We and our subsidiaries, and Tommy Hilfiger and its subsidiaries, are engaged in a number of intercompany transactions. Although we believe that these transactions reflect arm’s length terms and that proper transfer pricing documentation is in place which should be respected for tax purposes, the transfer prices and conditions may be scrutinized by local tax authorities, which could result in additional tax becoming due.

If Tommy Hilfiger were unable to fully utilize its deferred tax assets, its profitability could be reduced.

Tommy Hilfiger has substantial deferred income tax assets on its balance sheet. This includes tax loss and foreign tax credit carryforwards in the United States and the Netherlands. Our ability to utilize these assets depends on a number of factors, including whether there will be adequate levels of taxable income in future periods to offset the tax loss carryforwards before they expire. Also, United States tax rules impose an annual limit on the amount of certain loss carryovers of Tommy Hilfiger that we can use following the acquisition, and, depending on our taxable income in tax years following the acquisition, such limit may be material. These factors could reduce the value of the deferred tax assets, which could have a material effect on our profitability.

The impact of changes in the global credit markets may adversely affect our ability to borrow and could increase our counterparty credit risks, including those under our credit facilities, derivative instruments, contingent obligations and insurance contracts.

During 2007, a crisis began in the subprime mortgage sector of the United States economy as a result of credit quality deterioration and rising delinquencies, and that crisis continued throughout 2008 and into 2009 which led to a deterioration of the global credit markets, a closing of the debt markets and widening credit spreads. There can be no assurance that this crisis will not worsen or impact the availability or cost of debt financing to us in the future. There can also be no assurance that we will be able to borrow additional money on terms as favorable as our current debt, on commercially acceptable terms, or at all.

As a result of the global credit crisis, certain financial institutions have filed for bankruptcy, have sold some or all of their assets, or may seek to enter into a merger or other transaction with another financial institution. Consequently, some of the counterparties under our credit facilities, derivative instruments, contingent obligations and insurance contracts may be unable to perform their obligations or may breach their obligations to us under our contracts with them, which could include failures of financial institutions to fund required borrowings under our loan agreements and to pay us amounts that may become due under our derivative contracts and other agreements. Also, we may be limited in obtaining funds to pay amounts due to our counterparties under our derivative contracts and to pay amounts that may become due under other agreements. If we were to elect to replace any counterparty for its failure to perform its obligations under such instruments, we would likely incur significant costs to replace the counterparty. Any failure to replace any counterparties under these circumstances may result in additional costs to us or an ineffective instrument.

Risks Related to Our Common Stock

Our stock price in recent years has been volatile and is likely to continue to be volatile. As a result, the market price of our common stock after this offering may drop below the price you pay, and you may not be able to resell your shares at or above the public offering price.

The market price of our common stock has experienced, and may continue to experience, significant volatility from time to time. Such volatility may be affected by various factors and events, such as:

•	our quarterly operating results;

•	a shortfall in operating revenue or net income from that expected by securities analysts and investors;

•	changes in securities analysts’ estimates of our financial performance or the financial performance of our competitors or companies in our industry generally;

•	general conditions in our industry;

•	changes in the economy, financial markets or apparel and retail industries;

•	general conditions in the securities markets;

•	issuance of a significant number of shares upon exercise of employee stock options; and

•	the other risk factors described in this prospectus.

In recent years, the U.S. stock market has experienced extreme price and volume fluctuations, which have sometimes affected the market price of the securities issued by a particular company, which may be unrelated to the operational performance of the company. This type of market effect could impact our common stock price as well.

The volatility of our common stock means that it is more likely that our common stock will have traded down substantially at such time as you may look to sell your shares of our common stock. If our share price decreases, the value of your investment could decline substantially.

Future sales of our common stock may depress our stock price.

Sales of a substantial number of shares of our common stock in the public market or otherwise, by us or by a major stockholder, could depress the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities.

We are selling 5,000,000 shares of our common stock in this offering, which represents approximately 8.7% of our outstanding shares of common stock as of April 22, 2010 after giving effect to this offering (5,750,000 shares or 9.9% if the underwriters’ option to purchase additional shares is exercised in full). Upon the closing of our acquisition of Tommy Hilfiger, we will issue to the former Tommy Hilfiger shareholders an aggregate of approximately 8.4 million shares of our common stock. See “Description of the Tommy Hilfiger Acquisition — Purchase Agreement” below. Concurrently with the closing of the Tommy Hilfiger acquisition, we will also sell in a private placement Series A preferred stock convertible into an aggregate of 4,189,359 shares of common stock to LNK and MSD. See “Description of the Tommy Hilfiger Acquisition — LNK Purchase Agreement” and “Description of the Tommy Hilfiger Acquisition — MSD Purchase Agreement” below. Upon the closing of these issuances, approximately 12.6 million shares of our common stock (consisting of the shares to be issued to the former Tommy Hilfiger shareholders and the shares issuable upon the conversion of the Series A preferred stock to be sold to affiliates of LNK Partners, L.P. and MSD Capital, L.P.) will be subject to registration rights. See “Description of the Tommy Hilfiger Acquisition — Selling Stockholder Agreement”, and “Description of the Tommy Hilfiger Acquisition — LNK Stockholder Agreement” and “Description of the Tommy Hilfiger Acquisition — MSD Stockholder Agreement” below. We cannot assure you that these issuances will not negatively affect the price of our common stock. As a result, you may not be able to resell your shares at or above the public offering price.

In addition, we may issue shares of our common stock from time to time as consideration for or to finance future acquisitions and investments. In the event any such acquisition or investment is significant, the number of shares of our common stock, or the number or aggregate principal amount, as the case may be, of other securities that we may issue may in turn be significant. In addition, the sale of substantial amounts of our common stock, or the perception that these sales may occur, could adversely impact our stock price. We may also grant registration rights covering shares of our common stock or other securities we may issue in connection with any such acquisition or investment.

Management will have broad discretion over the use of the net proceeds from this offering and may not apply the net proceeds effectively or in a manner that is consistent with the uses described in this prospectus.

Although we intend to use the net proceeds of this offering to fund the acquisition of Tommy Hilfiger, we will have broad discretion in the application of the net proceeds. In addition, if we do not complete the Tommy Hilfiger acquisition, we intend to use the proceeds for general corporate purposes and for fees and expenses related to the acquisition that are payable whether or not the acquisition is consummated. However, our plans may change, and we could use the net proceeds in ways with which stockholders do not agree, or for corporate purposes that may not result in a significant or any return on your investment. In addition, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

Provisions in our certificate of incorporation and our by-laws and Delaware General Corporation Law could make it more difficult to acquire us and may reduce the market price of our common stock.

Our certificate of incorporation and by-laws contain certain provisions, including provisions requiring supermajority voting (80% of the outstanding voting power) to approve certain business combinations with beneficial owners of 5% or more of our outstanding stock entitled to vote for election of directors, permitting the board of directors to fill vacancies on the board and authorizing the board of directors to issue additional shares of Series A preferred stock without approval of our stockholders. These provisions could also have the effect of deterring changes of control.

In addition, Section 203 of the General Corporation Law of the State of Delaware imposes restrictions on mergers and other business combinations between us and any holder of 15% or more of our common stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors.

DESCRIPTION OF THE TOMMY HILFIGER ACQUISITION

Purchase Agreement

On March 15, 2010, we announced that we had entered into a definitive purchase agreement to acquire Tommy Hilfiger from Apax and the other Tommy Hilfiger shareholders. The consideration for the acquisition consists of €1.924 billion in cash and €276 million in shares of our common stock (which, assuming a United States Dollar-Euro exchange rate of $1.3339 to one Euro and based on the formula in the purchase agreement, would require us to issue approximately 8.4 million shares), as well as our assumption of €100 million in liabilities of Tommy Hilfiger. The purchase price is on a debt-free, cash-free basis, and assumes a normalized level of working capital for Tommy Hilfiger at closing. We expect to close the acquisition of Tommy Hilfiger during our fiscal 2010 second quarter. However, there can be no assurance that we will close the acquisition during such period, or at all.

Purchase Price Adjustments; Escrow

Adjustments to Cash Consideration:  The purchase agreement provides that the cash portion of the purchase price will be increased by a per day “ticking fee” in the event that, subject to certain specified exceptions, the consummation of our acquisition of Tommy Hilfiger does not occur within 90 days of the signing of the purchase agreement. The applicable per day ticking fee is €170,000 from June 14, 2010 through June 29, 2010, €255,000 from June 30, 2010 through July 29, 2010 and €370,000 from July 30, 2010 through the date immediately preceding the closing. In addition, the cash consideration is subject to upward or downward adjustment based on the working capital and net debt of Tommy Hilfiger as of the closing. If these adjustments result in us having to make additional payments to the shareholders of Tommy Hilfiger, such additional payments will be made in cash. If these adjustments result in the shareholders of Tommy Hilfiger having to make payments to us, any adjustment payments up to €25 million will be made in cash from an escrow account to be established in connection with the closing and any additional adjustment payment will be made in shares of our common stock that were issued to them and placed into escrow at the closing.

Adjustments to Stock Consideration:  The stock consideration is subject to a collar pursuant to which the number of shares of our common stock that will be issued to the Tommy Hilfiger shareholders will vary between $39.37-$43.74 per share of common stock, as measured by the average closing price over the 20 trading days immediately preceding closing. The number of shares of common stock to be issued to the Tommy Hilfiger shareholders will not be subject to further adjustment outside this range.

Escrow of Cash Consideration and Stock Consideration:  Portions of the cash consideration and stock consideration will be placed into escrow at the closing in order to fund certain potential purchase price adjustments and specified indemnification obligations of the Tommy Hilfiger shareholders.

Conditions to Completion of the Acquisition

The obligations of the parties to complete the acquisition are each subject to satisfaction of the following conditions:

•	expiration or termination of any applicable waiting period under the United States federal Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the so-called “HSR Act”), and the procuring of any applicable approvals pursuant to competition laws of Germany and Austria; and

•	the absence of any statute, rule, regulation, judgment, decree, injunction or other order by certain governmental authorities that precludes completion of the acquisition.

The obligations of Tommy Hilfiger, Apax and the other selling shareholders to consummate the acquisition are also subject to satisfaction or waiver of additional conditions, including:

•	the accuracy of our representations and warranties in the purchase agreement, subject to customary materiality and material adverse effect qualifications; and

•	our performance, in all material respects, of all of our obligations under the purchase agreement.

Our obligation to consummate the acquisition is subject to satisfaction of additional conditions, including:

•	the accuracy of the representations and warranties of Tommy Hilfiger and its shareholders in the purchase agreement, subject to customary materiality and material adverse effect qualifications;

•	the performance by Tommy Hilfiger and its shareholders, in all material respects, of all of their obligations under the purchase agreement;

•	our receipt of financing in an amount sufficient to fund the acquisition; and

•	effectiveness of all governmental approvals, except as would not reasonably be expected to have a material adverse effect on Tommy Hilfiger.

Termination of the Purchase Agreement

The parties may terminate the purchase agreement by mutual written consent at any time before the completion of the acquisition. In addition, the parties may terminate the purchase agreement at any time before the completion of the acquisition if:

•	the closing has not occurred by August 16, 2010, which date may be extended in certain limited circumstances;

•	either party fails to perform its representations, warranties, covenants or other obligations such that the conditions to closing (as described above in “— Conditions to Completion of the Acquisition”) are incapable of being satisfied prior to August 16, 2010; or

•	any governmental entity of competent jurisdiction issues a final and non-appealable order, decree, injunction or ruling or takes other action permanently enjoining, restraining or otherwise prohibiting the acquisition.

Effect of Termination; Termination Fee

If the purchase agreement is terminated for any reason set forth above in “— Termination of the Purchase Agreement,” except by the mutual consent of the parties or due to a willful and material breach by the Tommy Hilfiger shareholders that is the primary reason for the failure of the closing to occur, we will pay the Tommy Hilfiger shareholders an aggregate termination fee of €69 million. If the closing does not occur by June 13, 2010, we will deposit the full amount of the termination fee into an escrow account established with a third-party escrow agent. In circumstances in which we are required to pay the termination fee, the purchase agreement provides that we will generally have no further liability to Tommy Hilfiger shareholders, except where the failure of the closing to occur is primarily the result of any willful material breach by us of the purchase agreement.

Financing Obligations

Under the purchase agreement, we must use our reasonable best efforts to arrange and obtain debt financing as soon as reasonably practicable, taking into account the anticipated timing of the closing and our commercial judgment and acting in good faith. Our obligation to undertake the financing is subject to the condition that we will receive net proceeds in an amount that, together with our available cash, is at least sufficient to fund the acquisition and that the terms of the indebtedness are on terms that are substantially consistent with or not substantially less favorable to us, in our good faith commercial judgment, than certain terms that we have agreed to with Apax or on such other terms and conditions as are acceptable to us in our sole discretion. We are not required to draw on such available financing in the event that the weighted average cost of the debt exceeds certain agreed-upon thresholds. In furtherance of obtaining such debt financing, Tommy Hilfiger has agreed to use reasonable best efforts to cooperate with us to the extent necessary, proper or advisable.

We have entered into a forward foreign exchange contract with respect to €1.3 billion of the purchase price to hedge against our exposure to changes in the exchange rate for the Euro. Our obligations under this contract are contingent upon the consummation of our acquisition of Tommy Hilfiger.

Representations and Warranties

Each of the Tommy Hilfiger shareholders and Tommy Hilfiger has made customary representations and warranties regarding, among other things: capital structure; organizational documents; corporate authority; financial statements; consents and regulatory approvals; absence of undisclosed liabilities; material contracts; absence of certain litigation; compliance with law; insurance; tax matters; labor and employment matters; environmental matters; intellectual property; leases; brokers’ fees and expenses; affiliate transactions; and real property.

We have made customary representations and warranties regarding capital structure; organizational documents; corporate authority; consents and regulatory approvals; financial statements and publicly filed documents; absence of certain developments; litigation; compliance with law; permits; taxes; intellectual property; and solvency.

Many of the representations and warranties in the purchase agreement are qualified by a “materiality” or “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would, as the case may be, be material or be reasonably likely to have a material adverse effect). For purposes of the purchase agreement, a “material adverse effect” means any change, event, effect, development, circumstance or occurrence that has a material adverse effect on the financial condition, business or results of operations of Tommy Hilfiger or us, as the case may be, and their and our respective subsidiaries, taken as a whole. However, in determining whether a material adverse effect has occurred or would reasonably be expected to occur with respect to either Tommy Hilfiger or us, as the case may be, the parties will disregard any effects arising from or related to (except, in the case of the events described in clauses (a), (b), (d), (e) or (f), to the extent disproportionately affecting either us or Tommy Hilfiger, as the case may be, relative to other companies in the industries in which we or Tommy Hilfiger, as the case may be, operate, but taking into account for the purposes of determining whether a material adverse effect has occurred only the disproportionate adverse impact): (a) conditions affecting the United States or global economy; (b) political conditions or any other acts of war, sabotage or terrorism; (c) changes in financial, banking or securities markets; (d) changes in United States or international accounting standards; (e) changes in any laws or other binding directives issued by a governmental entity; (f) changes generally applicable to the industry in which Tommy Hilfiger or we, as the case may be, and our respective subsidiaries operate; (g) any failure by Tommy Hilfiger or us, as the case may be, to meet internal or published projections, forecasts or revenue or earnings projections; (h) announcement or completion of the acquisition; (i) any action taken with the other party’s consent; (j) solely with respect to us, any changes in the share price or trading volume of our common stock; and (k) any changes in the credit rating of Tommy Hilfiger or us, as the case may be.

Conduct of the Tommy Hilfiger Business Prior to Closing

Tommy Hilfiger has undertaken customary covenants in the purchase agreement restricting the conduct of its business between the date of the purchase agreement and the closing. In general, Tommy Hilfiger has agreed to (a) conduct its business in all material respects in the ordinary course consistent with past practice and (b) use commercially reasonable efforts to (i) preserve substantially intact its business organization and to preserve the present commercial relationships of its subsidiaries with significant customers, suppliers and other third parties with whom Tommy Hilfiger has significant business relations and (ii) retain the services of its key employees.

In addition, between the date of the purchase agreement and the closing, Tommy Hilfiger has agreed, with respect to itself and its subsidiaries, to limitations on its ability to take certain actions, including with regard to matters such as recapitalizations, dividends, disposition or creation of liens, amendments to organizational documents, incurrence of debt, modifications to employee benefit plans, hiring and termination of employees, transactions with affiliates, liquidations, dissolutions, mergers and other major corporate transactions, changes in financial accounting methods or practices, material contracts, capital expenditures, entering new lines of business, settlement of litigation and tax elections. These restrictions are subject to certain exceptions.

Indemnification

The representations, warranties, covenants and other agreements set forth in the purchase agreement (other than those covenants that are to be performed in whole or in part after the closing) do not survive following the closing. As a result, except for our limited indemnification rights with respect to certain tax matters and our full indemnity related to Tommy Hilfiger’s Karl Lagerfeld business, which we will not be acquiring as part of the acquisition, the purchase agreement does not contain indemnification obligations of either party with respect to breaches of such representations, warranties, covenants and other agreements. We currently intend to obtain insurance from third parties with respect to potential breaches or inaccuracies in the representations and warranties relating to Tommy Hilfiger and its selling shareholders as set forth in the purchase agreement. The insurance would be subject to a deductible and a cap and will generally be available for claims made within 18 months of the closing, or longer in certain cases. While there can be no assurance that such policy will be obtained, Tommy Hilfiger’s selling shareholders are obligated, pursuant to the purchase agreement, to cooperate with us in obtaining the policy.

Regulatory Covenants; Third Party Consents

Each party to the purchase agreement has agreed to use reasonable best efforts to obtain as promptly as practicable all necessary governmental/regulatory approvals, including by (a) making all required filings pursuant to the HSR Act within five business days of the date of the purchase agreement, (b) making all other required filings pursuant to other regulatory laws as promptly as practicable and (c) not extending any waiting period under the HSR Act or entering into any agreement with the United States Federal Trade Commission or United States Department of Justice or any other governmental entity not to consummate the acquisition without the prior written consent of the other parties. All such filings have been made as of the date of this prospectus supplement and the waiting period under the HSR Act has been terminated.

Non-Solicitation

Under the purchase agreement, the Tommy Hilfiger shareholders may not solicit, encourage, seek, initiate, facilitate or engage in any discussion or negotiations with, or provide any information to or enter into any agreement with, anyone other than us concerning any alternative transaction, and such parties must immediately cease any ongoing discussions or negotiations.

Governing Law

The purchase agreement is governed by and will be construed in accordance with the laws of the State of Delaware.

Selling Stockholder Agreement

Upon the consummation of our acquisition of Tommy Hilfiger, we and the Tommy Hilfiger shareholders will enter into a stockholder agreement. Under the terms of the stockholder agreement, Apax will have the right to nominate one director to our board of directors. This right will terminate if, among other things, Apax ceases to beneficially own (net of any short interests) less than a number of shares of our common stock equal to the greater of (i) 50% of the shares of common stock that Apax acquires in the acquisition and (ii) 4% of the then outstanding shares of common stock.

Commencing upon the consummation of our acquisition of Tommy Hilfiger, Apax and its controlled affiliates will be subject to customary standstill restrictions limiting or prohibiting, among other things, the acquisition of more of our securities, making or proposing a merger or change of control transaction, soliciting proxies or supporting any other person or group seeking to engage in the foregoing. Under the stockholder agreement, the standstill period runs until the earlier of (a) the termination of the stockholder agreement pursuant to its terms, (b) a change of control of PVH or (c) three months after (i) Apax irrevocably waives its right to nominate one director, (ii) such right terminates (as described in the last sentence of the immediately preceding paragraph) or (iii) the resignation, removal or death of the Apax director nominee and no replacement has filled such vacancy after Apax has proposed two different replacement designees, both of whom have been rejected by us.

In addition, for a period of nine months following the completion of the acquisition, subject to limited exceptions, the Tommy Hilfiger shareholders who are party to the stockholder agreement will be prohibited from offering, selling, pledging or otherwise transferring, or hedging against, the shares of our common stock that they receive in the acquisition. After the nine-month anniversary of the closing, the Tommy Hilfiger shareholders will be permitted to sell 50% of their shares of our common stock that they receive in the acquisition, with the remaining portion available for sale following the 15-month anniversary.

The stockholder agreement also provides Apax and certain other Tommy Hilfiger shareholders who will own more than 4% of the total number of outstanding shares of our common stock with certain preemptive rights with respect to future issuances for cash of common stock, or securities convertible into, exercisable or exchangeable for common stock. The Tommy Hilfiger shareholders will receive customary registration rights with respect to the shares of common stock that they receive in the acquisition.

LNK Purchase Agreement

On March 15, 2010, we entered into a securities purchase agreement with LNK, pursuant to which we agreed to sell to LNK, in a private placement, 4,000 shares of our Series A preferred stock, par value $100 per share, for an aggregate purchase price of $100 million. The Series A preferred stock to be issued to LNK is perpetual preferred stock, with a liquidation preference of $25,000 per share, no coupon and convertible at any time into shares of our common stock, at a per share conversion price of $47.74 (subject to adjustment as described in “— Series A Preferred Stock” below).

Under the securities purchase agreement with LNK, the obligation of each of us and LNK to consummate the sale to LNK of the shares of Series A preferred stock is subject to the consummation of our acquisition of Tommy Hilfiger. We also have agreed to (a) cover LNK’s reasonable legal fees and expenses, subject to a cap to be agreed upon, and (b) pay LNK a commitment fee of $1 million and a transaction fee of $4 million, all which are payable at the closing of the sale to LNK of the shares of Series A preferred stock.

MSD Purchase Agreement

On March 15, 2010, we entered into a securities purchase agreement with MSD, pursuant to which we agreed to sell to MSD, in a private placement, 4,000 shares of our Series A preferred stock, par value $100 per share, for an aggregate purchase price of $100 million. The terms of the MSD purchase agreement are substantially identical to the terms of the securities purchase agreement between us and LNK. The Series A preferred stock to be issued to MSD is perpetual preferred stock, with a liquidation preference of $25,000 per share, no coupon and convertible at any time into shares of our common stock, at a per share conversion price of $47.74 (subject to adjustment as described in “— Series A Preferred Stock” below).

Under the terms of the securities purchase agreement with MSD, we have agreed to (a) cover MSD’s reasonable legal fees and expenses, subject to a cap to be agreed upon, and (b) pay MSD a commitment fee of $1 million and a transaction fee of $4 million, all of which are payable at the closing of the sale to MSD of the shares of Series A preferred stock.

Series A Preferred Stock

The terms, rights, obligations and preferences of our Series A preferred stock are set forth in a Certificate of Designations that will be filed with the Secretary of State of the State of Delaware prior to the closing of the sale of preferred stock to LNK and MSD. The holders of the Series A preferred stock will not be entitled to receive dividends, other than to the extent that dividends are declared and paid on our common stock. In the event that dividends are declared on the common stock, the preferred stockholders will generally be entitled to receive the amount of cash or assets that they would have received had they converted their shares of Series A preferred stock into shares of our common stock immediately prior to the record day for such dividend.

Each share of Series A preferred stock will be immediately convertible, at the option of the holder, into the number of shares of common stock equal to the quotient of (a) the liquidation preference of $25,000 and (b) the conversion price. The conversion price is initially $47.74 (the closing price of our common stock on the business day immediately preceding the date of our execution of the securities purchase agreements with each of LNK and MSD) and is subject to equitable adjustment in the event of our taking certain actions, including stock splits, stock dividends, mergers, consolidations or other capital reorganizations.

The Series A preferred stock is not redeemable, in whole or in part, at our option or that of any holder. The holders of the Series A preferred stock are entitled to vote with the holders of our common stock on an as-converted basis. In addition, the affirmative vote of at least 75% of the shares of Series A preferred stock then outstanding is required for us to: (a) amend, alter, repeal, impair or change, in any respect, the rights, preferences, powers, privileges, restrictions, qualifications or limitations of the Series A preferred stock, (b) authorize or agree to authorize any increase in the number of shares of Series A preferred stock or issue any additional shares of Series A preferred stock or (c) amend, alter or repeal any provision of our certificate of incorporation or by-laws that would adversely affect any right, preference, privilege or voting power of the Series A preferred stock or the holders thereof.

LNK Stockholder Agreement

We will enter into a stockholder agreement with LNK in connection with the closing of the sale to LNK of the 4,000 shares of our Series A preferred stock. Under the terms of the stockholder agreement, LNK will be provided with the right to nominate one director to our board of directors. We have agreed to use commercially reasonable efforts to cause LNK’s nominee to be elected to the Board. LNK’s right to nominate a director will terminate in certain circumstances, including in the event that LNK and its affiliates cease to beneficially own (net of any short interests) less than 80% of the shares of Series A preferred stock (or shares of common stock into which their shares of Series A preferred stock are convertible) that LNK acquired under the securities purchase agreement with them. Until the nomination right is terminated in accordance with the terms of the stockholder agreement, LNK will agree to vote all shares of Series A preferred stock or shares of common stock received upon the conversion of such Series A preferred stock held by it or its affiliates in accordance with the recommendations of our board of directors.

From the closing of the sale of Series A preferred stock to LNK until six months following the termination of LNK’s right to nominate a director to our board of directors, LNK and its affiliates will be subject to customary standstill restrictions limiting or prohibiting, among other things, the acquisition of more of our securities, making or proposing a merger or change of control transaction, soliciting proxies or supporting any other person or group seeking to engage in the foregoing.

In addition, for a period of nine months following the completion of the sale of Series A preferred stock to LNK, subject to limited exceptions, LNK will be prohibited from offering, selling, pledging or otherwise transferring, or hedging against, the shares of Series A preferred stock received in the sale (or shares of common stock received upon the conversion of such Series A preferred stock). After the nine-month anniversary of the completion of the sale, LNK will be permitted to sell 50% of its shares of Series A preferred stock (or shares of common stock received upon the conversion of such Series A preferred stock), with the remaining portion available for sale following the 15-month anniversary.

The stockholder agreement with LNK will also provide LNK with certain customary registration rights (including demand registrations and piggyback rights) with respect to shares of common stock into which the Series A preferred stock purchased by LNK may be converted.

MSD Stockholder Agreement

We will enter into a stockholder agreement with MSD in connection with the closing of the sale to MSD of the 4,000 shares of Series A preferred stock. The stockholder agreement with MSD will be substantially similar to the stockholder agreement with LNK, except as described below.

MSD does not have the right to nominate a director to our board of directors.

Under the terms of the stockholder agreement, for nine months following the completion of the sale of Series A preferred stock to MSD, MSD and its controlled affiliates will be subject to customary standstill restrictions limiting or prohibiting, among other things, the acquisition of more of our securities, making or proposing a merger or change of control transaction, soliciting proxies or supporting any other person or group seeking to engage in the foregoing, although MSD will not be restricted from acquiring up to 9.9% of the total outstanding shares of common stock.

In addition, for a period of nine months following the completion of the sale of Series A preferred stock to MSD, subject to limited exceptions, MSD will be prohibited from offering, selling, pledging or otherwise transferring, or hedging against, the shares of Series A preferred stock that MSD received in the sale of Series A preferred stock to MSD (or shares of common stock received upon the conversion of such Series A preferred stock). After the nine-month anniversary of the completion of the sale, MSD will be permitted to sell 50% of its shares of Series A preferred stock (or shares of common stock received upon the conversion of such Series A preferred stock), with the remaining portion available for sale following the 12-month anniversary.

USE OF PROCEEDS

The net proceeds of this offering will be approximately $317 million, or $365 million if the underwriters exercise their overallotment option in full, after deducting underwriting discounts and commissions and estimated expenses of the offering. We intend to use the net proceeds from this offering to partially fund our acquisition of Tommy Hilfiger, including any related fees and expenses. If we do not complete the acquisition of Tommy Hilfiger, we intend to use the proceeds for general corporate purposes and for fees and expenses related to the Tommy Hilfiger transaction that are payable whether or not the acquisition is consummated. See “Summary — Tommy Hilfiger Acquisition — Financing for Acquisition” and “Description of the Tommy Hilfiger Acquisition.”

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Our common stock is listed on the New York Stock Exchange, or the NYSE, under the symbol “PVH.” The following table sets forth on a per share basis the high and low sales prices on the NYSE for our common stock and dividends declared during the periods indicated.

	High	Low	Dividends

Fiscal Year 2008:
First Quarter	$43.86	$30.50	$0.0375
Second Quarter	$47.94	$31.62	$0.0375
Third Quarter	$45.77	$20.37	$0.0375
Fourth Quarter	$24.60	$13.04	$0.0375

Fiscal Year 2009:
First Quarter	$30.48	$14.09	$0.0375
Second Quarter	$36.08	$24.71	$0.0375
Third Quarter	$44.85	$33.15	$0.0375
Fourth Quarter	$44.92	$39.03	$0.0375

Fiscal Year 2010:
First Quarter (through April 22, 2010)	$67.50	$38.25	$0.0375

The last reported sales price of our common stock on April 22, 2010 on the NYSE was $67.08 per share. As of April 22, 2010, there were approximately 716 holders of record of our common stock.

We currently have a policy of paying an annual dividend on our common stock of $0.15 per share, payable in four equal installments. The payment of cash dividends in the future will be at the discretion of our board of directors. The declaration of any cash dividends and the amount thereof will depend on a number of factors, including our financial condition, capital requirements, funds from operations, the dividend taxation level, our stock price, future business prospects and such other factors as our board of directors may deem relevant. Additionally, our existing indebtedness places significant restrictions on our ability to pay dividends, and other indebtedness we may incur may contain similar restrictions.

CAPITALIZATION

The following table sets forth our capitalization as of January 31, 2010 on an actual basis, on an as adjusted basis after giving effect to the issuance of our common stock in this offering and on a pro forma basis as described in “Summary — Tommy Hilfiger Acquisition” and our unaudited pro forma information included in this prospectus supplement. This table assumes that the underwriters will not exercise their option to purchase up to an additional 750,000 shares of our common stock to cover over-allotments, if any. You should also read our consolidated financial statements incorporated by reference in this prospectus supplement.

		As
	Actual	Adjusted	Pro Forma
	($ in millions)

Cash	$481	$798	$386	(1)

Debt: (2)
New senior secured credit facility
Revolver	—	—	—
Term loan A	—	—	500
Term loan B	—	—	1,400	(3)
7 3/4% debentures due 2023	100	100	100
7 1/4% senior notes due 2011	150	150	—
8 1/8% senior notes due 2013	150	150	—
7 3/8% senior notes due 2020	—	—	600	(4)

Total debt	400	400	2,600
Preferred stock, par value $100 per share; 150,000 total shares authorized; actual, no shares issued or outstanding; as adjusted, no shares issued or outstanding; pro forma, 8,000 issued and outstanding	—	—	200
Common stock, par value $1 per share; 240,000,000 shares authorized; 51,902,412 shares outstanding; as adjusted, 56,902,412 shares outstanding; pro forma, 64,978,819 shares outstanding	1,169	1,486	1,808	(5)

Total stockholders’ equity	1,169	1,486	2,008

Total capitalization	$1,569	$1,886	$4,608

(1)	As presented in the unaudited pro forma consolidated financial information and differs from the cash anticipated to remain on our balance sheet after the consummation of the acquisition of Tommy Hilfiger due to, among other things, certain integration and transaction expenses, differences in exchange rates and hedging not reflected in our unaudited pro forma financial information.

(2)	Excludes capital leases of approximately $22 million to be assumed in connection with the acquisition (calculated at the exchange rate of $1.3339 to one Euro).

(3)	Excludes applicable original issue discount, if any.

(4)	Reflects the pricing of our offering of 7 3/8% senior notes due 2020, which occurred on April 23, 2010.

(5)	As presented in our unaudited pro forma consolidated financial information and differs from the actual amounts incurred due to, among other things, certain integration and transaction costs, differences in exchange rates and the impact of hedging not reflected in the unaudited pro forma financial information. Includes common stock, additional capital, retained earnings/accumulated deficit, accumulated other comprehensive (loss)/income, less shares of common stock held in treasury, at cost.

The number of shares of our common stock set forth above is based on the number of shares of common stock outstanding as of January 31, 2010. This number does not include:

•	an aggregate of 4,439,221 shares issuable upon exercise of outstanding stock options and upon vesting of restricted stock units and performance shares under our stock option plans, approximately 2,500,000 shares issuable under stock options exercisable, and approximately 490 shares of restricted stock which will vest, within 60 days of January 31, 2010;

•	4,831,689 shares available for future issuance under our 2006 stock incentive plan; and

•	an aggregate of 320,000 shares issuable upon exercise of a warrant initially issued to Mr. Calvin Klein in connection with our acquisition of Calvin Klein.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma consolidated financial information of PVH as at and for the fiscal year ended January 31, 2010, gives effect to:

•	Our proposed acquisition of Tommy Hilfiger, which is currently controlled by funds affiliated with Apax, for total consideration of €2.2 billion (approximately $3 billion) plus the assumption of €100 million in liabilities;

•	The issuance of common stock, Series A preferred stock and debt, as well as the use of existing cash, to fund the acquisition; and

•	The extinguishment of a portion of our existing debt.

The following unaudited pro forma consolidated income statement gives effect to these events as if the transaction had occurred on February 2, 2009. The following unaudited pro forma consolidated balance sheet gives effect to these events as if the transaction had occurred on January 31, 2010.

The unaudited pro forma consolidated financial information included herein is derived from our historical financial statements and those of Tommy Hilfiger and is based on certain assumptions which we believe to be reasonable, which are described in the section entitled “— Notes to Unaudited Pro Forma Consolidated Financial Information” below. We have not performed a complete and thorough valuation analysis necessary to determine the fair market values of all of the Tommy Hilfiger assets to be acquired and liabilities to be assumed, and accordingly, as described in Note 4(b) below, the unaudited pro forma consolidated financial information includes a preliminary allocation of the purchase price to reflect the fair value of those assets and liabilities.

The unaudited pro forma consolidated financial information:

•	does not purport to represent what the consolidated results of operations actually would have been if our acquisition of Tommy Hilfiger had occurred on February 2, 2009 or what those results will be for any future periods or what the consolidated balance sheet would have been if our acquisition of Tommy Hilfiger had occurred on January 31, 2010. The pro forma adjustments are based on information current as of the time of this filing or as otherwise indicated; and

•	has not been adjusted to reflect any matters not directly attributable to implementing our acquisition of Tommy Hilfiger. No adjustment, therefore, has been made for actions which may be taken once the offer is complete, such as any of our integration plans related to Tommy Hilfiger. As a result, the actual amounts recorded in our future consolidated financial statements will differ from the amounts reflected in the unaudited pro forma consolidated financial information, and the differences may be material.

The unaudited pro forma consolidated financial information has been derived from the following sources:

•	our financial information, as prepared in accordance with GAAP, has been extracted without adjustment from our audited consolidated income statement for the year ended January 31, 2010 and audited consolidated balance sheet as at January 31, 2010 contained in our Annual Report on Form 10-K filed with the SEC on March 31, 2010.

•	financial information of Tommy Hilfiger, as prepared in accordance with IFRS, has been extracted without adjustment from Tommy Hilfiger’s unaudited consolidated income statement for the 12 months ended December 31, 2009 and unaudited consolidated balance sheet as at December 31, 2009 and translated from Euros to United States Dollars as described below. Tommy Hilfiger’s year end was March 31, 2009, which differs from our January 31, 2010 year end by more than 93 days. As such, Tommy Hilfiger’s income statement was brought up to within 93 days of our most recently completed year end by adding the unaudited consolidated interim income statement of Tommy Hilfiger for the nine months ended December 31, 2009 to the audited consolidated income statement of Tommy Hilfiger for the year ended March 31, 2009 and deducting the unaudited consolidated interim income statement of Tommy Hilfiger for the nine months ended December 31, 2008. No unusual events entered into the determination of the resulting unaudited consolidated income statement for the 12 months ended December 31, 2009 and therefore such period was deemed to be a reasonable representation of the normal operations of Tommy Hilfiger.

•	Unaudited adjustments have been made to align the Tommy Hilfiger IFRS financial information with GAAP. The basis for these adjustments is explained in the section entitled “— Notes to Unaudited Pro forma Consolidated Financial Information.”

•	Tommy Hilfiger translated its historical financial information to its functional currency, the Euro, based on the requirements of IFRS. Based on our review of Tommy Hilfiger’s historical financial statements and understanding of the differences between GAAP and IFRS, we are not aware of any further adjustment that we would need to make to Tommy Hilfiger’s historical financial statements relating to foreign currency translation in respect of this pro forma financial presentation. The pro forma adjustments in this unaudited pro forma consolidated financial information have been translated from Euros to United States Dollars using the applicable exchange rates. The average exchange rate applicable during the period presented for the unaudited pro forma consolidated income statement and the period end exchange rate for the unaudited pro forma consolidated balance sheet are:

		$/€1

For the year ended January 31, 2010	Average Spot Rate	1.3977
As at January 31, 2010	Period End Rate	1.4002

The following unaudited pro forma consolidated financial information should be read in conjunction with:

•	the accompanying section “— Notes to Unaudited Pro Forma Consolidated Financial Information;”

•	our audited consolidated financial statements for the year ended January 31, 2010 and the notes relating thereto;

•	the audited special purpose consolidated financial statements of Tommy Hilfiger for the year ended March 31, 2009 and the notes relating thereto, contained in our Current Report on Form 8-K filed with the SEC on April 13, 2010; and

•	the unaudited special purpose consolidated interim financial statements of Tommy Hilfiger for the nine months ended December 31, 2009 and the notes relating thereto, contained in our Current Report on Form 8-K filed with the SEC on April 13, 2010.

Unaudited Pro Forma Consolidated Income Statement
For the Year Ended January 31, 2010

				Tommy
				Hilfiger		Tommy
	PVH	Tommy	Tommy	Pro Forma		Hilfiger	Pro Forma		Pro Forma
	(in $,	Hilfiger	Hilfiger	GAAP		Pro Forma	Transaction		PVH
	except	IFRS	IFRS	Adjustments		GAAP	Adjustments		(in $, except
	Shares)	(in €)	(in $)	(in $)	Notes	(in $)	(in $)	Notes	Shares)
	(In thousands)

Net sales	2,070,754	—	—	2,246,670	3(g)	2,246,670	(12,088)	4(l)	4,305,336
Royalty revenue	245,879	—	—	47,519	3(g)	47,519	—		293,398
Advertising and other revenue	82,098	—	—	—		—	—		82,098

Total revenue	2,398,731	1,641,403	2,294,189	—		2,294,189	(12,088)		4,680,832
Cost of goods sold	1,216,128	741,363	1,036,203	1,462	3(b),3(g)	1,037,665	45,637	4(k),4(l)	2,299,430

Gross profit	1,182,603	900,040	1,257,986	(1,462)		1,256,524	(57,725)		2,381,402
Selling, general and administrative expenses	938,791	812,192	1,135,201	(18,154)	3(a),3(c),3(d),3(e)	1,117,047	5,480	4(f),4(l),4(m)	2,061,318

Income before interest and taxes	243,812	87,848	122,785	16,692		139,477	(63,205)		320,084
Interest expense	33,524	110,555	154,523	8,514	3(b),3(d),3(g)	163,037	(37,185)	4(g)	159,376
Interest income	1,295	8,353	11,675	—		11,675	(10,525)	4(h)	2,445

Income/(loss) before taxes	211,583	(14,354)	(20,063)	8,178		(11,885)	(36,545)		163,153
Income tax expense/(benefit)	49,673	(5,597)	(7,823)	617	3(f)	(7,206)	3,194	4(o)	45,661

Net income/(loss)	161,910	(8,757)	(12,240)	7,561		(4,679)	(39,739)		117,492

Basic net income per common share	3.14								1.71

Diluted net income per common share	3.08								1.68

Weighted average common shares used to calculate net income per common share:
Basic	51,639								64,715
Diluted	52,506								69,817

See Notes to Unaudited Pro Forma Consolidated Financial Information.

Unaudited Pro Forma Consolidated Balance Sheet
As at January 31, 2010

				Tommy
				Hilfiger		Tommy
		Tommy	Tommy	Pro Forma		Hilfiger	Pro Forma
		Hilfiger	Hilfiger	GAAP		Pro Forma	Transaction		Pro Forma
	PVH	IFRS	IFRS	Adjustments		GAAP	Adjustments		PVH
	(in $)	(in €)	(in $)	(in $)	Notes	(in $)	(in $)	Notes	(in $)
	(In thousands, except per share amounts)

ASSETS
Current Assets:
Cash and cash equivalents	480,882	236,559	331,230	—		331,230	(425,626)	4(a)i,4(b)ii,4(c), 4(d),4(e),4(i),4(j)	386,486
Trade receivables, net of allowances for doubtful accounts	188,844	154,070	215,729	(65,277)	3(g)	150,452	—		339,296
Other receivables	7,759	—	—	—		—	—		7,759
Inventories, net	263,788	198,790	278,345	—		278,345	50,885	4(b)iv	593,018
Prepaid expenses	41,038	—	—	—		—	8,333	4(i),4(j)	49,371
Other current assets	12,572	2,851	3,992	62,052	3(f),3(g)	66,044	—		78,616

Total Current Assets	994,883	592,270	829,296	(3,225)		826,071	(366,408)		1,454,546
Property, Plant and Equipment, net	167,474	161,325	225,887	13,829	3(d),3(g)	239,716	(13,671)	4(q)	393,519
Goodwill	419,179	—	—	322,621	3(g)	322,621	1,317,884	4(b)vi	2,059,684
Tradenames	621,135	—	—	—		—	1,725,046	4(b)iii,4(q)	2,346,181
Perpetual License Rights	86,000	—	—	—		—	—		86,000
Other Intangibles, net	32,056	791,322	1,108,009	(337,905)	3(e),3(g)	770,104	(591,868)	4(b)iii,4(q)	210,292
Other Noncurrent Assets	18,952	54,606	76,460	111,854	3(f),3(g)	188,314	62,028	4(b)ii,4(i),4(j),	269,294

								4(q)
Total Assets	2,339,679	1,599,523	2,239,652	107,174		2,346,826	2,133,011		6,819,516

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	—	35,610	49,861	4,342	3(g)	54,203	(54,203)	4(b)ii,4(q)	—
Accounts payable	108,494	257,546	360,616	—		360,616	—		469,110
Accrued expenses	215,413	50,591	70,838	(65,258)	3(f),3(g)	5,580	(12,398)	4(o)	208,595
Deferred revenue	38,974	—	—	—		—	—		38,974
Other current liabilities	—	3,819	5,347	409	3(g)	5,756	7,829	4(q)	13,585

Total Current Liabilities	362,881	347,566	486,662	(60,507)		426,155	(58,772)		730,264
Long-Term Debt	399,584	514,241	720,040	18,329	3(g)	738,369	1,454,631	4(b)ii,4(c),4(q)	2,592,584
Other Noncurrent Liabilities	408,661	209,004	292,648	124,438	3(a),3(c),3(g)	417,086	662,540	4(b)v,4(q)	1,488,287
Subordinated Shareholder Loan	—	516,890	723,749	—		723,749	(723,749)	4(b)ii	—
Stockholders’ Equity:
Preferred stock, Series A, par value $100 per share	—	—	—	—		—	200,000	4(d)	200,000
Common stock	57,139	50,574	70,814	(63,813)	3(g)	7,001	6,075	4(a)ii,4(e),4(n)	70,215
Additional capital	596,344	—	—	42,196	3(c),3(g)	42,196	604,959	4(a)ii,4(e),4(i),4(n)	1,243,499
Retained earnings/ (Accumulated deficit)	796,282	(40,860)	(57,212)	44,547	3(a),3(b),3(c), 3(d),3(e)	(12,665)	(7,738)	4(i),4(j),4(n)	775,879
Accumulated other comprehensive (loss)/income	(80,448)	2,108	2,951	1,984	3(a),3(b),3(c),3(e)	4,935	(4,935)	4(n)	(80,448)
Less: shares of common stock held in treasury, at cost	(200,764)	—	—	—		—	—		(200,764)

Total Stockholders’ Equity	1,168,553	11,822	16,553	24,914		41,467	798,361		2,008,381

Total Liabilities and Stockholders’ Equity	2,339,679	1,599,523	2,239,652	107,174		2,346,826	2,133,011		6,819,516

See Notes to Unaudited Pro Forma Consolidated Financial Information.

Notes to Unaudited Pro Forma Consolidated Financial Information
(In thousands, except per share amounts and as indicated)

1.	BASIS OF PRESENTATION

The unaudited pro forma consolidated financial information has been derived from financial statements prepared in accordance with GAAP and IFRS and reflects our acquisition of Tommy Hilfiger. The IFRS financial information has been adjusted to align with GAAP and, as such, the resulting unaudited pro forma consolidated financial information is presented in accordance with GAAP.

Our underlying financial information has been derived from our audited consolidated financial statements contained in our Annual Report on Form 10-K for the year ended January 31, 2010. The underlying financial information for Tommy Hilfiger has been derived from the unaudited consolidated financial statements of Tommy Hilfiger for the 12 months ended December 31, 2009 prepared in accordance with IFRS.

The combination with Tommy Hilfiger has been treated as an acquisition of a business, with us as the acquirer and Tommy Hilfiger as the acquiree, assuming that the offer had been completed on February 2, 2009 for the unaudited pro forma consolidated income statement and on January 31, 2010 for the unaudited pro forma consolidated balance sheet.

This unaudited pro forma consolidated financial information is not intended to reflect the financial position and results of operations which would have actually resulted had our acquisition of Tommy Hilfiger been effected on the dates indicated. Further, the unaudited pro forma results of operations are not necessarily indicative of the results of operations that may be achieved in the future. No account has been taken of the impact of transactions that have occurred or might occur subsequent to January 31, 2010 for us or subsequent to December 31, 2009 for Tommy Hilfiger. No adjustment, therefore, has been made for actions which may be taken once our acquisition of Tommy Hilfiger is complete, such as any integration plans related to Tommy Hilfiger.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The unaudited pro forma consolidated financial information has been compiled in a manner consistent with the accounting policies adopted by us. These accounting policies differ in a number of significant respects from those of Tommy Hilfiger. The adjustments made to align Tommy Hilfiger’s IFRS financial information with GAAP are described in Note 3. Additional reclassifications made to align Tommy Hilfiger’s GAAP financial information with our GAAP accounting policies are described in Note 4(q).

The Tommy Hilfiger balances have been translated from Euros to United States Dollars using the average exchange rate applicable during the period presented for the unaudited pro forma consolidated income statement and the period end exchange rate for the unaudited pro forma consolidated balance sheet.

3.	PRO FORMA GAAP ADJUSTMENTS

The financial information of Tommy Hilfiger has been prepared and presented in accordance with IFRS. Certain differences exist between IFRS and GAAP, and these differences may be material. The principal relevant differences between GAAP and IFRS that we believe would be material in the preparation of Tommy Hilfiger’s financial statements have been adjusted for, as described below. While we cannot be sure that these are the only necessary adjustments to align IFRS to GAAP, we believe that these adjustments represent the most significant differences between IFRS and GAAP affecting the financial statements of Tommy Hilfiger. The following summary does not include all differences that exist between IFRS and GAAP and is not intended to provide a comprehensive listing of all such differences specifically related to us, Tommy Hilfiger or the industry in which we and Tommy Hilfiger operate.

The differences described below reflect only those differences in accounting policies in effect at the time of the preparation of the historical financial information of Tommy Hilfiger. There has been no attempt to identify future differences between IFRS and GAAP as the result of changes in accounting standards, transactions or events that may occur in the future. The organizations that promulgate IFRS and GAAP have significant projects ongoing that could have a significant impact on future comparisons between IFRS and

GAAP. Future developments or changes in either IFRS or GAAP may give rise to additional or fewer differences between IFRS and GAAP which could have a significant impact on us or the combined company.

The following adjustments have been made to align the Tommy Hilfiger IFRS financial information with GAAP. The estimated tax impacts of each of these GAAP adjustments are included in the total of tax adjustments explained in Note 3(f) below.

(a)	Onerous Lease Contract

Under IFRS, an onerous contract is defined as a contract in which the unavoidable costs of meeting the obligations under the contract exceed the economic benefits expected to be received under it. When a contract becomes onerous, a liability is recognized regardless of whether the entity has ceased using the rights under the contract. Under GAAP, a liability for costs that will continue to be incurred under a contract for its remaining term without economic benefit to the entity should only be recorded when the entity has ceased using the rights under the contract.

Selling, general and administrative expenses was reduced by $10,713 to reverse expense recorded under IFRS related to leases under which Tommy Hilfiger had not ceased using the rights provided by the contracts. On the unaudited pro forma consolidated balance sheet, a reduction in other noncurrent liabilities of $10,567 was made to reverse the liability previously recorded and retained earnings was increased $6,514, net of tax. Accumulated other comprehensive income was decreased $99, net of tax, to reflect the impact on currency translation.

(b)	Derivatives

Under IFRS, hedge accounting is applied whereby unrealized losses on certain of Tommy Hilfiger’s derivative instruments were recognized in other comprehensive income. Under GAAP, these derivative instruments do not meet the different criteria for hedge accounting. As such, the unrealized losses must be recorded in the unaudited pro forma consolidated income statement.

Additional interest expense of $7,742 and additional cost of goods sold of $2,706 was reflected related to interest rate swaps and forward foreign exchange contracts, respectively, which did not meet the criteria for hedge accounting under GAAP. The hedge reserve included in accumulated other comprehensive income was increased $7,174, net of tax, with a corresponding decrease of $7,174, net of tax, to retained earnings. The balance sheet adjustments are inclusive of the cumulative effect of adjustments related to prior periods.

(c)	Share-based and Incentive Compensation

Vesting of certain of Tommy Hilfiger’s share-based and incentive compensation programs is contingent upon an initial public offering (an “IPO”) or change of control. Under IFRS, if the length of the vesting period varies depending on when a performance condition is satisfied, an estimate must be made on the basis of the most likely outcome. As such, expense is recognized during the period leading up to the estimated date of an IPO or change of control. Under GAAP, a compensatory award subject to a performance condition is accounted for when the achievement of such performance condition is probable. Because these performance conditions are outside of our control, they would not be probable until they occur. Thus, under GAAP, expense would not be recognized as of December 31, 2009.

Selling, general and administrative expenses was reduced by $4,805 to reverse current year expense recorded under IFRS related to share-based and incentive compensation programs for which vesting is contingent upon an IPO or change of control. On the unaudited pro forma consolidated balance sheet, other noncurrent liabilities was reduced by $26,674 (for the cash settled portion of the award); additional capital was reduced by $21,617 (for the equity portion of the award); retained earnings was increased by $46,133, net of tax; and accumulated other comprehensive income was reduced by $5,281, net of tax. The balance sheet adjustments are inclusive of the cumulative effect of adjustments related to prior periods.

(d)	Interest Capitalization

Prior to adoption as of January 1, 2009 of International Accounting Standard No. 23 (Revised), which requires the capitalization of interest on qualifying assets, Tommy Hilfiger expensed interest related to the construction of qualifying assets. Under GAAP, interest is required to be capitalized on capital construction projects and depreciated over the life of the asset.

Property, plant and equipment, net was increased $839 to reflect this difference. This balance sheet adjustment is inclusive of the cumulative effect of adjustments related to prior periods. Interest expense was reduced by $472 to reverse the interest expense related to construction projects that had already been started before January 1, 2009.

Subsequently, in December 2009, the qualifying asset was impaired under IFRS. Under GAAP, the capitalized borrowing costs should also be impaired. To reflect the impairment on the capitalized borrowing costs, selling, general and administrative expenses was increased $681 and property, plant and equipment, net was reduced by $681.

Retained earnings was increased by $98, net of tax, related to these adjustments.

(e)	Reacquired License Rights

In December 2008, Tommy Hilfiger reacquired a license to sell handbags in the United States and paid a contractually stipulated termination fee to the licensee. Under IFRS, this termination fee was treated as a reacquired right. As such, the payment was capitalized and was being amortized over the remaining period of the original license agreement. Under GAAP, for this transaction, the termination fee would be considered an exit cost and would be expensed when incurred. As a result, selling, general and administrative expenses was reduced by $3,317, other intangibles, net was reduced by $1,612, retained earnings was reduced by $1,024, net of tax, and accumulated other comprehensive income was increased by $190, net of tax, to reflect the impact on currency translation. The balance sheet adjustments are inclusive of the cumulative effect of adjustments related to prior periods.

(f)	Taxation

Estimated tax impacts have been provided for the unaudited pro forma GAAP adjustments. Other current assets was reduced by $10,038, other noncurrent assets was reduced by $694 and accrued expenses was increased $141 to record the net tax impacts of the differences described above. In the unaudited pro forma consolidated income statement, income tax expense was increased by $617.

Also, under IFRS, deferred taxes are classified as noncurrent on the unaudited pro forma consolidated balance sheet and presented as an asset or a liability on a net basis by tax jurisdiction. Under GAAP, deferred taxes are classified between current and noncurrent, depending on the balance sheet items which they relate to, disclosed separately and presented on a net basis by tax jurisdiction. The reclassifications to reflect this difference are included in Note 3(g).

(g)	Reclassifications

Certain amounts were reclassified in the financial statements of Tommy Hilfiger so their presentation would be consistent with GAAP.

For the unaudited pro forma consolidated income statement, the detail of total revenue of $2,294,189 was reclassified as follows:

Net sales	$2,246,670
Royalty revenue	47,519

An additional income statement reclassification was made to present the realized and unrealized gains and losses related to certain of Tommy Hilfiger’s derivative instruments in the same income statement line item:

Cost of goods sold	$(1,244)
Interest expense	1,244

Certain balance sheet reclassifications were made in order to present certain of Tommy Hilfiger’s IFRS balances consistent with their presentation under GAAP.

Under IFRS, Tommy Hilfiger presents chargeback and markdown reserves as a current liability. GAAP requires that chargeback and markdown reserves be presented as a contra receivable. The following balance sheet reclassification was made to reflect the presentation under GAAP:

Trade receivables, net of allowances for doubtful accounts	$(65,277)
Accrued expenses	(65,277)

Additional balance sheet reclassifications were made related to the presentation of capitalized salaries, debt issuance costs, goodwill, subleases, deferred taxes and additional capital. The adjustments by balance sheet line item are as follows:

Other current assets	$72,090
Property, plant and equipment, net	13,671
Goodwill	322,621
Other intangibles, net	(336,293)
Other noncurrent assets	112,548
Current portion of long-term debt	4,342
Accrued expenses	(122)
Other current liabilities	409
Long-term debt	18,329
Other noncurrent liabilities	161,679
Common stock	(63,813)
Additional capital	63,813

4.	PRO FORMA TRANSACTION ADJUSTMENTS

The following adjustments have been made to reflect (i) our acquisition of Tommy Hilfiger; (ii) the issuance of common stock, Series A preferred stock and debt, as well as the use of existing cash, to fund the acquisition; and (iii) the extinguishment of a portion of our existing debt.

The estimated tax impact of each of these pro forma adjustments, excluding the fair value adjustment to deferred taxes in Note 4(b)v below, is included in the total of tax adjustments explained in Note 4(o) below.

(a)	Estimated Purchase Consideration

We will acquire Tommy Hilfiger, pursuant to the offer for total cash and stock consideration of $3,058,136. The estimated purchase consideration was calculated as follows:

Total cash consideration	$2,704,874	(i)
Total value of stock consideration	$353,262	(ii)
Our share price	$43.74	(ii)
Our total shares to be issued, par value $1 per share	8,076	(ii)
Total purchase price	$3,058,136	(iii)

(i)	For purposes of preparing this unaudited pro forma consolidated financial information, we have assumed that funding will come from the net proceeds from the issuance of common stock, Series A preferred stock and debt, as well as the use of existing cash. The cash portion of the estimated purchase consideration, payable in Euros, which includes a €1,924,000 component plus the assumption of €100,000 in liabilities, was translated based on an exchange rate of €1 : $1.3364 on April 8, 2010. We have entered into a forward foreign exchange contract with respect to €1,300,000 of the purchase price to hedge against exposure to changes in the exchange rate for the Euro. Our obligations under this contract are contingent upon the consummation of our acquisition of Tommy Hilfiger.

(ii)	The value of the stock portion of the estimated purchase consideration is $353,262, which excludes the value of the restricted stock component as discussed in Note 4(m) below. The value of the stock portion of the estimated purchase consideration was translated based on an exchange rate of €1 : $1.3364 on April 8, 2010. The number of shares of our common stock to be issued is obtained by dividing the value of the ordinary share portion of the estimated purchase consideration by the stock value and rounding to the nearest whole number. The stock value is an amount equal to the lower of (1) $43.74 per share or (2) the minimum stock value, calculated as the greater of the average of the per share daily closing prices of a share of our common stock on the New York Stock Exchange (“NYSE”) for 20 consecutive trading days ending on and including the second trading day prior to the closing date or $39.37 per share, whichever is higher. For purposes of this unaudited pro forma consolidated financial information, we calculated the minimum stock value to be $55.77 per share based on the average of the per share daily closing prices of a share of our common stock on the NYSE for 20 consecutive trading days ending on April 8, 2010. As such, the number of shares of our common stock assumed to be issued of 8,076 was calculated based on a per share price of $43.74. The number of shares of our common stock to be issued is subject to change due to fluctuations in exchange rates and the computed stock value and could differ materially from the number of shares set forth above. Based on the maximum stock value of $43.74 per share, a 10% change in exchange rates compared to the exchange rate of €1 : $1.3364 on April 8, 2010 would change the number of shares issued by 808. Assuming the floor stock value of $39.37 per share and an exchange rate of €1 : $1.3364 on April 8, 2010, the number of shares issued would increase by 897 to 8,973 compared to the 8,076 presented in the table above. Further, assuming the floor stock value of $39.37 per share, a 10% change in exchange rates compared to the exchange rate of €1 : $1.3364 on April 8, 2010 would further change the number of shares issued of 8,973 by 897.

(iii)	The estimated consideration expected to be transferred reflected in this unaudited pro forma consolidated financial information does not purport to represent what the actual consideration transferred will be when the merger is consummated due to exchange rate fluctuations and other factors. Further, the number of shares issued as part of the consideration transferred will be calculated on the closing date of the acquisition and could differ materially from the number of shares set forth above.

(b)	Preliminary Allocation of Purchase Consideration to Net Assets Acquired

Adjustments to reflect the preliminary allocation of purchase consideration to net assets acquired are as follows:

Book value of net assets acquired as at December 31, 2009	$41,467	(i)
Adjusted for:
Elimination of cash	(331,230	)(ii)
Elimination of debt	1,471,090	(ii)

Adjusted book value of net assets acquired	1,181,327
Fair value adjustments to net assets:
Identifiable intangible assets	1,155,849	(iii)
Inventories, net	50,885	(iv)
Other noncurrent liabilities	(647,809	)(v)
Goodwill	1,317,884	(vi)

Total fair value adjustments to net assets	1,876,809	(vii)

Total purchase price to be allocated	$3,058,136

(i)	The unaudited pro forma consolidated financial information has been prepared using Tommy Hilfiger’s available financial statements and disclosures. Therefore, except as noted below, the carrying value of assets and liabilities in Tommy Hilfiger’s financial statements are considered to be a proxy for fair value of those assets and liabilities. In addition, certain pro forma adjustments, such as recording fair value of assets and liabilities and potential adjustments for consistency of accounting policy, except for the adjustments to reflect Tommy Hilfiger under GAAP and adjustments specifically described below, are not reflected in this unaudited pro forma consolidated financial information.

(ii)	The net assets of Tommy Hilfiger that we are expected to acquire exclude cash, debt and other debt-related balances. As such, cash and cash equivalents was reduced by $331,230, other noncurrent assets was reduced by $22,671, current portion of long-term debt was reduced by $46,374, long-term debt was reduced by $723,638 and subordinated shareholder loan was reduced by $723,749.

(iii)	For purposes of the pro forma analysis, the historical intangible assets of Tommy Hilfiger have been increased $1,155,849 to reflect our preliminary estimate of the total fair value of intangible assets acquired of $1,903,282. Included in this adjustment is a $1,090,687 increase to tradenames to reflect the total fair value of tradenames of $1,725,046. Also included in this adjustment is a $65,162 increase to other intangibles, net, to reflect the total fair value of other intangibles, net of $178,236. These other intangibles represent customer relationships and order backlog.

(iv)	Inventory, net was increased $50,885 to reflect our preliminary estimate of the fair value of inventory based on the net realizable value method, less the portion of the profit attributable to the seller.

(v)	Other noncurrent liabilities was increased $647,809 to reflect our preliminary estimate of the deferred tax liability to be recorded in connection with these fair value adjustments.

(vi)	Goodwill was increased $1,317,884 to reflect the total excess of the purchase consideration over the fair value of the assets acquired of $1,640,505.

(vii)	No other adjustments were made to the assets and liabilities of Tommy Hilfiger to reflect their fair values. At this time there is insufficient information as to the specific nature, age, condition and location of Tommy Hilfiger’s property, plant and equipment to make a reasonable estimation of fair value or the corresponding adjustment to depreciation and amortization. For each $10,000 fair value adjustment to property, plant and equipment, assuming a weighted-average useful life of 10 years, depreciation expense would change by approximately $1,000. Once we have complete information as to the specifics of Tommy Hilfiger’s assets, the estimated values assigned to the assets and/or the associated estimated weighted-average useful life of the assets will likely be different than that reflected in this unaudited pro forma consolidated financial information and the differences could be material.

Following completion of the offer, we anticipate that the purchase price allocation may differ materially from the preliminary assessment outlined above. Any change to the initial estimates of the fair value of the assets and liabilities will be recorded as an increase or decrease to goodwill.

(c)	Long-Term Debt

We intend to finance our acquisition of Tommy Hilfiger, in part, with the issuance of long-term debt. We currently estimate that we will borrow approximately $500,000 in aggregate principal amount under a senior secured term loan A facility (“Term Loan A”), a portion of which will be denominated in United States dollars and a portion of which will be denominated in Euros; and approximately $1,400,000 in aggregate principal amount under a senior secured term loan B facility (“Term Loan B”), a portion of which will be denominated in United States Dollars and a portion of which will be denominated in Euros, and which debt will be issued with an original issue discount. In addition, we will issue $600,000 of senior unsecured notes,* 100% in United States Dollars. Further, we have commenced a tender offer to purchase for cash any of the (i) $150,000 outstanding principal amount of our existing 7 1/4% Senior Notes due 2011 and (ii) $150,000 outstanding principal amount of our existing 8 1/8% Senior Notes due 2013. We intend to redeem or repurchase any such notes that remain outstanding following the completion of the tender offer.

We have outstanding $100,000 of 7 3/4% debentures due 2023, which we are not refinancing at this time. The following table reconciles the unaudited pro forma consolidated balance sheet impact of these transactions:

Assumed carrying amount of debt issued:
Term Loan A, Term Loan B and senior unsecured notes	$2,493,000
Less:
Carrying amount of debt extinguished:
7 1/4% Senior Notes due 2011	(150,000)
8 1/8% Senior Notes due 2013	(150,000)

Net adjustment to long-term debt	$2,193,000

The debt structure and interest rates used for purposes of preparing the unaudited pro forma consolidated financial information may be considerably different than the actual amounts we incur based on market conditions at the time of the debt financing and other factors.

(d)	Preferred Stock

We have agreed to sell to LNK and MSD, concurrent with the consummation of our acquisition of Tommy Hilfiger, a total of $200,000 of Series A preferred stock, convertible into our common stock at $47.74 per share ($100,000 of Series A preferred stock to each of LNK and MSD, respectively). The conversion price of $47.74 was determined by the closing price of our common stock prior to the announcement of our acquisition of Tommy Hilfiger. An adjustment was made to increase Series A preferred stock by $200,000 to reflect this transaction.

(e)	Common Stock

In addition to the issuance of debt and Series A preferred stock described above, we currently intend to finance the acquisition of Tommy Hilfiger, in part, with a public offering of approximately $332,500 of common stock, par value $1 per share. We currently estimate that we will issue 5,000 shares of our common stock as a result of this offering, at a price of $66.50 per share. The number of shares of our common stock to be issued is subject to increase by 750 shares to cover overallotments. Common stock was increased $5,000 and additional capital was increased $327,500 to reflect this offering.

* Reflects the pricing of our offering of 7 3/8% senior notes due 2020, which occurred on April 23, 2010.

(f)	Amortization Expense

An adjustment was made to increase selling, general and administrative expenses to reflect estimated amortization of $36,224. This adjustment was based on the assumption that $178,236 of the recorded intangible assets related to Tommy Hilfiger would be definite lived, including $152,140 related to customer relationships and $26,096 related to order backlog. The estimated useful life of these intangible assets is approximately 15 years for customer relationships and one year for order backlog. In addition, an adjustment was made to decrease selling, general and administrative expenses to eliminate historical Tommy Hilfiger intangible asset amortization expense of $13,231.

(g)	Interest Expense

As discussed in Note 4(c) above, we currently estimate that we will borrow approximately $500,000 under Term Loan A, a portion of which will be denominated in United States Dollars and a portion of which will be denominated in Euros; and approximately $1,400,000 under Term Loan B, a portion of which will be denominated in United States Dollars and a portion of which will be denominated in Euros, and which debt will be issued with an original issue discount. In addition, we will issue $600,000 of senior unsecured notes,* 100% in United States Dollars.

The applicable interest rates for the United States Dollar portion and the Euro portion of each of Term Loan A and Term Loan B are expected to be computed differently. For the United States Dollar portion, interest will be variable and indexed to LIBOR or an adjusted base rate, at the option of the borrower. For the Euro portion, interest will be variable and indexed to EURIBOR. For both portions, the rate will be subject to a floor. For purposes of this unaudited pro forma consolidated financial information, the floor has been used as the assumed interest rate. The assumed value of the Euro portion of each of Term Loan A and Term Loan B was translated based on an exchange rate of €1 : $1.3364 on April 8, 2010. We may decide to enter into interest rate swap agreements to swap the variable interest rates for fixed interest rates and hedge against exposure to changes in LIBOR and EURIBOR. The interest rates assumed on the long-term debt do not contemplate any interest rate swap agreements that we may decide to enter into in the future. For purposes of this unaudited pro forma consolidated financial information, an assumed weighted average interest rate of approximately 5.5% was used to reflect pro forma interest expense for Term Loan A, Term Loan B and the senior unsecured notes.

Pro forma adjustments have been made to reflect the interest expense related to the new debt issued based on the assumptions described above, the reduction in interest expense associated with the debt extinguished and the elimination of Tommy Hilfiger’s interest expense. We have outstanding $100,000 of 7 3/4% debentures due 2023, which we are not refinancing at this time; therefore, this unaudited pro forma consolidated financial information does not reflect any adjustment to interest expense related to these debentures.

The net adjustment was calculated as follows:

Interest expense on debt issued:
Term Loan A, Term Loan B and senior unsecured notes	$138,115
Amortization of capitalized debt issuance costs	9,953
Less:
Interest expense on debt extinguished:
7 1/4% Senior Notes due 2011	(10,875)
8 1/8% Senior Notes due 2013	(12,188)
Amortization of capitalized debt issuance costs (extinguished debt)	(1,621)
Interest expense on historical Tommy Hilfiger debt	(155,097)
Amortization of capitalized debt issuance costs (Tommy Hilfiger’s historical debt)	(5,472)

Net adjustment to interest expense	$(37,185)

* Reflects the pricing of our offering of 7 3/8% senior notes due 2020, which occurred on April 23, 2010.

The debt structure and interest rates used for purposes of preparing the unaudited pro forma consolidated financial information may be considerably different than the actual amounts we incur based on a number of factors, including market conditions at the time of the debt financing, changes in the split of issuances between the United States Dollar and the Euro from that contemplated in this unaudited pro forma consolidated financial information, exchange rate fluctuations, and other factors. A 0.125% change in the interest rates on these debt issuances would change the estimated annual interest expense by approximately $3,152.

(h)	Interest Income

An adjustment of $10,525 was made to reduce pro forma interest income. This reduction reflects an adjustment of $428 based on an estimate of the forgone interest income on the cash utilized to partially fund the acquisition and an adjustment of $10,097 to eliminate historical Tommy Hilfiger interest income.

(i)	Transaction Costs

We have estimated that total transaction costs will be $112,997 inclusive of acquisition-related costs, debt issuance costs and equity issuance costs. The actual transaction costs incurred could differ materially from this estimate. A reasonable allocation of fees paid to investment bankers, lawyers, and accountants that are also involved with completing the acquisition has been made to debt issuance and equity issuance based on consultation with these professionals. Based on this allocation and information specific to each aspect of the transaction, the following adjustments to the unaudited pro forma consolidated financial information have been made:

Acquisition-related costs

$27,366 of the total transaction costs has been allocated to completing the acquisition. Because we are required to expense these costs as they are incurred, they have been charged to retained earnings as of January 31, 2010, net of an estimated tax benefit of $10,344. No adjustment has been made to the unaudited pro forma consolidated income statement for these costs as they are non-recurring.

Debt issuance costs

$60,100 of the total transaction costs has been allocated to debt issuance. This amount includes upfront and arranger fees which are based on a percentage of debt issued, subject to certain other terms, which may ultimately be different than the amount assumed for purposes of this unaudited pro forma consolidated financial information due to differences in the amount of the debt ultimately issued and certain other factors. These differences could be material. The costs allocated to debt issuance have been capitalized and reflected in the unaudited pro forma consolidated balance sheet as an increase in prepaid expenses of $9,953 and an increase in other noncurrent assets of $50,147. On the unaudited pro forma consolidated income statement, these costs are amortized to expense over the life of the debt instruments under the effective interest method. The adjustment to the unaudited pro forma consolidated income statement for these costs is reflected in Note 4(g).

Equity issuance costs

$25,531 of the total transaction costs has been allocated to equity issuance. The cost of registering and issuing equity instruments to effect a business combination is accounted for as a reduction of the otherwise determined fair value of the equity instruments issued. As such, an adjustment to decrease additional capital of $25,531 was reflected in the unaudited pro forma consolidated balance sheet.

(j)	Debt Extinguishment Costs

Debt extinguishment costs related to the early extinguishment of the 7 1/4% Senior Notes due 2011 and 8 1/8% Senior Notes due 2013 are estimated to be $5,435, inclusive of a $2,025 prepayment premium on the 8 1/8% Senior Notes due 2013 and the write-off of previously capitalized debt issuance costs of $3,410. The write-off of previously capitalized debt issuance costs has been reflected as a decrease in prepaid expenses of

$1,620 and a decrease in other noncurrent assets of $1,790. Because we are required to expense these costs as they are incurred, they have been charged to retained earnings, net of an estimated tax benefit of $2,054. No adjustment has been made to the unaudited pro forma consolidated income statement for these costs as they are non-recurring.

(k)	Cost of Sales

As discussed in the fair value adjustments described in Note 4(b)iv, inventory was increased to reflect our preliminary estimate of the fair value of inventory based on the net realizable value method, less the portion of the profit attributable to the seller. As such, we have increased cost of goods sold $50,794 to reflect the increased valuation of Tommy Hilfiger’s inventory as the acquired inventory is sold, which for purposes of this unaudited pro forma consolidated financial information is assumed to occur within the first year post-acquisition.

(l)	Elimination of Results of Operations for Karl Lagerfeld Business

The unaudited financial statements of Tommy Hilfiger as at and for the 12 months ended December 31, 2009 include the results of operations for the Karl Lagerfeld business which we are not acquiring. As such, we have made the following adjustments to the unaudited pro forma consolidated income statement to eliminate the results of operations of the Karl Lagerfeld business:

Net sales	$(12,088)
Cost of goods sold	(5,157)
Selling, general and administrative expenses	(25,306)

No adjustment has been made to the unaudited pro forma consolidated balance sheet as the net assets associated with the Karl Lagerfeld business were deemed immaterial for purposes of preparing the unaudited pro forma consolidated financial information.

(m)	Management Retention for Key Employees

In connection with our acquisition of Tommy Hilfiger, certain Tommy Hilfiger employees have been provided replacement compensation in consideration of certain share-based compensation previously awarded to them by Tommy Hilfiger that vested upon an IPO or change of control. Such replacement compensation consists of a cash component, a vested stock component and a restricted stock component. The cash and vested stock components are included in the respective components of the estimated purchase consideration set forth in Note 4(a) above, as these components represent the portion of the replacement compensation that is attributable to pre-acquisition service. As the restricted stock component vests over two years, no adjustment has been made to the unaudited pro forma consolidated balance sheet for this component. One-half of the estimated fair value of the restricted stock component, or $7,793, has been reflected as an increase in selling, general and administrative expenses in the unaudited pro forma consolidated income statement.

(n)	Elimination of Tommy Hilfiger’s Stockholders’ Equity

An adjustment to eliminate Tommy Hilfiger’s common stock of $7,001, additional capital of $42,196, retained earnings of ($12,665) and accumulated other comprehensive income of $4,935 was reflected in the unaudited pro forma consolidated balance sheet as at January 31, 2010.

(o)	Taxation

The estimated tax impacts of the adjustments described in this Note 4 have been calculated with reference to the statutory rates in effect for the period presented. The tax rate used to determine the pro forma effect of adjustments to our pre-acquisition income tax expense and taxes payable is based on our pre-discrete blended tax rate in effect for the period presented based on the tax jurisdictions in which we operate. The tax rate used to determine the pro forma effect of adjustments to Tommy Hilfiger’s pre-acquisition income tax expense and taxes payable is based on Tommy Hilfiger’s blended tax rate in effect for the period presented based on the tax jurisdictions in which Tommy Hilfiger operates. A blended tax rate of 33.5% has been used for the combined company post-acquisition. This rate was calculated based on a weighted-average of our and Tommy Hilfiger’s pre-discrete blended tax rates for the period. The effective tax rate of the combined company could be materially different than the rate assumed for purposes of preparing the unaudited pro forma consolidated financial information for a variety of factors, including post-acquisition activities. Accrued expenses was decreased by $12,398 and income tax expense was increased by $3,194 for the net impacts of the adjustments described in this Note 4.

(p)	Net Income per Common Share

Our calculation of pro forma net income per common share for the year ended January 31, 2010 includes the impact of items discussed in this Note 4, including the pro forma impact on assumed preferred stock and common stock dividends and the estimated weighted average number of common shares outstanding on a pro forma basis. The pro forma weighted average number of common shares outstanding for the year ended January 31, 2010 has been calculated as if the shares issued in connection with the acquisition had been issued and outstanding as of February 2, 2009.

The following table sets forth the computation of basic pro forma net income per common share and diluted pro forma net income per common share for the year ended January 31, 2010:

Pro forma net income	$117,492
Less:
Pro forma net income allocated to participating securities	7,144

Pro forma net income available to common stockholders for basic pro forma net income per common share	110,348
Add back:
Pro forma net income allocated to participating securities	7,144

Pro forma net income available to common stockholders for diluted pro forma net income per common share	$117,492
Weighted average common shares outstanding for basic pro forma net income per common share	64,715
Pro forma impact of dilutive securities	913
Pro forma impact of assumed participating convertible preferred stock conversion	4,189

Total shares for diluted pro forma net income per common share	69,817
Basic pro forma net income per common share	$1.71
Diluted pro forma net income per common share	$1.68

(q)	Reclassifications

In addition to the reclassifications set forth in Note 3(g) above to present the financial statements of Tommy Hilfiger in accordance with GAAP, certain balances were reclassified from the financial statements of Tommy Hilfiger so their presentation would be consistent with our GAAP accounting policies.

The following reclassifications were made to the unaudited pro forma consolidated balance sheet as at January 31, 2010:

Property, plant and equipment, net	$(13,671)
Tradenames	634,359
Other intangibles, net	(657,030)
Other noncurrent assets	36,342
Current portion of long-term debt	(7,829)
Other current liabilities	7,829
Long-term debt	(14,731)
Other noncurrent liabilities	14,731

OUR BUSINESS

Overview

We are one of the largest apparel companies in the world, with a heritage dating back over 125 years. Our portfolio of brands includes our owned brands, principally Calvin Klein Collection, ck Calvin Klein, Calvin Klein, Van Heusen, IZOD, ARROW, G.H. Bass & Co., Bass and Eagle, and our licensed brands, principally Geoffrey Beene, CHAPS, Sean John, Trump, JOE Joseph Abboud, Kenneth Cole New York, Kenneth Cole Reaction, MICHAEL Michael Kors, Michael Kors Collection, DKNY, Tommy Hilfiger, Nautica, Ted Baker, Ike Behar, Hart Schaffner Marx, J. Garcia, Claiborne, U.S. POLO ASSN., Axcess, Jones New York and Timberland, as well as various private label brands. We design and market nationally recognized branded dress shirts, neckwear, sportswear and, to a lesser extent, footwear and other related products. Additionally, we license our owned brands over a broad range of products. We market our brands at multiple price points and across multiple channels of distribution, allowing us to provide products to a broad range of consumers, while minimizing competition among our brands and reducing our reliance on any one demographic group, merchandise preference or distribution channel. Our licensing activities, principally our Calvin Klein business, diversify our business model by providing us with a sizeable base of profitable licensing revenues.

We believe Calvin Klein is one of the best known designer names in the world and that the Calvin Klein brands — Calvin Klein Collection, ck Calvin Klein and Calvin Klein — provide us with the opportunity to market products both domestically and internationally at higher price points, in higher-end distribution channels and to different consumer groups than our other product offerings. Products sold under these brands are sold primarily under licenses and other arrangements. Although the Calvin Klein brands were well established when we acquired Calvin Klein in February 2003, there were numerous product categories in which no products, or only a limited number of products, were offered. Since our acquisition, we have used our core competencies to establish a men’s better sportswear business and an outlet retail business. In addition, we have significantly expanded through licensing the product offerings under the Calvin Klein brands and the geographic areas and channels of distribution in which products are sold. Calvin Klein designs all products and/or controls all design operations and product development for most of its licensees and oversees a worldwide marketing, advertising and promotions program for the Calvin Klein brands. We believe that maintaining control over design and advertising through Calvin Klein’s dedicated in-house teams plays a key role in the continued strength of the brands. Worldwide retail sales of products sold under the Calvin Klein brands were approximately $5.8 billion in 2009.

Our “heritage” business encompasses the design, sourcing and marketing of a varied selection of branded label dress shirts, neckwear, sportswear and footwear, as well as the licensing of our owned brands (other than the Calvin Klein brands), for an assortment of products. Our heritage business also includes private label dress furnishings programs, particularly neckwear programs. We design, source and market substantially all of these products on a brand-by-brand basis, targeting distinct consumer demographics and lifestyles in an effort to minimize competition among our brands. Currently, we distribute our products at wholesale through more than 16,000 doors in national and regional department, mid-tier department, mass market, specialty and independent stores in the United States, Canada and Europe. Our wholesale business represents our core business and we believe that it is the basis for our brand equity. As a complement to our wholesale business, we also market our products directly to consumers through our Van Heusen, IZOD, Bass and Calvin Klein retail stores, principally located in outlet malls throughout the United States.

We have entered into license agreements with partners across the globe for our brands. A significant portion of our total income before interest and taxes is derived from international sources, primarily driven by the international component of our Calvin Klein licensing business. We have approximately 55 license and other agreements covering over 130 territories outside of the United States for our Calvin Klein brands and approximately 50 license agreements covering approximately 150 territories outside of the United States for our heritage brands, and we intend to continue to expand our operations globally through direct marketing by us and through partnerships with licensees. We recently expanded our international operations to include sales of certain of our products to department and specialty stores throughout Canada and parts of Europe, including through the BVH acquisition, which provided us with a wholesale distribution business in the United Kingdom and Ireland and a limited number of retail stores.

We completed the Superba acquisition in January 2007. This transaction provided us with an established neckwear business base, which advances our historical strategy of marketing our brands at multiple price points and across multiple channels of distribution and is complementary to our heritage dress shirt business. The Mulberry acquisition in April 2008 built upon this base. The Superba and Mulberry acquisitions present us with opportunities to grow and enhance the performance of both the dress shirt and neckwear businesses by providing us with the ability to produce and market all of the neckwear for our owned brands over time and to leverage the design, merchandising and selling capabilities of both businesses to offer our customers a cohesive and comprehensive portfolio of branded dress shirts and neckwear.

We announced during the fourth quarter of 2008 a series of actions that we planned to undertake to respond to the difficult economic conditions that existed during the second half of 2008 and were expected to (and did) continue into 2009, including restructuring certain of our operations and implementing a number of other cost reduction efforts. We began implementing the restructuring initiatives during the fourth quarter of 2008 and we completed substantially all of them by the end of 2009. The restructuring initiatives included the shutdown of domestic production of machine-made neckwear, a realignment of our global sourcing organization and reductions in warehousing capacity, all of which had headcount reductions associated with them, as well as lease terminations for the majority of our Calvin Klein specialty retail stores and other initiatives to reduce corporate and administrative expenses.

We announced on March 15, 2010 that we had entered into a definitive agreement to acquire Tommy Hilfiger. The discussion immediately below does not contemplate the effects of the completion of that acquisition, except where specifically noted. For a discussion of Tommy Hilfiger’s business, see “— Tommy Hilfiger Business” below.

Our Business

We manage our business through our operating divisions, which consist of five reportable segments: (i) Calvin Klein Licensing; (ii) Wholesale Dress Furnishings; (iii) Wholesale Sportswear and Related Products; (iv) Retail Apparel and Related Products; and (v) Retail Footwear and Related Products. Note 17, “Segment Data,” in the Notes to Consolidated Financial Statements included in Item 8 of our Annual Report on Form 10-K for the year ended January 31, 2010 contains information with respect to revenue, income before interest and taxes and assets related to each segment, as well as information regarding our revenue generated from foreign and domestic sources.

Calvin Klein

Our Calvin Klein business consists of (1) licensing and similar arrangements worldwide of the Calvin Klein Collection, ck Calvin Klein and Calvin Klein brands for a broad array of products, including women’s sportswear, jeanswear, underwear, fragrances, eyewear, men’s tailored clothing, women’s suits and dresses, hosiery, socks, footwear, swimwear, jewelry, watches, outerwear, handbags, leather goods, home furnishings and accessories, as well as to operate retail stores (Calvin Klein Licensing segment); (2) the marketing of the Calvin Klein Collection brand high-end men’s and women’s apparel and accessories collections through our Calvin Klein Collection flagship store (Retail Apparel and Related Products segment); (3) our Calvin Klein dress furnishings and men’s better sportswear businesses (Wholesale Dress Furnishings and Wholesale Sportswear and Related Products segments, respectively); (4) our Calvin Klein retail stores located principally in premium outlet malls in the United States (Retail Apparel and Related Products segment); and (5) our Calvin Klein Collection wholesale business.

We acquired Calvin Klein because of the significant growth opportunities presented by the Calvin Klein brands. In order to more efficiently and effectively exploit the development opportunities for each brand, a tiered brand strategy was established to provide a focused, consistent approach to global brand growth and development, with each of the Calvin Klein brands occupying a distinct marketing identity and position. An important element of this tiered brand strategy is the preservation of the prestige and image of the Calvin Klein brands. To this end, we maintain a dedicated in-house marketing, advertising and design division of Calvin Klein that oversees a worldwide marketing, advertising and promotions program. In 2009, over $275 million was spent globally in connection with the advertisement, marketing and promotion of the Calvin Klein brands and products sold by us, Calvin Klein’s licensees and other authorized users of the Calvin Klein name. Calvin Klein designs and/or controls all design operations and product development for most of its licensees.

Calvin Klein Licensing

An important source of our revenue is Calvin Klein’s arrangements with licensees and other third parties worldwide that manufacture and distribute globally a broad array of products under the Calvin Klein brands. For 2009, approximately 41% of Calvin Klein’s royalty, advertising and other revenue was generated domestically and approximately 59% was generated internationally. Calvin Klein combines its design, marketing and imaging skills with the specific manufacturing, distribution and geographic capabilities of its licensing and other partners to develop, market and distribute a variety of goods across a wide range of categories and to expand existing lines of business. Calvin Klein’s largest licensing and other partners in terms of royalty, advertising and other revenue earned by Calvin Klein in 2009 were Warnaco, which accounted for approximately 43%, and Coty, Inc. and G-III Apparel Group Ltd., which each accounted for approximately 12%.

Calvin Klein has approximately 45 wholesale product licensing arrangements. The products offered by Calvin Klein’s licensing partners include:

Licensing Partner	Product Category

CK Watch and Jewelry Co., Ltd. (Swatch SA)	Men’s and women’s watches (worldwide) and women’s jewelry (worldwide, excluding Japan)

CK21 Holdings Pte, Ltd.	Men’s and women’s bridge apparel, shoes and accessories (Asia, excluding Japan)

Coty, Inc.	Men’s and women’s fragrance and bath products (worldwide)

DWI Holdings, Inc./Himatsingka Seide, Ltd.	Soft home bed and bath furnishings (United States, Canada, Mexico, Central America and South America)

G-III Apparel Group, Ltd.	Men’s and women’s coats; women’s better suits, dresses and sportswear; women’s active performance wear (United States, Canada and Mexico)

Jimlar Corporation	Men’s and women’s footwear: better (United States, Canada and Mexico); bridge (North America, Europe and Middle East); collection (worldwide)

Marchon Eyewear, Inc.	Men’s and women’s optical frames and sunglasses (worldwide)

McGregor Industries, Inc./American Essentials, Inc.	Men’s and women’s socks and women’s tights (United States, Canada, Mexico, South America, Europe, Middle East and Asia, excluding Japan)

Onward Kashiyama Co. Ltd.	Men’s and women’s bridge apparel and women’s accessories (Japan)

Peerless Delaware, Inc.	Men’s better and bridge tailored clothing (United States, Canada and Mexico; South America (non-exclusive))

Warnaco, Inc.	Men’s, women’s and children’s jeanswear (nearly worldwide); men’s and boy’s underwear and sleepwear (worldwide); women’s and girl’s intimate apparel and sleepwear (worldwide); women’s swimwear (worldwide); men’s better swimwear (worldwide); men’s and women’s bridge apparel and accessories (Europe, Africa and Middle East)

Calvin Klein entered into a license agreement during 2009 for men’s and women’s golf apparel and certain golf accessories.

Warnaco is the beneficial owner of the Calvin Klein mark for men’s and boy’s underwear and sleepwear and women’s and girl’s intimate apparel and sleepwear. However, Warnaco pays Calvin Klein an administration fee based on Warnaco’s worldwide sales of such products under an administration agreement between Calvin Klein and Warnaco. Warnaco, as the beneficial owner of the Calvin Klein mark for such products, controls the design and advertising related thereto.

Heritage Business

Our “heritage” business encompasses the design, sourcing and marketing of dress shirts, neckwear, sportswear and footwear under our portfolio of owned and licensed nationally recognized brands. Our wholesale business represents our core business and we believe that it is the basis for our brand equity. Our products are distributed at wholesale in national and regional department, mid-tier department, mass market, specialty and independent stores in the United States. We added neckwear to our wholesale business in January 2007 in connection with the Superba acquisition. A few of our customers, including Macy’s, JCPenney, Kohl’s, and Wal-Mart account for significant portions of our revenue. Sales to our five largest customers were 31% of our revenue in 2009, 32% of our revenue in 2008 and 30% of our revenue in 2007. Macy’s, our largest customer, accounted for 12% of our revenue in 2009, 12% of our revenue in 2008 and 10% of our revenue in 2007.

Our wholesale customers offer our dress shirts, neckwear and sportswear, other than Calvin Klein men’s better sportswear, on the main floor of their stores. Calvin Klein men’s better sportswear is offered in the collection area of our customers’ stores. In each case, we offer our customers merchandising support with visual display fixtures and in-store marketing, with Calvin Klein men’s better sportswear generally being offered in fixtured shops we design and build. When a line of our products is displayed in a stand-alone area on the main floor, or, in the case of Calvin Klein men’s better sportswear, an exclusively dedicated collection area, we are able to further enhance brand recognition to permit more complete merchandising of our lines and to differentiate the presentation of our products. We believe that the broad appeal of our products, with multiple well-known brands offering differing styles at different price points, together with our customer, advertising and marketing support and our ability to offer products with innovative qualities, enable us to expand and develop relationships with apparel retailers.

We believe that our investments in logistics and supply chain management allow us to respond rapidly to changes in sales trends and consumer demands while enhancing inventory management. We believe our customers can better manage their inventories as a result of our continuous analysis of sales trends, our broad array of product availability and our quick response capabilities. Certain of our products can be ordered at any time through our EDI replenishment systems. For customers who reorder these products, we generally ship these products within one to two days of order receipt. At the end of 2009 and 2008, our backlog of open customer orders totaled $114 million and $131 million, respectively.

As a complement to our wholesale business, we also market products directly to consumers through our Van Heusen, IZOD, Bass and Calvin Klein retail stores, principally located in outlet malls throughout the United States. In addition, into the fourth quarter of 2008, we also marketed our products directly to consumers through our Geoffrey Beene outlet retail stores. We announced during 2008 that we would not renew our license to operate Geoffrey Beene outlet retail stores and ceased operations of our Geoffrey Beene outlet retail division during the fourth quarter of 2008. We also license our owned heritage brands (Van Heusen, IZOD, ARROW, Bass and G.H. Bass & Co.) to third parties domestically and internationally for an assortment of products.

Wholesale Dress Furnishings

Our Wholesale Dress Furnishings segment principally includes the design and marketing of men’s dress shirts and neckwear.

We market both dress shirts and neckwear principally under the ARROW, Calvin Klein, ck Calvin Klein, Calvin Klein Collection, IZOD, Eagle, Sean John, Trump, Kenneth Cole New York, Kenneth Cole Reaction,

JOE Joseph Abboud, DKNY, Tommy Hilfiger, Elie Tahari, J. Garcia and MICHAEL Michael Kors brands. We also market dress shirts under the Van Heusen, Geoffrey Beene and CHAPS brands and neckwear under the Nautica, Michael Kors Collection, Jones New York, Ike Behar, Ted Baker, Axcess, U.S. POLO ASSN., Hart Schaffner Marx, Bugatti, City of London, Claiborne and Robert Graham brands.

The following provides additional information for some of the more significant brands, as determined based on 2009 sales volume:

The Van Heusen dress shirt has provided a strong foundation for us for most of our history and is the best selling dress shirt brand in the United States. The Van Heusen dress shirt targets the updated classical consumer, is marketed at opening to moderate price points and is distributed principally in department stores, including Belk, Inc., Macy’s and JCPenney.

ARROW is the second best selling dress shirt brand in the United States. ARROW dress shirts and neckwear target the updated classical consumer, are marketed at opening to moderate price points and are distributed principally in mid-tier department stores, including Kohl’s and Sears, Roebuck and Co.

Calvin Klein dress shirts and neckwear target the modern classical consumer, are marketed at better price points and are distributed principally in department stores, including Macy’s and Dillard’s, Inc. We also offer our Calvin Klein Collection and ck Calvin Klein dress shirts to the more limited channel of luxury department and specialty stores and freestanding Calvin Klein Collection and ck Calvin Klein stores.

The Geoffrey Beene dress shirt is the best selling designer dress shirt brand in the United States. The Geoffrey Beene dress shirt targets the more style-conscious consumer, is marketed at moderate to upper moderate price points and is distributed principally in department and specialty stores, including Macy’s and Casual Male Retail Group, Inc. We market Geoffrey Beene dress shirts under a license agreement with Geoffrey Beene, Inc. that expires on December 31, 2013.

Kenneth Cole New York and Kenneth Cole Reaction dress shirts and neckwear target the modern consumer, are marketed at bridge and better price points, respectively, and are distributed principally in department stores, including Dillard’s and Macy’s. We market both brands of Kenneth Cole dress shirts and neckwear under a license agreement with Kenneth Cole Productions (Lic), Inc. that expires on December 31, 2014, which we may extend through December 31, 2019.

The CHAPS dress shirt targets the updated traditional consumer and is marketed at moderate price points. The CHAPS dress shirt is distributed principally at Kohl’s. We market CHAPS dress shirts under a license agreement with PRL USA, Inc. and The Polo/Lauren Company, LP that expires on March 31, 2014.

JOE Joseph Abboud dress shirts and neckwear target the more youthful, classical consumer, are marketed at moderate to better price points and are distributed principally in department stores, including JCPenney. We market JOE Joseph Abboud dress shirts and neckwear under a license agreement with J.A. Apparel Corp. that expires on December 31, 2012 and which we may extend, subject to mutual consent, through December 31, 2015.

DKNY dress shirts and neckwear target the modern consumer, are marketed at better price points and are distributed principally in department stores, including Macy’s. We market DKNY dress shirts and neckwear under license agreements with Donna Karan Studio, LLC that expire on December 31, 2012 and June 30, 2010, respectively. We may extend our dress shirt license agreement, subject to certain conditions, through December 31, 2017. It is currently our intention to renew the neckwear license agreement.

IZOD dress shirts and neckwear target the modern traditional consumer, are marketed at moderate price points and are distributed principally in department stores, including Belk and JCPenney.

Trump dress shirts and neckwear target the modern classical consumer, are marketed at better price points and are distributed principally at Macy’s. We market Trump dress shirts and neckwear under a license agreement with Trump Marks Menswear LLC that expires on December 31, 2012.

Tommy Hilfiger dress shirts and neckwear target the classic American consumer, are marketed at better price points and are distributed principally at Macy’s. We market Tommy Hilfiger dress shirts and neckwear under license agreements with Tommy Hilfiger Licensing, LLC that expire on March 31, 2012. The dress shirt license agreement may be extended for up to two additional terms ending March 31, 2015 and March 31, 2018, subject to certain conditions.

MICHAEL Michael Kors dress shirts and neckwear target the modern consumer, are marketed at moderate to better price points and are distributed principally in department stores, including Macy’s and The Bon-Ton Stores, Inc. We market MICHAEL Michael Kors dress shirts and neckwear under a license agreement with Michael Kors, LLC that expires on January 31, 2013 and which we may extend, subject to mutual consent, through January 31, 2016.

The Eagle dress shirt, a 100% cotton, no-iron shirt, and Eagle neckwear target the updated traditional consumer, are marketed at better price points and are distributed principally in department stores, including Macy’s.

We also offer private label dress shirt and neckwear programs to retailers. Private label offerings enable a retailer to sell its own line of exclusive merchandise at generally higher margins. These programs present an opportunity for us to leverage our design, sourcing, manufacturing and logistics expertise. Our private label customers work with our designers to develop the styles, sizes and cuts that the customers desire to sell in their stores under their private labels. Private label programs offer the consumer quality product and offer the retailer the opportunity to enjoy product exclusivity at generally higher margins. Private label products, however, generally do not have the same level of consumer recognition as branded products and private label manufacturers do not generally provide retailers with the same breadth of services and in-store sales and promotional support as branded manufacturers. We market private label dress shirts and neckwear to national department and mass market stores. Our private label dress shirt program currently consists of George for Wal-Mart and Apt. 9 for Kohl’s. Our private label neckwear programs include Murano, Daniel Cremieux and Roundtree & Yorke for Dillard’s, Club Room and Via Europe for Macy’s, Croft & Barrow and Apt. 9 for Kohl’s, Express for Express stores, Merona for Target Corporation, John W. Nordstrom for Nordstrom, Inc. and Stafford and J. Ferrar for JCPenney.

Wholesale Sportswear and Related Products

We market our sportswear, including men’s knit and woven sport shirts, sweaters, bottoms, swimwear, boxers and outerwear, at wholesale, principally under the IZOD, Van Heusen, ARROW, Geoffrey Beene, Timberland (since Fall 2008) and Calvin Klein brands. Since Fall 2007, we also market women’s sportswear, including knit and woven sport shirts, sweaters, bottoms and outerwear under the IZOD brand.

IZOD is the best selling branded men’s knit sport shirt in the United States. IZOD men’s sportswear consists of six related separate concepts under the classic IZOD blue label (updated classic sportswear), IZOD Golf (golf/resort lifestyle sportswear), IZOD XFG (functional/performance oriented golf apparel), IZOD red label (IZOD LX, a line of sportswear exclusive to Macy’s), IZOD Jeans (denim bottoms and related tops) and IZOD PerformX (performance-fabricated activewear) sub-brands. IZOD men’s sportswear is targeted to the active consumer, is marketed at moderate to upper moderate price points and is distributed principally in department stores, including Macy’s, Belk, Bon-Ton and JCPenney.

IZOD women’s apparel consists of a range of sportswear targeted to the active consumer. The brand is marketed at moderate to upper moderate price points and is distributed principally in department stores, including Belk, Bon-Ton and JCPenney.

Van Heusen is the best selling branded men’s woven sport shirt in the United States. The Van Heusen sportswear collection also includes knit sport shirts, chinos and sweaters. Like Van Heusen dress shirts, Van Heusen sport shirts, chinos and sweaters target the updated classical consumer, are marketed at opening to moderate price points and are distributed principally in department stores, including JCPenney, Belk, Macy’s and Bon-Ton.

ARROW is the second best selling branded men’s woven sport shirt in the United States. ARROW sportswear consists of men’s knit and woven tops, sweaters and bottoms. ARROW sportswear targets the updated traditional consumer, is marketed at moderate price points and is distributed principally in mid-tier department stores, including Kohl’s and Sears.

Calvin Klein men’s sportswear targets the modern classical consumer, is marketed at better price points and is distributed principally in better fashion department and specialty stores, including Macy’s and Dillard’s.

Timberland men’s sportswear is targeted to an active consumer, is marketed at opening better men’s collection price points and is distributed principally in department stores, including Macy’s, Belk and Bon-Ton and through The Timberland Company’s outlet retail stores. We market Timberland men’s sportswear at wholesale under a license agreement with The Timberland Company that expires on December 31, 2012 and which we may extend, subject to certain conditions, through December 31, 2017.

Geoffrey Beene sportswear is distributed on a limited basis and is positioned as an updated classic designer label for men’s woven and knit sport shirts, targeting a style-conscious consumer. We market Geoffrey Beene men’s sportswear at wholesale under the same license agreement as we market Geoffrey Beene dress shirts, which expires on December 31, 2013.

Retail

We operate approximately 650 retail locations under the Van Heusen, IZOD, Bass, Calvin Klein and Calvin Klein Collection names. We decided in 2008 not to renew our license to operate Geoffrey Beene outlet retail stores and closed our Geoffrey Beene outlet retail division at the end of 2008. (See Note 14, “Activity Exit Costs and Asset Impairments” in the Notes to Consolidated Financial Statements included in Item 8 of our Annual report on Form 10-K for the year ended January 31, 2010 for a further discussion.)

We operate stores principally in outlet centers in the United States. We also operate a full price store located in New York City under the Calvin Klein Collection brand in which we principally sell men’s and women’s high-end collection apparel and accessories, soft home furnishings and tableware. Additionally, we operate a limited number of retail stores located principally in the United Kingdom that primarily market Van Heusen brand dress furnishings. Our outlet stores range in size from 1,000 to 14,000 square feet, with an average of approximately 5,000 square feet. We believe our retail stores are an important complement to our wholesale operations because we believe that the stores further enhance consumer awareness of our brands by offering products that are not available in our wholesale lines, while also providing a means for managing excess inventory.

Retail Apparel and Related Products — Our Van Heusen stores are located principally in outlet centers and offer men’s dress shirts, neckwear and underwear, men’s and women’s suit separates, men’s and women’s sportswear, including woven and knit shirts, sweaters, bottoms and outerwear, and men’s and women’s accessories. These stores are targeted to the value-conscious consumer who looks for classically styled, moderately priced apparel.

Our IZOD stores are located principally in outlet centers and offer men’s and women’s active-inspired sportswear, including woven and knit shirts, sweaters, bottoms and activewear and men’s fragrance. These stores focus on golf, travel and resort clothing.

Our Calvin Klein stores are located principally in premium outlet centers and offer men’s and women’s apparel and other Calvin Klein products to communicate the Calvin Klein lifestyle. We also operate one Calvin Klein Collection store, located on Madison Avenue in New York City that offers Calvin Klein Collection men’s and women’s high-end collection apparel and accessories and other products under the Calvin Klein brands.

Retail Footwear and Related Products — Our Bass stores offer casual and dress shoes for men, women and children. Most of our Bass stores also carry apparel for men and women, including tops, neckwear, bottoms and outerwear, as well as accessories such as handbags, wallets, belts and travel gear.

Licensing

In addition to our Calvin Klein licensing business, we license our heritage brands globally for a broad range of products through approximately 40 domestic and 50 international license agreements covering approximately 150 territories combined.

We grant licensing partners the right to manufacture and sell at wholesale specified products under one or more of our brands. In addition, certain foreign licensees are granted the right to open retail stores under the licensed brand name. A substantial portion of the sales by our domestic licensing partners is made to our largest wholesale customers. We provide support to our licensing partners and seek to preserve the integrity of our brand names by taking an active role in the design, quality control, advertising, marketing and distribution of each licensed product, most of which are subject to our prior approval and continuing oversight.

We license our Van Heusen, IZOD, ARROW, Bass and G.H. Bass & Co. brand names for various products worldwide. We also sublicense the Geoffrey Beene brand name for certain products.

The products offered by our licensing partners under these brands include:

Licensing Partner	Product Category

Arvind Mills, Ltd.	ARROW men’s and women’s dresswear, sportswear and accessories (India, Middle East, Sri Lanka, Bangladesh, Maldives and Nepal); IZOD men’s sportswear and accessories (India)

Clearvision Optical Company, Inc.	IZOD men’s and children’s optical eyewear and related accessories (United States)

E.C.C.E	ARROW men’s and women’s dresswear, sportswear and accessories (France, Switzerland, Andorra and Morocco)

Fishman and Tobin, Inc.	Van Heusen and ARROW boys’ dresswear and sportswear; IZOD boys’ sportswear; IZOD and ARROW boys’ and girls’ school uniforms; ARROW men’s tailored clothing; IZOD boys’ tailored clothing (United States)

Gazal Apparel Pty Limited	Van Heusen men’s dresswear and accessories (Australia and New Zealand)

Gemini Cosmetics, Inc.	IZOD men’s fragrances (United States)

Harbor Wholesale, Ltd.	Bass and G.H. Bass & Co. wholesale footwear (worldwide)

Industrias Jatu S.A.	ARROW men’s dresswear and sportswear (Venezuela)

Knothe Corp.	IZOD men’s and boys’ sleepwear and loungewear (United States)

Manufacturas Interamericana S.A.	ARROW men’s and women’s dresswear, sportswear and accessories (Chile and Uruguay)

Peerless Delaware, Inc.	Van Heusen and IZOD men’s tailored clothing (United States and Mexico)

Humphrey’s Accessories LLC/Randa Corp. d/b/a Randa Accessories	ARROW men’s and boys’ small leather goods, belts and accessories (United States and Canada); Van Heusen men’s and boys’ neckwear (United States)

Thanulux Public Company, Ltd.	ARROW men’s dresswear, sportswear and accessories; ARROW women’s dresswear and sportswear (Thailand and Vietnam)

Wear Me Apparel Corp. d/b/a Kids Headquarters	IZOD childrenswear (United States)

WestPoint Home, Inc.	IZOD home products (United States)

Design

Our businesses depend on our ability to stimulate and respond to consumer tastes and demands, as well as on our ability to remain competitive in the areas of quality and price.

A significant factor in the continued strength of our brands is our in-house design teams. We form separate teams of designers and merchandisers for each of our brands, creating a structure that focuses on the special qualities and identity of each brand. These designers and merchandisers consider consumer taste and lifestyle and trends when creating a brand or product plan for a particular season. The process from initial design to finished product varies greatly, but generally spans six to ten months prior to each selling season. Our product lines are developed primarily for two major selling seasons, Spring and Fall. However, certain of our product lines offer more frequent introductions of new merchandise.

Calvin Klein has developed a cohesive team of senior design directors who share a vision for the Calvin Klein brands and who each lead a separate design team. These teams control all design operations and product development for most licensees and other strategic alliances.

Advertising and Promotion

We market substantially all of our products on a brand-by-brand basis targeting distinct consumer demographics and lifestyles. Our marketing programs are an integral feature of our product offerings. Advertisements generally portray a lifestyle rather than a specific item. We intend for each of our brands to be a leader in its respective market segment, with strong consumer awareness and consumer loyalty. We believe that our brands are successful in their respective segments because we have strategically positioned each brand to target a distinct consumer demographic. We will continue to design and market our products to complement each other, satisfy lifestyle needs, emphasize product features important to our target consumers and produce consumer loyalty.

We advertise our brands in national print media (including fashion, entertainment/human interest, business, men’s, women’s and sports magazines and The New York Times), on the Internet, on television, in movie theaters and through outdoor signage and sports sponsorships. We recently entered into an agreement for our IZOD brand to be the title sponsor of the newly renamed IZOD IndyCar Series for a five-year term commencing with the 2010 season and also continue to be the official apparel partner of the Indy Racing League and the Indianapolis Motor Speedway. We have also contracted with the New Jersey Sports and Exposition Authority for the naming rights to the IZOD Center sports and entertainment arena and are also a sponsor of the National Basketball Association’s New Jersey Nets. Our Van Heusen brand is the sponsor of the Van Heusen Pro Football Hall of Fame Fan’s Choice, through which football fans can express their opinions on who should get elected to the Pro Football Hall of Fame. We also participate in cooperative advertising programs with our customers, as we believe that brand awareness and in-store positioning are further strengthened by our contributions to such programs.

With respect to our retail operations, we generally rely upon local outlet mall developers to promote traffic for their centers. Outlet center developers employ multiple formats, including signage (highway billboards, off-highway directional signs, on-site signage and on-site information centers), print advertising (brochures, newspapers and travel magazines), direct marketing (to tour bus companies and travel agents), radio and television and special promotions.

We believe Calvin Klein is one of the most well-known designer names in the world. One of the efforts that has helped to establish and maintain the Calvin Klein name and image is its high-profile, often cutting-edge advertising campaigns that have stimulated publicity, curiosity and debate among customers and consumers, as well as within the fashion industry over the years. Calvin Klein has a dedicated in-house advertising agency, with experienced in-house creative and media teams that develop and execute a substantial portion of the institutional consumer advertising placement for products under the Calvin Klein brands. The advertising team works closely with other functional areas within Calvin Klein and its licensing and other partners to deliver a consistent and unified brand message to the consumer. Calvin Klein oversees a worldwide marketing, advertising and promotions program. In 2009, over $275 million was spent globally in connection with the advertisement, marketing and promotion of the Calvin Klein brands and products sold by us, Calvin Klein’s licensees and other authorized users of the Calvin Klein name.

Calvin Klein products are advertised primarily in national print media, through outdoor signage and on television. We believe promotional activities throughout the year further strengthen brand awareness of the Calvin Klein brands. The Spring and Fall Calvin Klein Collection apparel lines are presented at fashion shows in New York City and Milan, which typically generate extensive media coverage. Other Calvin Klein promotional efforts include in-store events, product launch events, gift-with-purchase programs, participation in charitable and special corporate-sponsored events and providing outfits to celebrities for award ceremonies and premieres.

Product Sourcing

To address the needs of our customers, we are continuing to make investments and develop strategies to enhance our ability to provide our customers with timely product availability and delivery. Our investments in sophisticated systems should allow us to reduce the cycle time between the design of products to the delivery of those products to our customers. We believe the enhancement of our supply chain efficiencies and working capital management through the effective use of our distribution network and overall infrastructure will allow us to better control costs and provide improved service to our customers.

We began implementing a series of restructuring initiatives during the fourth quarter of 2008 and we completed substantially all of them by the end of 2009. These initiatives included a realignment of our global sourcing organization and the shutdown of domestic production of machine-made neckwear. We decided to realign our global sourcing organization structure to make more efficient use of our internal resources with the intended goals of reducing product development cycle times and improving the efficiency of our sourcing operations. Our decision to shut down domestic production of machine-made neckwear was made to lower our neckwear product costs.

In 2009, approximately 160 different manufacturers produced our apparel products in approximately 200 factories and approximately 25 countries worldwide. With the exception of handmade neckwear, which is made in our Los Angeles, California facility and which accounts for less than 10% of our total quantity of neckwear sourced and produced, virtually all of our products are produced by independent manufacturers located in foreign countries. We source finished products and raw materials. Raw materials include fabric, buttons, thread, labels and similar materials. Raw materials and production commitments are generally made two to six months prior to production and quantities are finalized at that time. We believe we are one of the largest users of shirting fabric in the world. Finished products consist of manufactured and fully assembled products ready for shipment to our customers and our stores. Most of our dress shirts and all of our sportswear are sourced and manufactured in the Far East, the Indian subcontinent, the Middle East, the Caribbean and Central America. Our footwear is sourced and manufactured through third party suppliers principally in the Far East, Europe, South America and the Caribbean. Our neckwear fabric is sourced primarily from Europe and the Far East. The manufacturers of all of these items are required to meet our quality, cost and human rights requirements. No single supplier is critical to our production needs, and we believe that an ample number of alternative suppliers exist should we need to secure additional or replacement production capacity and raw materials. Given our extensive network of sourcing partners, we believe we are able to obtain goods at a low cost and on a timely basis.

Our foreign offices and buying agents enable us to monitor the quality of the goods manufactured by, and the delivery performance of, our suppliers, which includes the enforcement of human rights and labor standards through our ongoing approval and monitoring system. In addition, sales are monitored regularly at both the retail and wholesale levels and modifications in production can be made either to increase or reduce inventories. We continually seek additional suppliers throughout the world for our sourcing needs and place our orders in a manner designed to limit the risk that a disruption of production at any one facility could cause a serious inventory problem. We have not experienced significant production delays or difficulties in importing goods. Our purchases from our suppliers are effected through individual purchase orders specifying the price and quantity of the items to be produced.

Warehousing and Distribution

To facilitate distribution, our products are shipped from manufacturers to our wholesale and retail warehousing and distribution centers for inspection, sorting, packing and shipment. Ranging in size from 20,000 to 747,000 square feet, our centers are located in Arkansas, California, Georgia, North Carolina, Pennsylvania, Tennessee and Trento, Italy. Our warehousing and distribution centers are designed to provide responsive service to our customers and our retail stores, as the case may be, on a cost-effective basis. This includes the use of various forms of electronic communications to meet customer needs, including advance shipping notices for all major customers. In addition, we contract with third parties for warehousing and distribution in Canada and Europe to provide responsive service for our foreign wholesale operations.

Trademarks

We own the Van Heusen, Bass, G.H. Bass & Co., IZOD, ARROW and Eagle brands, as well as related trademarks and lesser-known names. We beneficially own the Calvin Klein marks and derivative marks (for products other than underwear, sleepwear and loungewear, which are beneficially owned by Warnaco). Calvin Klein and Warnaco are each an owner (for their respective products) of the Calvin Klein Trademark Trust, which is the sole and exclusive title owner of substantially all registrations of the Calvin Klein trademarks. The sole purpose of the Trust is to hold these marks. Calvin Klein maintains and protects the marks on behalf of the Trust pursuant to a servicing agreement. The Trust licenses to Warnaco on an exclusive, irrevocable, perpetual and royalty-free basis the use of the marks on men’s and boys’ underwear and sleepwear and women’s and girls’ intimate apparel and sleepwear, and to Calvin Klein on an exclusive, irrevocable, perpetual and royalty-free basis the use of the marks on all other products. Warnaco pays us an administrative fee based on Warnaco’s worldwide sales of underwear, intimate apparel and sleepwear products bearing any of the Calvin Klein marks under an administration agreement between Calvin Klein and Warnaco.

We allow Mr. Calvin Klein to retain the right to use his name, on a noncompetitive basis, with respect to his right of publicity, unless those rights are already being used in the Calvin Klein business. We also grant Mr. Klein a royalty-free worldwide right to use the Calvin Klein mark with respect to certain personal businesses and activities, such as motion picture, television and video businesses, a book business, writing, speaking and/or teaching engagements, non-commercial photography, charitable activities and architectural and industrial design projects, subject to certain limitations designed to protect the image and prestige of the Calvin Klein brands and to avoid competitive conflicts.

Our trademarks are the subject of registrations and pending applications throughout the world for use on a variety of apparel, footwear and related products, and we continue to expand our worldwide usage and registration of new and related trademarks. In general, trademarks remain valid and enforceable as long as the marks continue to be used in connection with the products and services with which they are identified and, as to registered tradenames, the required registration renewals are filed. In markets outside of the United States, particularly those where products bearing any of our brands are not sold by us or any of our licensees or other authorized users, our rights to the use of trademarks may not be clearly established.

We regard the license to use our trademarks and our other intellectual property rights in the trademarks as valuable assets in marketing our products and vigorously seek to protect them, on a worldwide basis, against infringement. We are susceptible to others imitating our products and infringing on our intellectual property rights. This is especially the case with respect to the Calvin Klein brands, as the Calvin Klein brands enjoy significant worldwide consumer recognition and their generally higher pricing provides significant opportunity and incentive for counterfeiters and infringers. Calvin Klein has a broad, proactive enforcement program, which we believe has been generally effective in controlling the sale of counterfeit products in the United States and in major markets abroad. We have taken enforcement action with respect to our other marks on an as-needed basis.

Competition

The apparel and footwear industries are competitive as a result of their fashion orientation, mix of large and small producers, the flow of domestic and imported merchandise and the wide diversity of retailing methods. Some of our larger branded apparel and footwear competitors include Polo Ralph Lauren Corporation, V.F. Corporation, Perry Ellis International, Inc., The Timberland Company and The Rockport Company, LLC. With respect to Calvin Klein, we believe The Donna Karan Company, LLC, Polo Ralph Lauren’s Purple Label, Giorgio Armani SPA, Gucci Group N.V. and Prada SPA Group also are our competitors. In addition, we face significant competition from retailers, including our own wholesale customers, through their private label programs.

We compete primarily on the basis of style, quality, price and service. Our business depends on our ability to stimulate consumer tastes and demands, as well as on our ability to remain competitive in these areas. We believe we are well-positioned to compete in the apparel and footwear industries. Our diversified portfolio of apparel brands and apparel and footwear products and our use of multiple channels of distribution have allowed us to develop a business that produces results that are not dependent on any one demographic group, merchandise preference or distribution channel. We have developed a portfolio of brands that appeal to a broad spectrum of consumers. Our owned brands have long histories and enjoy high recognition within their respective consumer segments. We develop our owned and licensed brands to complement each other and to generate strong consumer loyalty. The Calvin Klein brands generally provide us with the opportunity to develop businesses that target different consumer groups at higher price points and in higher-end distribution channels than our other brands, as well as with significant global opportunities due to the worldwide recognition of the brands.

Seasonality

Our business generally follows a seasonal pattern. Our wholesale businesses tend to generate higher levels of sales and income in the third quarter, due to selling to our customers in advance of the holiday selling season. Royalty, advertising and other revenue tends to be earned somewhat evenly throughout the year, although the third quarter has the highest level of royalty revenue due to higher sales by licensees in advance of the holiday selling season.

TOMMY HILFIGER BUSINESS

Overview

We believe that Tommy Hilfiger is one of the best known and best-selling designer apparel brands in the world, with estimated worldwide retail sales of €3.1 billion for the year ended March 31, 2009. Tommy Hilfiger generated revenue, net income and adjusted EBITDA of €1,612 million, €24 million and €265 million, respectively, for the year ended March 31, 2009, and €1,179 million, €8 million and €188 million, respectively, for the nine-month period ended December 31, 2009. For a description of adjusted EBITDA and a reconciliation of adjusted EBITDA to net income, see “— Summary Consolidated Historical and Unaudited Pro Forma Consolidated Financial Information.”

Tommy Hilfiger brand products are known for their “classic American cool” design, and are positioned as premium, yet affordable, covering a wide range of apparel and lifestyle accessories. Tommy Hilfiger sells products under two major brands: Tommy Hilfiger, which is targeted at the 25 to 45 year old consumer, and Hilfiger Denim, which is targeted at the 20 to 35 year old consumer. Tommy Hilfiger product offerings include sportswear for men, women and children, footwear, athletic apparel (for fitness/training, golfing, skiing, swimming and sailing), bodywear (underwear, robes and sleepwear), eyewear, sunwear, watches, socks, handbags, men’s tailored clothing, dress shirts, ties, suits, belts, wallets, small leather goods, fragrances, home and bedding products, bathroom accessories and luggage. The Hilfiger Denim product line consists of denim apparel for men, women and children, footwear, bags, accessories, eyewear and fragrance, and are positioned as being more “fashion forward” than the Tommy Hilfiger label. As of March 31, 2010, products under the Tommy Hilfiger and Hilfiger Denim brands could be found in approximately 1,000 Tommy Hilfiger retail stores operated worldwide by Tommy Hilfiger and its partners, as well as approximately 7,400 doors worldwide operated by retail customers of Tommy Hilfiger and its licensees. Tommy Hilfiger brand products are also distributed in China, Hong Kong, Malaysia, Taiwan, Singapore, India, South Korea, Australia, Mexico, Central and South America and the Caribbean through licensees, franchisees and distributors.

Tommy Hilfiger divides its business into three geographic regions: Europe, North America and the rest of the world. The rest of the world region consists of its owned operations in Japan, as well as the countries and regions covered by geographic licenses (China, Hong Kong, Singapore, Malaysia, Taiwan, India, South Korea, Australia, Central and South America, the Caribbean and Mexico). In the year ended March 31, 2009, Europe accounted for approximately 49% of Tommy Hilfiger’s total revenue, North America accounted for approximately 39% of total revenue, the rest of the world accounted for approximately 11% of its total revenue, with other businesses accounting for the remainder.

Tommy Hilfiger distributes its products at wholesale and retail and also licenses its brands for an assortment of products in the countries and regions discussed above.

•	Wholesale — Tommy Hilfiger’s wholesale business consists of the distribution and sale of its products under the Tommy Hilfiger brands to approximately 500 stores operated by franchisees and distributors and through approximately 7,400 doors, as of March 31, 2010, operated by approximately 4,600 retail customers. The European retail customers range from large department stores to small independent stores. Tommy Hilfiger has, since the Fall of 2008, conducted the majority of its North American wholesale operations through Macy’s, which is currently the exclusive department store retailer of most of Tommy Hilfiger men’s, women’s, women’s plus size and children’s sportswear in the United States. In 2009, Tommy Hilfiger discontinued its unprofitable Canadian wholesale business.

•	Retail — Tommy Hilfiger’s retail business principally consists of the distribution and sale of its products through company-operated specialty stores (anchor stores and satellite stores), company stores and outlet stores in Europe, the United States and Canada, as well as multi-jurisdictional e-commerce sites. Tommy Hilfiger’s anchor stores are generally larger stores situated in high-profile locations in major cities and are intended to enhance local exposure of the brand. Satellite stores are regular street and mall stores, which are located in secondary cities and are based on a model that provides incremental revenue and profitability. Company stores in North America are primarily located in outlet centers and carry specially designed merchandise that is sold at a lower price point than merchandise sold in our specialty stores. Company stores operated by Tommy Hilfiger in Europe and Japan are used primarily to clear excess inventory from previous seasons at discounted prices. As of March 31, 2010, Tommy Hilfiger had 244 specialty stores (including its only global anchor store on Fifth Avenue in New York City) and 249 company (outlet) stores worldwide. Tommy Hilfiger re-launched its e-commerce business in September 2009 using a new platform in select European countries, Canada and the United States.

•	Licensing — Tommy Hilfiger licenses the Tommy Hilfiger brands to third parties both for specific product categories (such as fragrances, watches and eyewear) and in certain geographic regions. Tommy Hilfiger currently has 17 separate product license agreements, three global product license agreements, 11 product license agreements in the United States and three product license agreements in Europe. In addition, Tommy Hilfiger currently has six geographic license agreements covering Asia-Pacific (China, Hong Kong, Malaysia, Taiwan and Singapore), India, South Korea, Australia, Mexico, and Central and South America and the Caribbean. Tommy Hilfiger recently announced it had entered into an agreement to assume control over its licensee’s business in China. We have agreed with Apax to license the China business to a company jointly owned by us and Apax, but largely controlled by Apax, and to potentially bring on a joint venture partner in China to operate the business in China.

For the year ended March 31, 2009, the wholesale business accounted for approximately 50% of Tommy Hilfiger’s total revenue, retail accounted for approximately 47% of its total revenue and licensing accounted for approximately 2% of its total revenue, with other business accounting for the remainder.

History

Designer Thomas J. Hilfiger founded Tommy Hilfiger in 1982. The North American business grew significantly in the 1990s and the European operations were launched in 1997. For the year ended March 31, 2000, the United States wholesale business, which was the largest division at the time, began to experience a significant decline. Tommy Hilfiger’s overall sales remained relatively stable between its years ended March 31, 2000 and March 31, 2006, primarily as a result of growth in its European business; sales in its United States wholesale business, however, deteriorated significantly during this period. The Tommy Hilfiger brand image was adversely affected in the United States, including as a result of over-exposure due to excessive distribution of heavily branded apparel through channels that sold Tommy Hilfiger products below the company’s recommended price points for such products, which detracted from its “classic American cool” premium brand position.

In May 2006, Tommy Hilfiger’s European management, acting together with funds advised by Apax, acquired Tommy Hilfiger. Upon completion of this transaction, Fred Gehring and Ludo Onnink, both of whom had been with Tommy Hilfiger’s European business since its inception in 1997 and had been instrumental to its success, were appointed as Chief Executive Officer and Chief Operating Officer/Chief Financial Officer, respectively. Mr. Gehring and Mr. Onnink remain with Tommy Hilfiger as its Chief Executive Officer and Chief Operating Officer, respectively. In addition, Mr. Hilfiger himself remains in an active role, serving as Principal Designer and Chairman of Tommy Hilfiger’s Strategy and Design Board, and as brand ambassador, representing the company at fashion, publicity and other events throughout the world.

Tommy Hilfiger management has, since the completion of the management buyout, aggressively focused on strengthening the global presence and premium brand image, and positioning of the Tommy Hilfiger brand and products, improving Tommy Hilfiger’s operating structure and eliminating loss-making activities. These activities included:

•	Continued expansion of specialty stores in Europe — Tommy Hilfiger has opened approximately 80 stores in additional and existing markets since 2006 that it operates.

•	Strengthened brand in the United States — Tommy Hilfiger has sought to refocus its United States marketing and advertising brand development on its core global premium lifestyle image, placing particular emphasis on developing the image of its iconic flag logo, eliminating product lines and distribution in retail channels that diluted the Tommy Hilfiger brand’s premium image and opening the brand’s first global anchor store in New York City in September 2009 and the brand’s return to the New York runway in 2007.

•	Establishment and growth of strategic alliance with Macy’s — Prior to the management buyout, Tommy Hilfiger’s North American wholesale business involved selling its products to a large number of retail customers, including small businesses, in the United States and Canada. Tommy Hilfiger entered into a strategic alliance agreement with Macy’s in 2007 under which Macy’s became its exclusive department store retailer of most of Tommy Hilfiger men’s, women’s, women’s plus size and children’s sportswear in the United States, beginning with the Fall 2008 collections. In 2009, Tommy Hilfiger discontinued its unprofitable Canadian wholesale business.

•	Acquisition of licensees, distributors and franchisees on commercially attractive terms — Tommy Hilfiger has pursued a focused acquisition strategy with respect to select licensees, distributors and franchisees where management believes it can achieve greater scale and success compared to its partners. Examples of these are the acquisitions of its Licensee’s businesses in Japan and Turkey and of its United States handbag and footwear businesses.

•	Revitalization of North American corporate culture — The United States management structure was reorganized to conform to Tommy Hilfiger’s European model, replacing a hierarchical centralized organization with a more simplified organization. This was followed by the integration of United States and Canadian operations into Tommy Hilfiger North America.

•	Sale of buying office activities — Tommy Hilfiger sold its sourcing operations in Asia to Li & Fung Limited and entered into a nonexclusive agreement with Li & Fung to carry out most of its sourcing work in March 2007.

We expect to expand upon the successful repositioning of the Tommy Hilfiger business worldwide with strategic initiatives outlined in our business strategy in “Summary — Business Strategy.”

Products and Brands

Tommy Hilfiger is a distinctive and premium yet affordable global lifestyle brand known for its “classic American cool” brand position. Tommy Hilfiger and its licensees offer a lifestyle collection consisting of a broad range of products with a unified vision that combines American style with added details to give time-honored classics an updated look.

The Tommy Hilfiger brands are comprised primarily of Tommy Hilfiger and Hilfiger Denim, each one being associated with a variation of the iconic flag logo.

•	Tommy Hilfiger — The Tommy Hilfiger collection consists of sportswear for men, women and children, footwear, athletic apparel (for fitness/training, golfing, skiing, swimming and sailing), bodywear (underwear, robes and sleepwear), eyewear, sunwear, watches, socks, handbags, men’s tailored clothing, dress shirts, ties, suits, belts, wallets, small leather goods, fragrances, home and bedding products, bathroom accessories and luggage, emphasizing “classic American cool” styling and characterized as “preppy with a twist.” The label is targeted at the 25 to 45 year old consumer and is sold around the world.

•	Hilfiger Denim — The Hilfiger Denim label was launched in the year ended March 31, 2002 and consists of denim apparel for men, women and children, footwear, bags, accessories, eyewear and fragrance, targeted at the 20 to 35 year-old consumer, and positioned as being more “fashion forward” than the Tommy Hilfiger label. Designs are inspired by American classics and finished with a modern edge and fresh spirit, characterized as “the jeanswear lifestyle.” The label is sold primarily outside the United States.

Products offered by licensees of product categories include eyewear, sunwear, watches, handbags, accessories, men’s tailored clothing, belts, wallets, small leather goods, fragrances, home and bedding products, bathroom accessories and luggage. We are currently the licensee for men’s dress shirts and neckwear in North America.

Design

Tommy Hilfiger seeks to reinforce the premium positioning of the Tommy Hilfiger brands by taking a coordinated and consistent worldwide approach to brand management. Products are then adapted and executed on a regional basis in order to adjust for local or regional sizing, fitting, weather, trends and demand. Tommy Hilfiger believes that regional execution helps it anticipate, identify and respond more readily to changing consumer demand, fashion trends and local taste. It also reduces the importance of any one collection and enables the brand to appeal to a wider range of customers.

Agreement with Mr. Hilfiger

Thomas J. Hilfiger serves as Tommy Hilfiger’s Principal Designer and as Chairman of Tommy Hilfiger’s Strategy and Design Board under Tommy Hilfiger’s lifetime employment agreement with him. Although Mr. Hilfiger does not participate in day-to-day design decisions, he performs an active role as ambassador of the Tommy Hilfiger brand, representing Tommy Hilfiger at fashion, publicity and other events throughout the world. Mr. Hilfiger is entitled to an annual cash payment and a number of other benefits under the employment agreement. The annual cash payment to Mr. Hilfiger was fixed at $14.5 million for the first three years of the agreement. For the year ended March 31, 2010 and future years, Mr. Hilfiger will receive an annual amount based on Tommy Hilfiger’s global revenue in that year. It is currently estimated that the payment for the year ended March 31, 2010 will be approximately $21 million. In the event of Mr. Hilfiger’s death or termination following disability, his employment agreement provides for payment of the full annual cash compensation amount otherwise payable to Mr. Hilfiger for both the year in which his death or disability occurs and the following year but no further payments thereafter. If Mr. Hilfiger’s employment agreement is terminated by the company without cause or he resigns for good reason, the company will continue to pay Mr. Hilfiger the annual cash compensation otherwise payable to him for the remainder of his life.

Mr. Hilfiger has the option under his employment agreement to terminate the agreement and receive a lump sum payment upon certain pre-defined exit events, including an initial public offering or a change of control. The amount of such a payment would be based on Mr. Hilfiger’s compensation in the fiscal year prior to the year in which the exit event occurs and an applicable exit multiple for the exit event. Concurrently with the execution of the Tommy Hilfiger purchase agreement and conditioned upon the closing of the acquisition of Tommy Hilfiger, Mr. Hilfiger executed a binding memorandum of understanding with Tommy Hilfiger amending his employment agreement to terminate this option.

European Wholesale and Retail

Tommy Hilfiger’s European wholesale, retail and licensing businesses accounted for, in the aggregate, approximately 43% and 49% of Tommy Hilfiger’s total net revenue for the nine months ended December 31, 2009 and the year ended March 31, 2009, respectively. The European business has achieved a compound annual growth rate of approximately 21% over the last three years ended March 31, 2009. Like other companies, Tommy Hilfiger’s business has been affected by the global economic slowdown, which resulted in a reduction of the overall historic growth rate in the wholesale business. Tommy Hilfiger’s European retail business continued to grow notwithstanding the recession, achieving approximately 23% growth in net revenue during the nine months ended December 31, 2009 and 6% growth in revenue during the year ended March 31, 2009. Tommy Hilfiger believes it has significant potential for continued pan-European growth, in part based on its strong performance and presence in Germany, Spain, Italy, the Netherlands and Belgium, which provide useful examples for other European markets. Tommy Hilfiger’s comparative sales in its European business increased approximately 3% during the nine months ended December 31, 2009, as compared to the prior year period, and increased approximately 1% during the year ended March 31, 2009, as compared to the year ended March 31, 2008.

Tommy Hilfiger’s European operations have a “matrix” operational structure, which arranges regional management by country and divisional management by its merchandising categories and subcategories. Tommy Hilfiger believes this decentralized approach to operational structure incentivizes managers, giving them “ownership” of overlapping parts of the business and placing decision-making responsibilities with those best-positioned to understand the needs of the business as to a particular product or region. The structure puts in place a number of “checks and balances,” with material decisions requiring approval at both the regional and divisional level. Divisional responsibilities broadly track decisions related to the product itself (such as design and merchandising, key supplier management, order book control and stock control), as well as divisional profit and loss for Europe, while regional responsibilities broadly track decisions related to sales (such as sales planning, key account management, gross margins, accounts receivable and customer service), as well as regional profit and loss.

European Wholesale.  Tommy Hilfiger’s European wholesale business consists of the distribution and sale of products to third-party retailers, including to approximately 272 franchise and distributor stores and through approximately 6,300 doors operated by its retail customers. Tommy Hilfiger recently reduced its European retail customer base in order to strengthen and stabilize it from a branding financial perspective. The economic slowdown over the past two years has negatively impacted the financial stability of some of Tommy Hilfiger’s retail customers and, to reduce credit risk and avoid the potential bankruptcies or liquidations of customers, the company selectively terminated some of its smaller and less financially stable retail customers. As a result, during the year ended March 31, 2010, the number of European retail customers was reduced to approximately 4,600 from approximately 5,400 at the end of the year ended March 31, 2009.

The European wholesale business accounted for approximately 70% of Tommy Hilfiger’s European business for the nine months ended December 31, 2009 and approximately 80% of Tommy Hilfiger’s European revenue for the year ended March 31, 2009. The apparel business generates most of its revenues in Germany and Spain (approximately 41% and 40% of total European wholesale revenue for the nine months ended December 31, 2009 and the year ended March 31, 2009, respectively). Tommy Hilfiger’s largest European retail customers include El Corte Ingles, Peek & Cloppenburg, Bijenkorf, Galleries Lafayette, Breuninger, and House of Fraser. The European wholesale business’s top 20 customers accounted for approximately 31% of European wholesale net revenue (excluding clearance channels) for the year ended March 31, 2009. Across product divisions, menswear accounted for approximately 32% of European wholesale revenue for the year ended March 31, 2009, while Hilfiger Denim and womenswear accounted for approximately 26% and 17%, respectively, during the same period.

European Retail.  Retail revenue accounted for approximately 29% and 19% of European revenue in the nine months ended December 31, 2009 and the year ended March 31, 2009, respectively, and comparable sales (excluding e-commerce) increased by approximately 3% and 1%, respectively, during those periods.

As of March 31, 2010, Tommy Hilfiger operated 110 specialty stores and 33 company (outlet) stores in Europe. We plan to continue Tommy Hilfiger’s strategy of increasing its overall presence in Europe through the opening of additional Tommy Hilfiger specialty, concession and outlet stores, including the opening of anchor stores in Moscow, Prague, Geneva, Rome and Stuttgart. Tommy Hilfiger’s e-commerce business was re-launched in September 2009 using a new platform in select European countries. Order fulfillment and website management is provided by a third-party vendor.

North American Wholesale and Retail

Tommy Hilfiger’s North American wholesale, retail and licensing businesses accounted for, in the aggregate, approximately 46% of Tommy Hilfiger’s total revenue for the nine months ended December 31, 2009 and 39% of Tommy Hilfiger’s total net revenue for the year ended March 31, 2009. The North American business includes both the United States and Canadian operations.

Tommy Hilfiger’s Canadian operations began as a licensed sportswear business in December 1989. The Canadian business experienced significant growth throughout the 1990s by focusing exclusively on wholesale. Tommy Hilfiger acquired the Canadian business in 1998. In 1999, Canada’s leading department store, Eaton’s, went bankrupt, and Tommy Hilfiger’s focus for the business shifted from wholesale to retail. Tommy Hilfiger began downsizing the Canadian operations and consolidating the business with the United States operations during the year ended March 31, 2007, culminating in the full integration of the Canadian operations and the discontinuance of the Canadian wholesale business during the nine months ended December 31, 2009.

North American Wholesale.  With Tommy Hilfiger’s entrance into the strategic alliance agreement with Macy’s, under which Macy’s became the exclusive department store retailer of most of Tommy Hilfiger men’s, women’s, women’s plus sizes and children’s sportswear in the United States, and the closing of the Canadian wholesale business in 2009, Tommy Hilfiger’s wholesale distribution in North America is primarily through Macy’s. For the nine months ended December 31, 2009 and the year ended March 31, 2009, Macy’s accounted for approximately 58% and 56%, respectively, of Tommy Hilfiger’s North American wholesale revenue and 7% and 6%, respectively, of Tommy Hilfiger’s overall revenue. Sales through Tommy Hilfiger’s United States military exchange stores, the corporate and collegiate channels (which are permitted so long as merchandise is co-branded) and certain clearance channels, which are not prohibited under the Macy’s agreement, as well as sales of footwear and accessories, which are not exclusive to Macy’s and can be sold to any retail customer, accounted for the remainder of Tommy Hilfiger’s North American wholesale revenue. The Macy’s agreement does not extend to Tommy Hilfiger’s retail store collection in the United States, which continues to be independently designed and distributed through Tommy Hilfiger’s own retail channels (including www.tommy.com).

The initial term of the Macy’s agreement expires on January 30, 2011 and is renewable at the option of Macy’s for up to three renewal terms of three years, for a total possible term of approximately 12 years. Renewal is subject to certain conditions, including, among other things, the satisfaction of certain minimum sales thresholds and Macy’s delivery of written notice of its desire to renew not later than 12 months before the then-current term’s expiration. Macy’s has indicated that it wishes to renew the agreement for the first renewal term and the parties are currently negotiating modifications to the agreement for the first renewal term. Under the current agreement, Macy’s is required to use commercially reasonable efforts to gradually:

•	build the business and improve the brand positioning of the merchandise covered by the agreement;

•	support the launch of new Tommy Hilfiger merchandise in Macy’s stores and on www.macys.com;

•	increase and enhance the prominence and position of Tommy Hilfiger “shop-in-shop” stores in high-volume Macy’s stores;

•	renovate and upgrade existing Tommy Hilfiger shops; and

•	feature Tommy Hilfiger collections in Macy’s marketing campaigns.

Tommy Hilfiger and Macy’s work together closely on strengthening, improving and expanding the alliance. While Macy’s business has been affected by the economic slowdown, Tommy Hilfiger’s overall sales at Macy’s increased by 36% during the year ended March 31, 2009, compared to the year ended March 31, 2008.

North American Retail.  As of March 31, 2010, Tommy Hilfiger had 232 stores in North America, consisting of 203 company stores and 29 specialty stores, including the first global flagship anchor store in New York City, which opened in September 2009. Tommy Hilfiger’s North American retail revenue accounted for approximately 74% of Tommy Hilfiger’s overall net revenue in North America for the nine months ended December 31, 2009 and 72% of Tommy Hilfiger’s overall net revenue in North America for the year ended March 31, 2009.

Tommy Hilfiger’s company stores, similar to our own outlet store chains, primarily carry proprietary “first-cut” merchandise designed exclusively for these stores and specially priced for this distribution channel.

Rest of the World

Tommy Hilfiger products are sold outside of Europe and North America through licensees, franchisees and distributors, as well as stores Tommy Hilfiger directly operates in Japan. Japan is the largest market for Tommy Hilfiger products outside of Europe and North America. Tommy Hilfiger acquired its Japanese licensee in January 2008, as a result of which it now operates 116 stores in Japan as of March 31, 2010. Tommy Hilfiger also operates 50 concession stores in Japanese department stores. These are “shop-in-shop” stores where Tommy Hilfiger owns the inventory and employs the staff that operates the stores.

Tommy Hilfiger currently has six geographic license agreements covering Asia-Pacific (China, Hong Kong, Malaysia, Taiwan and Singapore), India, South Korea, Australia, Mexico, and Central and South America and the Caribbean. Tommy Hilfiger products were available in approximately 640 doors and stores in the rest of the world, all operated by licensees and distributors as of March 31, 2010. Tommy Hilfiger’s sales in the rest of the world accounted for 11% and 11% of Tommy Hilfiger’s total net revenues for the nine months ended December 31, 2009 and the year ended March 31, 2009, respectively. Tommy Hilfiger has announced an agreement to assume control over its licensee’s business in China in March 2011. This will put us in a better position to support the development and expansion of the business in this important market where we believe there are many opportunities for growth. We have agreed with Apax to license the China business to a company jointly owned by us and Apax, but largely controlled by Apax, and to potentially bring on a joint venture partner in China to operate the business in China.

Tommy Hilfiger has been increasing its marketing and product support to licensees in high-growth markets outside of Europe and North America through seasonal sales events at the beginning of each new season to support further growth. In the Asia-Pacific region, Tommy Hilfiger has expanded the size and scope of work performed by its regional hub in Hong Kong, focusing on support for local market needs.

Licensing

Tommy Hilfiger continually pursues opportunities to license additional product categories that the company believes to be complementary to the existing Tommy Hilfiger product lines and in geographic territories that the company believes will enhance Tommy Hilfiger’s international presence. Licensing and distribution agreements provide the opportunity to offer products with respect to which the company has no expertise and/or there are other barriers to the company offering them directly and to penetrating geographic markets where Tommy Hilfiger has no operations or entry, or where direct operation would be difficult, costly and/or inefficient. Licensing provides significant financial benefits, including the receipt of royalties and advertising contribution and the placement of the burden of providing capital and operating expenses on the licensee. Tommy Hilfiger currently has 17 separate product license agreements, three global product license agreements, 11 product license agreements in the United States and three product license agreements in Europe. In addition, Tommy Hilfiger currently has six geographic license agreements covering Asia-Pacific (China, Hong Kong, Malaysia, Taiwan and Singapore), India, South Korea, Australia, Mexico, and Central and South America and the Caribbean.

Trademarks

Tommy Hilfiger regards its trademarks and other proprietary intellectual property rights as valuable assets in the marketing of its products and brands and we intend to continue to vigorously protect them.

Tommy Hilfiger owns and utilizes the following principal trademarks: Tommy Hilfiger, Tommy, Tommy Jeans, Tommy Sport, Hilfiger Athletics, Hilfiger Sport, Hilfiger Denim, TH and the distinctive flag logo, the crest design and the signature tartan design. These trademarks are registered for use in each of the primary countries where Tommy Hilfiger products are sold and additional applications for registration of these and other trademarks are made in jurisdictions to accommodate new marks, uses in additional trademark classes or additional categories of goods or expansion into new countries.

Tommy Hilfiger is party to an agreement with Mr. Hilfiger that (i) acknowledges the company’s ownership of the Hilfiger-related trademarks, (ii) prohibits, in perpetuity, Mr. Hilfiger from using, or authorizing others to use, these marks (except for the use by Mr. Hilfiger of his name personally and in connection with certain specified activities) and (iii) prohibits, in perpetuity, the company from selling products not ordinarily sold under the names of prestige designer businesses or prestige global lifestyle brands without Mr. Hilfiger’s consent, from engaging in new lines of business or from disparaging or intentionally tarnishing the Hilfiger-related marks or Mr. Hilfiger’s personal name. The products that the company is prohibited from selling include cigarettes, dog food and alcohol. Certain lines of business will not be considered “new lines of business” for purposes of the agreement, including apparel, fashion, eyewear, accessories, housewares, home and bedding products, personal care products, footwear, watches and leather goods.

Sourcing

Tommy Hilfiger uses third parties to manufacture its finished products, which allows the company to maximize production flexibility and avoid significant capital expenditures, work-in-process inventory build-ups and the costs of managing a large production workforce. Approximately 330 different manufacturers worldwide produce apparel, footwear and accessories for Tommy Hilfiger, with no one manufacturer providing more than 12% of Tommy Hilfiger’s total production for the year ended March 31, 2009. In the year ended March 31, 2009, approximately 40% of Tommy Hilfiger’s merchandise was sourced from China, approximately 17% from countries in Southeast Asia and approximately 6% from NAFTA countries (the United States, Canada and Mexico), with the remainder of Tommy Hilfiger’s sourcing coming from various other countries around the world.

Tommy Hilfiger’s sourcing operations in Asia were sold to Li & Fung in March 2007 and, in connection therewith, Tommy Hilfiger entered into a nonexclusive agreement with Li & Fung to perform most of Tommy Hilfiger’s sourcing work. Under the terms of the agreement, Tommy Hilfiger is required to use Li & Fung for at least 54% of its global sourcing needs. Tommy Hilfiger also uses other third-party buying offices for a portion of its sourcing needs and has a small in-house sourcing team.

Tommy Hilfiger’s products are manufactured according to plans prepared each year, which reflect prior years’ results, current fashion trends, economic conditions and management estimates of product performance. In certain limited cases, Tommy Hilfiger separately negotiates with suppliers for the purchase of required raw materials by the company’s contractors in accordance with its specifications. Tommy Hilfiger seeks to limit its exposure to holding excess inventory by initially committing to purchase only a portion of total projected demand at the beginning of the season and has historically been able to satisfy any excess demand through reorders.

Advertising, Marketing and Public Relations

Advertising by Tommy Hilfiger, its licensees and most of its distributors is coordinated by the company and appears in magazines, newspapers, outdoor media and on television. Selected personal appearances by Mr. Hilfiger, fashion shows, brand events, corporate sponsorships and anchor stores are also used as marketing and public relations media. Tommy Hilfiger employs advertising, marketing and communications staff, as well as outside agencies, to implement these efforts. Most of Tommy Hilfiger’s licensees and distributors are required to contribute a percentage of their net sales of Tommy Hilfiger products, generally subject to minimum amounts, to the advertising and promotion of Tommy Hilfiger products. Tommy Hilfiger’s marketing campaigns are developed and directed principally from Tommy Hilfiger’s executive offices in Amsterdam and New York. Tommy Hilfiger maintains showroom facilities and sales offices in Europe, North America and Japan. Tommy Hilfiger markets the Spring/Summer and Fall/Winter collections to consumers after such collections have hit stores in order to ensure availability of the products advertised and to maximize the impact of such campaigns that reflect a change in seasonal weather. In addition to offering a broad array of Tommy Hilfiger apparel and licensed products, Tommy Hilfiger’s website, www.tommy.com, also serves as a marketing vehicle to complement the ongoing development of the Tommy Hilfiger lifestyle brand. Tommy Hilfiger incurred approximately €61 million of advertising and marketing expenses in the year ended March 31, 2009, which amounts to 4% of Tommy Hilfiger’s net revenues during that period.

Competition

The global apparel industry is highly fragmented and includes a wide variety of participants offering products aimed to address differentiated consumer preferences and needs. Evolving consumer demographics, spending patterns and individual preferences require industry participants to adapt their products and strategies to meet changing demand needs.

Tommy Hilfiger faces extensive competition from various domestic and foreign brands. Each of Tommy Hilfiger’s geographic segments faces various competitors that span a broad variety of product categories, including premium designer apparel, accessories and footwear for men, women and children, sportswear and denim and licensed products including fragrance, accessories, tailored clothing and home and bedding products. Some of Tommy Hilfiger’s competitors include Burberry, Gant, Hugo Boss, Lacoste, Diesel, Pepe Jeans, Nautica, Guess? and Polo Ralph Lauren. Tommy Hilfiger also competes against its retail customers, who may offer private label programs with competing goods.

Employees

As of March 31, 2009, Tommy Hilfiger had 6,662 full-time employees (Europe: 1,973; North America: 4,156 and rest of the world: 533).

None of Tommy Hilfiger’s employees is a member of a union and Tommy Hilfiger is not a party to a collective bargaining agreement. Tommy Hilfiger has not experienced any labor-related work stoppages.

Properties

Tommy Hilfiger’s headquarters are located in Amsterdam, the Netherlands, on leased premises. The company also leases retail, office, showroom and warehouse space in Europe, North America and Asia. Tommy Hilfiger does not own any real estate property except for its showroom located in Amsterdam.

As of March 31, 2010, Tommy Hilfiger leased 143 stores in Europe, 232 stores in North America and 118 stores in the rest of the world. Retail stores are typically leased pursuant to long-term leases of five to ten years. As of March 31, 2010, Tommy Hilfiger also leased 20 administrative and sales offices in 15 countries and 10 warehouse facilities in eight countries.

Tommy Hilfiger has obtained renewal rights for most of its leased properties and anticipates that it will be able to extend these leases on satisfactory terms or, if necessary, locate substitute facilities on acceptable terms. Tommy Hilfiger believes that its existing facilities are adequate for its operations for the foreseeable future. It is possible that we will close or consolidate facilities as part of our integration of Tommy Hilfiger.

DESCRIPTION OF INDEBTEDNESS

In this section, “Description of Indebtedness,” “PVH,” the “Company,” “we,” “our” or “us” refer only to Phillips-Van Heusen Corporation and not to any of its subsidiaries.

7 3/4% Debentures

In November 1993, we issued $100 million in aggregate principal amount of 7 3/4% debentures due 2023, all of which remain outstanding as of the date of this prospectus supplement. Interest on the debentures is payable semi-annually in arrears on May 15 and November 15 of each year. The debentures are senior to all of our existing and future subordinated indebtedness and rank pari passu in right of payment with our 7 1/4% senior notes due 2011 and 8 1/8% senior notes due 2013.

The 7 3/4% debentures were issued under an indenture dated as of November 1, 1993 between us and Bank of New York Mellon Trust Company, N.A., as trustee, as amended. The indenture contains certain covenants which, subject to certain exceptions, limit our ability to incur liens and enter into sale and lease back transactions, limit the ability of certain of our subsidiaries to incur debt and limit our ability to merge with or into or consolidate with any other person or sell our assets substantially as an entirety to any other person.

The debentures are not redeemable at our option prior to maturity. If we pay any dividend on our capital stock or if we repurchase, redeem or otherwise acquire our capital stock when, in either case, it would cause our consolidated net worth to be less than $175 million plus 50% of our cumulative consolidated net income (or, in the case that our consolidated net income is negative, less 100% of our consolidated net loss) since the issuance of the debentures, then the holders of the debentures, may, at their option, require us to redeem their debentures, in whole or in part, at a redemption price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption.

The debentures are currently secured by liens on the collateral securing our existing credit facility, which liens rank equally with the liens securing our existing credit facility. Upon closing of the transaction, the debentures will be secured by liens on all collateral securing our new credit facility, which liens on all such collateral (other than the assets of and equity interests in our subsidiary Calvin Klein, Inc. and CK Service Corp. and their subsidiaries) will rank equally with the liens securing our new senior secured credit facility The liens securing the debentures with respect to assets of and equity interests in our subsidiaries Calvin Klein, Inc. and CK Service Corp. and their subsidiaries shall be senior to the liens on such collateral in favor of our new senior secured credit facility lenders and equal to the liens on such collateral in favor of Mr. Calvin Klein and his successors and assigns, securing our obligations to him pursuant to the Stock Purchase Agreement, dated as of December 17, 2002, between Mr. Calvin Klein, PVH and other parties thereto, and the related security agreement, in each case as amended.

Events of default under the indenture governing the debentures include, but are not limited to (i) our failure to pay principal or interest when due, (ii) covenant defaults, (iii) cross-defaults to other indebtedness in excess of an agreed amount and (iv) events of bankruptcy.

Other Current Indebtedness

Revolving Credit Facility

We currently have a $325 million secured revolving credit facility with JP Morgan Chase Bank, N.A. as the Administrative Agent and Collateral Agent that expires in July 2012 and provides for revolving credit borrowings, as well as the issuance of letters of credit. We may, at our option, borrow and repay amounts up to a maximum of $325 million for revolving credit borrowings and the issuance of letters of credit, with a sublimit of $50 million for standby letters of credit and with no sublimit on trade letters of credit. The total amount of the facility may be increased by us under certain conditions by up to $100.0 million. During 2009, we had no revolving credit borrowings under the facility, and the maximum amount of letters of credit outstanding was $148 million. As of January 31, 2010, we had $135 million of outstanding letters of credit under this facility.

All obligations under our secured revolving credit facility are secured by liens on substantially all of our assets and the assets of our domestic subsidiaries and a pledge of all of the equity interests in all of our domestic subsidiaries. In addition, the obligations under our revolving credit facility are guaranteed by all of our domestic subsidiaries that are not borrowers. Our secured revolving credit facility requires us to maintain certain financial covenants, including a minimum level of availability under the secured revolving credit facility. If such minimum level is not maintained, we are then required to maintain a minimum ratio of (i) earnings before interest, taxes, depreciation, amortization and rent (EBITDAR), less capital expenditures paid in cash; cash dividends and cash distributions; Federal, state, local and foreign income taxes paid in cash; and management fees paid during the period to (ii) fixed charge expense for the period, which consists of principal payments of debt, cash interest expense and rent expense (as such terms are defined in the secured revolving credit facility).

Our secured revolving credit facility also contains covenants that, subject to specified exceptions, may restrict or limit our ability to, among other things: sell or dispose of assets, including equity interests; make loans, advances or guarantees; make investments; declare and pay dividends; engage in transactions with affiliates; incur additional debt, prepay or modify existing debt; incur liens; engage in businesses that are not in a related line of business; and merge with or acquire other companies, liquidate or dissolve.

Upon the occurrence of an event of default under our secured revolving credit facility, the lenders may cease making loans, terminate the secured revolving credit facility and declare all amounts outstanding to be immediately due and payable. The secured revolving credit facility specifies a number of events of default (many of which are subject to applicable grace periods), including, among others, the failure to make timely principal and interest payments or to satisfy the covenants, including the financial covenants described above.

We intend to refinance our current secured revolving credit facility with the proceeds of a new senior secured credit facility (described below) to be entered into in connection with the acquisition of Tommy Hilfiger.

7 1/4% Senior Notes Due 2011

In February 2004, we issued $150.0 million aggregate principal amount of senior unsecured notes due 2011, all of which were subsequently exchanged for registered notes that remain outstanding. Interest on these notes is payable semi-annually in arrears on February 15 and August 15 in each year. The notes rank equally in right of payment with all of our other existing and future senior unsecured indebtedness and senior in right of payment to all of our existing and future subordinated indebtedness.

The indenture governing the notes contains certain restrictive covenants, including limitations on our ability to incur or guarantee additional indebtedness, pay dividends or make distributions to our stockholders, redeem or repurchase capital stock, make other restricted payments, incur liens, sell assets, enter into sale/leaseback transactions and merge or consolidate with other companies.

The notes currently may be redeemed at our option, in whole or in part, at a redemption price currently equal to 100% of their principal amount, plus accrued interest. If we undergo a change of control, we will be required to offer to repurchase the notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase.

Events of default under the indenture governing the notes include, but are not limited to, our failure to pay principal or interest when due, covenant defaults, cross-defaults to other indebtedness in excess of an agreed amount, monetary judgment defaults and events of bankruptcy.

We intend to repurchase and redeem this series of notes in connection with our acquisition of Tommy Hilfiger.

8 1/8% Senior Notes Due 2013

In May 2003, we issued $150.0 million aggregate principal amount of senior unsecured notes due 2013, all of which were subsequently exchanged for registered notes that remain outstanding. Interest on these notes is payable semi-annually in arrears on May 1 and November 1 in each year. The notes rank equally in right of payment with all of our other existing and future senior unsecured indebtedness and senior in right of payment to all of our existing and future subordinated indebtedness.

The indenture governing the notes contains certain restrictive covenants, including limitation on our ability to incur or guarantee additional indebtedness, pay dividends or make distributions to our stockholders, redeem or repurchase capital stock, make other restricted payments, incur liens, sell assets, enter into sale/leaseback transactions and merge or consolidate with other companies.

The notes currently may be redeemed at our option, in whole or in part, at a redemption price currently equal to 102.708% of the principal amount of the notes, plus accrued interest. The redemption price will decline on May 1, 2010 and will be 100% of their principal amount, plus accrued interest, beginning on May 1, 2011. If we undergo a change of control, we will be required to offer to repurchase the notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase.

Events of default under the indenture governing the notes include, but are not limited to, our failure to pay principal or interest when due, covenant defaults, cross-defaults to other indebtedness in excess of an agreed amount, monetary judgment defaults and events of bankruptcy.

We intend to repurchase and redeem this series of notes in connection with our acquisition of Tommy Hilfiger.

New Senior Secured Credit Facility

We summarize below the principal terms of the agreement that will govern our new senior secured credit facility. As the final terms of our new senior secured credit facility have not been agreed upon, the final terms may differ from those set forth herein and any such differences may be significant. This summary is not a complete description of all of the terms of the relevant agreements. Each component of the new senior secured credit facility is described below and individually is referred to as a “facility.”

Simultaneously with the closing of the acquisition of Tommy Hilfiger and the offering of senior notes, we expect to enter into a new senior secured credit facility, which we expect to include a euro-denominated term loan A facility, a United States Dollar-denominated term loan A facility, a Euro-denominated term loan B facility, a United States Dollar-denominated term loan B facility, and two multicurrency revolving facilities. It is expected that we will be the borrower under the United States Dollar-denominated term loan facilities and one of the revolving credit facilities, and that one or more of our Dutch subsidiaries will be the borrower under the Euro-denominated term loan facilities and the other revolving credit facility. We intend to use a portion of the net proceeds from the senior notes offering and from borrowings under the new senior secured credit facility to refinance outstanding indebtedness of us and our subsidiaries, to fund the acquisition of Tommy Hilfiger and to pay fees and expenses in connection therewith. See “Summary — Sources and Uses” above. The proceeds of the revolving credit facilities will be allowed to be used for working capital or general corporate purposes.

The new senior secured credit facility provides for aggregate borrowings of $2.35 billion, consisting of: (i) $1.9 billion of term loan facilities and (ii) $450 million of revolving credit facilities, which amounts may include a portion in Euro equivalent. Portions of the revolving credit facilities will be available for the issuances of letters of credit and a portion of the revolving credit facilities, which amounts may include a portion in Euro equivalent will be available for the making of swingline loans. Any such issuance of letters of credit or making of a swingline loan will reduce the amount available under the applicable revolving credit facility. At our option, at any time after the effective date of the new senior secured credit facility, we may add one or more term loan facilities or increase the commitments under the revolving credit facilities in up to an aggregate amount to be agreed so long as certain conditions are satisfied.

We expect that obligations under the new senior secured credit facility will be guaranteed by us and substantially all of our existing and future direct and indirect United States subsidiaries, with certain customary or agreed-upon exceptions. We expect that obligations of the Dutch borrower or borrowers under the new senior secured credit facility will be guaranteed by substantially all of our existing and future direct and indirect United States subsidiaries, and certain of our foreign subsidiaries, in each case with certain customary or agreed-upon exceptions. The guarantors will pledge certain of their assets as security for their obligations.

We expect that the new senior secured credit facility will permit us to increase the aggregate amount of the revolving credit facilities and/or the term loan facilities by up to an aggregate principal amount to be agreed, subject to the satisfaction of certain conditions. The lenders under the new senior secured credit facility would not be required to provide commitments with respect to such increased amounts.

We expect that the new term loan A facilities and the new revolving credit facilities will mature in 2015 and that the new term loan B facilities will mature in 2016. We expect that the terms of each of the new term loan A facilities will require the applicable borrower to repay amounts outstanding under each such facility in amounts equal to 5% of the aggregate principal amount thereof during the first year following the closing date, 10% of the aggregate principal amount thereof during the second year following the closing date, 15% of the aggregate principal amount thereof during the third year following the closing date, 25% of the aggregate principal amount thereof during the fourth year following the closing date and 45% of the aggregate principal amount thereof during the fifth year following the closing date, in each case paid in equal quarterly installments during the course of each such year and in each case subject to certain customary adjustments. We expect that the terms of the new term loan B facilities will require the applicable borrower to repay amounts outstanding under each such facility in equal quarterly installments in an amount equal to 1% of the aggregate principal amount per annum, with the balance due on the maturity date. The outstanding borrowings under the new senior secured credit facility will be prepayable without penalty (other than customary breakage costs). We expect that the terms of the new senior secured credit facility will require us to repay certain amounts outstanding thereunder with (i) net cash proceeds of the incurrence of certain indebtedness, (ii) net cash proceeds of certain asset sales or other dispositions (including as a result of casualty or condemnation) that exceed certain thresholds, to the extent such proceeds are not reinvested in the business in accordance with customary reinvestment provisions and (iii) a percentage of excess cash flow, which percentage will be based upon our leverage ratio during the relevant fiscal period.

We expect that the United States Dollar-denominated borrowings under the new senior secured credit facility will bear interest at a rate equal to an applicable margin plus, as determined at our option, either (a) a base rate determined by reference to the higher of (1) the prime rate, (2) the United States federal funds rate plus 1/2 of 1% and (3) a one-month adjusted eurocurrency rate plus 1% (provided, that, we expect that in no event will the Base Rate be deemed to be less than an amount to be agreed) or (b) an adjusted eurocurrency rate, calculated in a manner to be agreed and more fully set forth in the new senior secured credit facility (provided, that, we expect that in no event will the adjusted eurocurrency rate be deemed to be less than an amount to be agreed).

We expect that the Canadian Dollar-denominated borrowings under the new senior secured credit facility will bear interest at a rate equal to an applicable margin plus, as determined at our option, either (a) the greater of (i) a prime rate determined in a manner to be agreed and more fully set forth in the new senior secured credit facility and (ii) the sum of (x) the average of the rates per annum for Canadian Dollar bankers’ acceptances having a term of one month that appears on the Reuters Screen CDOR Page as of 10:00 a.m. (Toronto time) on the date of determination, as reported by the administrative agent (and if such screen is not available, any successor or similar service as may be selected by the administrative agent), and (y) 1%, or (b) an adjusted Eurocurrency rate, calculated in a manner to be agreed and more fully set forth in the new senior secured credit facility (provided, that, we expect that in no event will the adjusted eurocurrency rate be deemed to be less than an amount to be agreed).

We expect that the borrowings under the new senior secured credit facility in currencies other than United States Dollars or Canadian Dollars will bear interest at a rate equal to an applicable margin plus an adjusted Eurocurrency rate, calculated in a manner to be agreed and more fully set forth in the new senior secured credit facility (provided, that, in no event will the adjusted eurocurrency rate be deemed to be less than an amount to be agreed).

The initial applicable margins will be rates to be agreed. The applicable margin for borrowings under the term loan A facilities and the revolving credit facilities will be adjusted depending on our leverage ratio.

We expect that the new senior secured credit facility will require us to comply with customary affirmative, negative and financial covenants. We expect that the new senior secured credit facility will require that we maintain a minimum interest coverage ratio and a maximum total debt to adjusted EBITDA ratio, or leverage ratio. We expect that the interest coverage ratio covenant will require that the ratio of our adjusted EBITDA for the preceding four fiscal quarters to our consolidated total cash interest expense for such period not be less than a specified ratio for each fiscal quarter beginning with a fiscal quarter to be agreed. We expect that the leverage ratio covenant will require that the ratio of our total debt to our adjusted EBITDA for the preceding four fiscal quarters not be more than a specified ratio for each fiscal quarter beginning with a fiscal quarter to be agreed. We expect that the method of calculating all of the components used in the covenants will be set forth in the new senior secured credit facility.

We expect the new senior secured credit facility to contain customary events of default, including but not limited to: nonpayment; material inaccuracy of representations and warranties; violations of covenants; certain bankruptcies and liquidations; any cross-default to material indebtedness; certain material judgments; certain events related to the Employee Retirement Income Security Act of 1974, as amended, or “ERISA”; certain events related to certain of the guarantees by us and certain of our subsidiaries and certain pledges of our assets and those of certain of our subsidiaries as security for the obligations under the new senior secured credit facility; and a change in control (as defined in the new senior secured credit facility).

7 3/8% Senior Notes due 2020

Concurrently with this offering, we are conducting an offering of up to an aggregate of $600 million principal amount in 7 3/8% senior notes due 2020.* Interest will be payable semi-annually in arrears, commencing in 2010. The notes will be senior unsecured obligations and will rank equally in right of payment with all of our other existing and future unsecured indebtedness and senior in right of payment to all of its existing and future subordinated indebtedness.

The indenture governing the senior notes will contain covenants that limit, among other things, our ability to: incur or guarantee additional indebtedness; pay dividends or make distributions on, or redeem or repurchase, our capital stock or subordinated indebtedness; make other restricted payments, including investments, enter into arrangements that restrict dividends from our subsidiaries; sell or otherwise dispose of assets, including capital stock of our subsidiaries; enter into transactions with affiliates; create certain liens; enter into sale and leaseback transactions; and consolidate or merge or sell all or substantially all of our assets and the assets of our subsidiaries. In addition, we will be obligated to offer to repurchase the senior notes at a price of 100% of their principal amount plus accrued and unpaid interest, if any, in the event of certain asset sales. These restrictions and prohibits are subject to certain qualifications and exceptions.

The closing of our offering of the senior notes will occur concurrently with, and is conditioned upon, the closing of our acquisition of Tommy Hilfiger.

* Reflects the pricing of our offering of 7 3/8% senior notes due 2020, which occurred on April 23, 2010.

DESCRIPTION OF CAPITAL STOCK

We are authorized to issue 240,000,000 shares of common stock, $1 par value per share, and 150,000 shares of preferred stock, $100 par value per share. The following description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by our certificate of incorporation and by-laws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the provisions of applicable Delaware law.

Common Stock

As of April 22, 2010, there were 52,177,726 shares of our common stock outstanding, which were held by 716 stockholders of record. The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders, including the election of directors. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding-up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The holders of common stock do not have preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

Our outstanding shares of common stock are listed on the New York Stock Exchange and trade under the symbol “PVH.” Any additional shares of common stock we offer and sell under this prospectus and related prospectus supplements will also be listed on the New York Stock Exchange.

Preferred Stock

No shares of preferred stock are currently outstanding. Our board of directors has the authority, without action by the stockholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of such preferred stock. However, the effects might include, among other things:

•	restricting dividends on the common stock;

•	diluting the voting power of the common stock;

•	impairing the liquidation rights of the common stock; or

•	delaying or preventing a change in control of us without further action by the stockholders.

In connection with our agreement to acquire Tommy Hilfiger, on March 15, 2010, we entered into securities purchase agreements with each of LNK and MSD, pursuant to which we agreed to sell to each of LNK and MSD, in a private placement, 4,000 shares of our Series A Convertible Preferred Stock, par value $100.00 per share, for an aggregate purchase price of $100,000,000 under each agreement. The Series A preferred stock to be issued to LNK and MSD is perpetual preferred stock with a liquidation preference of $25,000 per share and no coupon and is convertible at any time into shares of common stock at a per share conversion price of $47.74 (subject to certain adjustments). For a description of the Series A preferred stock, see “Description of the Tommy Hilfiger Acquisition — Series A Preferred Stock” above. Under the LNK and MSD purchase agreements, the obligations of LNK and MSD, respectively, to consummate the purchase of the Series A preferred stock are conditioned upon, among other things, the closing of the acquisition. See “Description of the Tommy Hilfiger Acquisition — LNK Purchase Agreement” and “Description of the Tommy Hilfiger Acquisition — MSD Purchase Agreement” above.

Limitation on Directors’ Liability

Our certificate of incorporation limits the liability of our directors to us or our stockholders such that no member of our board of directors will be personally liable for monetary damages for any breach of the member’s fiduciary duty as a director, except for liability:

•	for any breach of the member’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under section 174 of the Delaware General Corporation Law (for unlawful payments of dividends or unlawful stock repurchases or redemptions); and

•	for any transaction from which the member derived an improper personal benefit.

This provision could have the effect of discouraging or deterring our stockholders from bringing a lawsuit against our directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited our stockholders and us. Our by-laws provide that we must indemnify any person to the full extent permitted by the Delaware General Corporation Law, the law of the state in which we are incorporated, and we have entered into agreements with each of our directors which provide them with contractual rights of indemnification consistent with our by-laws.

Delaware Anti-Takeover Law and Certain Charter and By-Law Provisions

Provisions of Delaware law and our certificate of incorporation and by-laws could make the following more difficult:

•	the acquisition of us by means of a tender offer;

•	the acquisition of us by means of a proxy contest or otherwise; or

•	the removal of our incumbent officers and directors.

These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors.

Delaware Anti-Takeover Law.  We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless the “business combination” or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns or within three years prior to the determination of interested stockholder status, owned 15% or more of a corporation’s voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

No Cumulative Voting.  Our certificate of incorporation and by-laws do not provide for cumulative voting in the election of directors.

Undesignated Preferred Stock.  The authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of us.

Super-Majority Vote Requirements.  Our certificate of incorporation requires that the affirmative vote of not less than 80% of our outstanding stock entitled to vote shall be required for (i) mergers or consolidations,

(ii) certain sales, leases, exchanges, mortgages or pledges of our assets or (iii) issuances or transfers of any of our voting securities having a fair market value of more than $1,000,000, in any such case, involving the “beneficial owner” of 5% or more of our outstanding stock entitled to vote in elections of directors. These special voting requirements do not apply to (a) any transaction consistent in all material respects with a memorandum of understanding approved by our board of directors prior to the time such person shall have become the beneficial owner of 5% or more of our outstanding stock entitled to vote in elections of directors or (b) any transaction if we beneficially own a majority of the outstanding stock entitled to vote in elections of directors of such 5% beneficial owner. Our certificate of incorporation also requires that our by-laws may not be adopted, altered, amended, changed or repealed by our stockholders except by the affirmative vote of not less than 80% of our outstanding stock entitled to vote in the election of directors.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is BNY Mellon Shareowner Services.

Stockholder Agreements

Upon our issuance of shares of our common stock to selling shareholders of Tommy Hilfiger in connection with the closing of our acquisition of Tommy Hilfiger, the selling shareholders will enter into a stockholder agreement with us. The stockholder agreement provides Apax and other Tommy Hilfiger shareholders with, among other things, certain preemptive rights and registration rights. See “Description of the Tommy Hilfiger Acquisition — Selling Stockholder Agreement” above.

Upon the closing of the sale of our Series A preferred stock to each of LNK and MSD, LNK and MSD will each enter into stockholder agreements with us. The stockholder agreements provide LNK and MSD with, among other things, certain registration rights. See “Description of the Tommy Hilfiger Acquisition — LNK Stockholder Agreement” and “Description of the Tommy Hilfiger Acquisition — MSD Stockholder Agreement” above.

MATERIAL UNITED STATES FEDERAL INCOME AND ESTATE TAX
CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a general discussion of material United States federal income and estate tax considerations with respect to the ownership and disposition of our common stock applicable to non-U.S. holders that acquire our common stock pursuant to this offering.

In general, a “non-U.S. holder” means a beneficial owner of our common stock that is not for United States federal income tax purposes any of the following:

•	an individual citizen or resident of the United States;

•	a corporation or a partnership (or any other entity taxable as a corporation or a partnership for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), final, temporary or proposed Treasury regulations promulgated thereunder, judicial opinions, published positions of the Internal Revenue Service and all other applicable authorities, all of which are subject to change (possibly with retroactive effect) or to different interpretations. We assume in this discussion that a non-U.S. holder holds shares of our common stock as a capital asset, as defined in the Code (generally property held for investment). This discussion does not address all aspects of United States federal income and estate taxation that may be important to a particular non-U.S. holder in light of that non-U.S. holder’s individual circumstances, nor does it address any aspects of United States federal gift tax or United States state or local taxes or foreign taxes. In addition, this discussion does not address tax considerations applicable to investors who may be subject to special treatment under the United States federal income tax laws (including, without limitation, United States expatriates and “expatriated entities,” “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid United States federal income tax, banks or other financial institutions, insurance companies, tax-exempt organizations, dealers in securities or commodities, traders, persons that own (or are deemed to own) more than 5% of our company, persons who hold our common stock as part of a hedge, straddle, conversion transaction or other risk reduction transaction, or persons deemed to sell our common stock under the constructive sale provisions of the Code). In addition, we have not sought any ruling from the Internal Revenue Service with respect to the statements made and the conclusions reached in the following discussion, and there can be no assurance that the Internal Revenue Service will agree with such statements and conclusions.

If a partnership or other pass-through entity holds our common stock, the tax treatment of a partner in such partnership or member in such entity will generally depend upon the status of the partner or member and the activities of the partnership or other pass-through entity. If you are a partnership or other pass-through entity holding our common stock, or a partner in such partnership or member in such entity, you should consult your tax advisor.

If you are considering the purchase of our common stock, you should consult your own tax advisor concerning the particular United States federal income and estate tax consequences to you of the acquisition, ownership and disposition of the common stock, as well as the consequences to you arising under state, local or foreign tax laws.

Dividends

Payments on our common stock will constitute dividends for United States federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. Amounts not treated as dividends for United States federal income tax purposes will constitute a return of capital and will first be applied against and reduce a holder’s adjusted basis in the common stock, but not below zero, and then the excess, if any, will be treated as gain from the sale of the common stock.

In general, dividends paid by us, if any, to a non-U.S. holder will be subject to United States withholding tax at a rate of 30% of the gross amount (or a reduced rate prescribed by an applicable income tax treaty) unless the dividends are effectively connected with a trade or business carried on by the non-U.S. holder within the United States and, if an income tax treaty applies, are attributable to a permanent establishment of the non-U.S. holder maintained in the United States. Dividends effectively connected with this United States trade or business, and, if a treaty applies, attributable to such a permanent establishment of a non-U.S. holder, generally will not be subject to United States federal withholding tax if the non-U.S. holder provides us with certain forms, including Internal Revenue Service Form W-8ECI (or any successor form), and generally will be subject to United States federal income tax on a net income basis, in the same manner as if the non-U.S. holder were a resident of the United States. A non-U.S. holder that is a corporation may be subject to an additional “branch profits tax” at a rate of 30% (or a reduced rate as may be specified by an applicable income tax treaty) on the repatriation from the United States of its “effectively connected earnings and profits,” subject to certain adjustments. Under applicable Treasury regulations, a non-U.S. holder (including, in certain cases of non-U.S. holders that are entities, the owner or owners of such entities) is required to satisfy certain certification requirements in order to claim a reduced rate of withholding pursuant to an applicable income tax treaty including the provision of Internal Revenue Service Form W-8BEN.

Gain on Disposition of Common Stock

In general, a non-U.S. holder will not be subject to United States federal income tax on any gain realized upon the sale or other disposition of the holder’s shares of our common stock unless:

•	the gain is effectively connected with a trade or business carried on by the non-U.S. holder within the United States (in which case the branch profits tax discussed above may also apply if the non-U.S. holder is a corporation) and, if required by an applicable income tax treaty as a condition to subjecting a non-U.S. holder to United States income tax on a net basis, the gain is attributable to a permanent establishment of the non-U.S. holder maintained in the United States;

•	the non-U.S. holder is an individual and is present in the United States for 183 days or more in the taxable year of disposition and certain other tests are met; or

•	we are or have been a United States real property holding corporation (a “USRPHC”) for United States federal income tax purposes (which we do not believe that we have been or currently are) at any time within the shorter of the five-year period preceding the disposition and the non-U.S. holder’s holding period. We do not anticipate becoming a USRPHC. If we were or were to become a USRPHC at any time during this period, gains realized upon a disposition of shares of our common stock by a non-U.S. holder that did not directly or indirectly own more than 5% of our common stock during this period generally would not be subject to United States federal income tax, provided that our common stock continues to be “regularly traded on an established securities market” (within the meaning of Section 897(c)(3) of the Code).

Recently enacted legislation effective beginning January 1, 2013 would require additional certification from certain non-U.S. holders in order to avoid a new 30% withholding tax that would be imposed on both dividends and the gross proceeds from the sale of shares. No guidance has been issued as of yet by the Internal Revenue Service on this new legislation. Potential investors are urged to consult with their own tax advisors regarding the possible implications of this recently-enacted legislation on their investment in our common stock.

Federal Estate Tax

Shares of our common stock that are owned or treated as owned by an individual who is not a citizen or resident (as defined for United States federal estate tax purposes) of the United States at the time of death will be includible in the individual’s gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and therefore may be subject to United States federal estate tax.

Information Reporting and Backup Withholding

Generally, we must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends or other distributions paid to, and the tax withheld with respect to, each non-U.S. holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of the information returns also may be made available under the provisions of a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established.

A non-U.S. holder generally will be subject to backup withholding (currently at a 28% rate) and additional information reporting for dividends paid to such holder unless such holder certifies to us under penalty of perjury that it is a non-U.S. holder, and we do not have actual knowledge or reason to know that such holder is a United States person as defined under the Code, or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our common stock by a non-U.S. holder within the United States or conducted through certain United States-related financial intermediaries, unless the holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code) or such holder otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder can be refunded or credited against the non-U.S. holder’s United States federal income tax liability, if any, provided that the required information is furnished to the Internal Revenue Service by the non-U.S. holder in a timely manner.

The foregoing discussion of certain United States federal income and estate tax considerations is for general information only and is not tax advice. Accordingly, each prospective non-U.S. holder of shares of our common stock should consult his, her or its own tax advisor with respect to the federal, state, local and foreign tax consequences of the acquisition, ownership and disposition of our common stock.

UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc., Credit Suisse Securities (USA) LLC and Deutsche Bank Securities Inc. are acting as representatives and joint book-running managers for each of the underwriters named below. Subject to the terms and conditions set forth in a purchase agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of shares of common stock set forth opposite its name below.

Number of
Underwriter	Shares

Merrill Lynch, Pierce, Fenner & Smith Incorporated	1,368,185
Barclays Capital Inc.	968,185
Credit Suisse Securities (USA) LLC	968,185
Deutsche Bank Securities Inc.	968,185
RBC Capital Markets Corporation	250,000
BBVA Securities Inc.	68,180
Credit Agricole Securities (USA) Inc.	68,180
Fortis Bank (Nederland) N.V.	68,180
HSBC Securities (USA) Inc.	68,180
J.P. Morgan Securities Inc.	68,180
Scotia Capital (USA) Inc.	68,180
SunTrust Robinson Humphrey, Inc.	68,180

Total	5,000,000

Subject to the terms and conditions set forth in the purchase agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the purchase agreement if any of these shares are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $1.69 per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their overallotment option.

	Per Share	Without Option	With Option

Public offering price	$66.5000	$332,500,000	$382,375,000
Underwriting discount	$2.8262	$14,131,000	$16,250,650
Proceeds, before expenses, to PVH	$63.6738	$318,369,000	$366,124,350

The expenses of the offering, not including the underwriting discount, are estimated at $1,050,000 and are payable by us.

Overallotment Option

We have granted an option to the underwriters to purchase up to 750,000 additional shares at the public offering price, less the underwriting discount. The underwriters may exercise this option for 30 days from the date of this prospectus supplement solely to cover any overallotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the purchase agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities

We, our directors and certain of our officers have agreed not to sell or transfer any common stock or securities convertible into, exchangeable for, exercisable for, or repayable with common stock, for 90 days after the date of this prospectus supplement without first obtaining the written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Capital Inc. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly:

•	offer, pledge, sell or contract to sell any common stock,

•	sell any option or contract to purchase any common stock,

•	purchase any option or contract to sell any common stock,

•	grant any option, right or warrant for the sale of any common stock,

•	lend or otherwise dispose of or transfer any common stock,

•	request or demand that we file a registration statement related to the common stock, or

•	enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

In addition, we have agreed for 90 days from the date of this prospectus supplement not to waive, without the consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Capital Inc., restrictions on the transfer of our preferred stock that, upon the consummation of our acquisition of Tommy Hilfiger, will be placed on certain investors in our Series A preferred stock and restrictions on the transfer of our common stock being issued to Apax as part of the consideration for the acquisition.

New York Stock Exchange Listing

Our shares are traded on the New York Stock Exchange under the symbol “PVH.”

Price Stabilization, Short Positions

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ overallotment option described above. The underwriters may close out any covered short position by either exercising their overallotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. “Naked” short sales are sales in excess of the overallotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Offer, Sale and Distribution of Shares

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail. In addition, Merrill Lynch, Pierce, Fenner & Smith Incorporated may facilitate Internet distribution for this offering to certain of its Internet subscription customers. Merrill Lynch, Pierce, Fenner & Smith Incorporated may allocate a limited number of shares for sale to its online brokerage customers. An electronic prospectus is available on the Internet web site maintained by Merrill Lynch, Pierce, Fenner & Smith Incorporated. Other than the prospectus in electronic format, the information on the Merrill Lynch, Pierce, Fenner & Smith Incorporated web site is not part of this prospectus supplement.

Other Relationships

The underwriters and certain of their affiliates have provided and may in the future provide certain financial advisory, investment banking and commercial banking services in the ordinary course of business for us, our subsidiaries and certain of our affiliates, for which they receive customary fees and expense reimbursement. Barclays Capital Inc. is acting as dealer-manager in our tender offers and consent solicitations for our 7 1/4% senior notes due 2011 and our 8 1/8% senior notes due 2013. Barclays Capital Inc., Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and RBC Capital Markets Corporation are acting as financial advisors to PVH in connection with our acquisition of Tommy Hilfiger and Credit Suisse Securities (USA) LLC is acting as financial advisor to Tommy Hilfiger in connection with the acquisition. Barclays Capital Inc. and Deutsche Bank Securities Inc. are serving as the joint lead arrangers in connection with the new senior secured credit facility and Barclays Capital Inc., Deutsche Bank Securities Inc., affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse Securities (USA) LLC and RBC Capital Markets Corporation are serving as the joint bookrunners and lenders of the new senior secured credit facility and certain other underwriters or their affiliates may be lenders from time to time under the new senior secured credit facility. Barclays Capital Inc., Deutsche Bank Securities Inc., Banc of America Securities LLC, an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse Securities (USA) LLC and

RBC Capital Markets Corporation are expected to serve as the joint managing underwriters and the joint bookrunners in connection with our offering of 7 3/8% senior notes due 2020.* The underwriters and their affiliates will receive customary fees and expense reimbursement for these services. In addition, affiliates of certain of the underwriters may own the shares as part of the initial distribution.

Notice to Prospective Investors in the EEA

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any shares which are the subject of the offering contemplated by this prospectus supplement may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) by the underwriters to fewer than 100 natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of shares shall result in a requirement for the publication by us or any representative of a prospectus pursuant to Article 3 of the Prospectus Directive.

Any person making or intending to make any offer of shares within the EEA should only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus for such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of shares through any financial intermediary, other than offers made by the underwriters which constitute the final offering of shares contemplated in this prospectus supplement.

For the purposes of this provision, and your representation below, the expression an “offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase any shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any shares under, the offer of shares contemplated by this prospectus supplement will be deemed to have represented, warranted and agreed to and with us and each underwriter that:

(A) it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and

(B) in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” (as defined in the Prospectus Directive), or in circumstances in which the prior consent of the representatives has been given to the offer or resale; or

* Reflects the pricing of our offering of 7 3/8% senior notes due 2020, which occurred on April 23, 2010.

(ii) where shares have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those shares to it is not treated under the Prospectus Directive as having been made to such persons.

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

This document, as well as any other material relating to the shares which are the subject of the offering contemplated by this prospectus supplement, do not constitute an issue prospectus pursuant to Article 652a and/or 1156 of the Swiss Code of Obligations. The shares will not be listed on the SIX Swiss Exchange and, therefore, the documents relating to the shares, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange. The shares are being offered in Switzerland by way of a private placement, i.e., to a small number of selected investors only, without any public offer and only to investors who do not purchase the shares with the intention to distribute them to the public. The investors will be individually approached by the issuer from time to time. This document, as well as any other material relating to the shares, is personal and confidential and do not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without express consent of the issuer. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

Notice to Prospective Investors in the Dubai International Financial Centre

This document relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The shares which are the subject of the offering contemplated by this prospectus supplement may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this document you should consult an authorised financial adviser.

LEGAL MATTERS

Certain legal matters related to the offering will be passed upon for us by Katten Muchin Rosenman LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Dewey & LeBoeuf LLP, New York, New York.

One of our directors, Edward H. Cohen, is of counsel at the law firm of Katten Muchin Rosenman LLP and, as of the date of this prospectus supplement, owns 10,760 shares of our common stock and holds outstanding options to purchase 48,000 shares, all of which are presently exercisable or become exercisable within the next 60 days. Mr. Cohen does not share in any fees we pay Katten Muchin Rosenman LLP and his compensation from the firm is not based on our fees.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP, an independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2010, and the effectiveness of our internal control over financial reporting as of January 31, 2010, as set forth in their reports, which are incorporated by reference in this prospectus supplement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

The audited historical special purpose consolidated financial statements of Tommy Hilfiger B.V., included in our Current Report on Form 8-K, dated April 13, 2010, have been so incorporated in reliance on the reports of PricewaterhouseCoopers Accountants N.V., independent accountants, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

PHILLIPS-VAN HEUSEN CORPORATION

Debt Securities
Preferred Stock
Common Stock

We may issue from time to time debt securities, preferred stock or common stock, and we or any selling security holders may offer and sell these securities from time to time in one or more offerings.

We will provide additional terms of our securities in one or more prospectus supplements to this prospectus. The prospectus supplements will also describe the specific manner in which these securities will be offered and may also supplement, update or amend information contained in this document. You should read this prospectus and the related prospectus supplement carefully before you invest in our securities.

We and any selling security holders may offer these securities in amounts, at prices and on terms determined at the time of offering. The securities may be sold directly to you, through agents or through underwriters and dealers. If agents, underwriters or dealers are used to sell the securities, we will name them and describe their compensation in a prospectus supplement.

Our common stock is listed on the New York Stock Exchange under the symbol “PVH.”

You should consider carefully the “Risk Factors” described on page 3 and in any applicable prospectus supplement before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

The date of this prospectus is April 20, 2010.

You should rely only on the information contained or incorporated by reference in this prospectus, any prospectus supplement and any written communication from us or any underwriter specifying the final terms of a particular offering. We have not authorized anyone to provide you with additional or different information. You should not assume that the information in this prospectus, any prospectus supplement or any written communication from us or any underwriter specifying the final terms of a particular offering is accurate as of any date other than the date on its cover page or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, or SEC, under a “shelf” registration process. Using this process, we or selling security holders may offer the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we or selling security holders may offer.

Each time we use this prospectus to sell securities, we will provide a prospectus supplement. The prospectus supplement will describe the specific terms of that offering. The prospectus supplement may also add to, update or change the information contained in this prospectus. Please carefully read this prospectus and the prospectus supplement, as well as the additional information in the documents described below under the heading “Where You Can Find More Information” and “Incorporation By Reference.” We may also prepare free writing prospectuses that describe particular securities. Any free writing prospectus should also be read in connection with this prospectus and with any prospectus supplement referred to therein. For purposes of this prospectus, any reference to an applicable prospectus supplement may also refer to a free writing prospectus, unless the context otherwise requires.

If there is any inconsistency between the information set forth in this prospectus and any prospectus supplement, you should rely on the information set forth in the prospectus supplement.

The distribution of this prospectus and any applicable prospectus supplement and the offering of the securities in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus and any applicable prospectus supplement come should inform themselves about and observe any such restrictions. This prospectus and any applicable prospectus supplement do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

As used in this prospectus, “we,” “us” and “our” and similar terms mean Phillips-Van Heusen Corporation and its subsidiaries, unless the context indicates otherwise. The phrase “this prospectus” refers to this prospectus and any applicable prospectus supplement, unless the context otherwise requires.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy any materials we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can obtain information about the operation of the SEC’s public reference room by calling the SEC at 1-800-732-0330. The SEC also maintains a website at http://www.sec.gov that contains information we file electronically with the SEC. You can also obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

This prospectus does not contain all of the information set forth in the registration statement or in the exhibits and schedules thereto, in accordance with the rules and regulations of the SEC, and we refer you to that omitted information. The statements made in this prospectus pertaining to the content of any contract, agreement or other document that is an exhibit to the registration statement necessarily are summaries of their material provisions and we qualify those statements in their entirety by reference to those exhibits for complete statements of their provisions. The registration statement and its exhibits and schedules are available at the SEC’s public reference room or through its website.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus and information we subsequently file with the SEC will automatically update and supersede that information. We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act

of 1934 (File Number 001-07572) (excluding information deemed to be furnished and not filed with the SEC) after the date of this prospectus. The documents we incorporate by reference are:

•	our annual report on Form 10-K for the fiscal year ended January 31, 2010; and

•	our current reports on Form 8-K filed with the SEC on March 16, 2010, April 5, 2010, April 8, 2010, April 13, 2010 and April 16, 2010.

We will provide without charge to each person to whom a copy of this prospectus has been delivered, upon written or oral request, a copy of any or all of the documents we incorporate by reference in this prospectus, other than any exhibit to any of those documents, unless we have specifically incorporated that exhibit by reference into the information this prospectus incorporates. You may request copies by visiting our website at http://www.pvh.com, or by writing or telephoning us at the following:

Phillips-Van Heusen Corporation
200 Madison Avenue
New York, New York 10016
Attention: Secretary
Telephone: (212) 381-3500

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

Forward-looking statements made in this prospectus, including the information we incorporate by reference, including, without limitation, statements relating to our future revenue, cash flows, plans, strategies, objectives, expectations and intentions are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not be anticipated, including, without limitation, the following: (i) our plans, strategies, objectives, expectations and intentions are subject to change at any time at our discretion; (ii) the levels of sales of our apparel, footwear and related products, both to our wholesale customers and in our retail stores, the levels of sales of our licensees at wholesale and retail, and the extent of discounts and promotional pricing in which we and our licensees and other business partners are required to engage, all of which can be affected by weather conditions, changes in the economy, fuel prices, reductions in travel, fashion trends, consolidations, repositionings and bankruptcies in the retail industries, repositionings of brands by our licensors and other factors; (iii) our plans and results of operations will be affected by our ability to manage our growth and inventory, including our ability to continue to develop and grow the Calvin Klein businesses in terms of revenue and profitability; (iv) our operations and results could be affected by quota restrictions and the imposition of safeguard controls (which, among other things, could limit our ability to produce products in cost-effective countries that have the labor and technical expertise needed), the availability and cost of raw materials, our ability to adjust timely to changes in trade regulations and the migration and development of manufacturers (which can affect where our products can best be produced), and civil conflict, war or terrorist acts, the threat of any of the foregoing, or political and labor instability in any of the countries where our or our licensees’ or other business partners’ products are sold, produced or are planned to be sold or produced; (v) disease epidemics and health related concerns, which could result in closed factories, reduced workforces, scarcity of raw materials and scrutiny or embargoing of goods produced in infected areas, as well as reduced consumer traffic and purchasing, as consumers limit or cease shopping in order to avoid exposure or become ill; (vi) acquisitions and issues arising with acquisitions and proposed transactions, including without limitation, the ability to integrate an acquired entity, into us with no substantial adverse affect on the acquired entity’s or our existing operations, employee relationships, vendor relationships, customer relationships or financial performance; (vii) the failure of our licensees to market successfully licensed products or to preserve the value of our brands, or their misuse of our brands and (viii) other risks and uncertainties indicated from time to time in our filings with the SEC.

These factors are not necessarily all the important factors that could affect us. We do not undertake any obligation to update publicly any forward-looking statement, including, without limitation, any estimate regarding revenue or cash flows, whether as a result of the receipt of new information, future events or otherwise.

ABOUT PHILLIPS-VAN HEUSEN CORPORATION

We are one of the largest apparel companies in the world, with a heritage dating back over 125 years. We design and market nationally recognized branded dress shirts, neckwear, sportswear and, to a lesser extent, footwear and other related products. Additionally, we license our owned brands over a broad range of products. We market our brands at multiple price points and across multiple channels of distribution, allowing us to provide products to a broad range of consumers, while minimizing competition among our brands and reducing our reliance on any one demographic group, merchandise preference or distribution channel. Our licensing activities, principally our Calvin Klein business, diversify our business model by providing us with a sizeable base of profitable licensing revenues.

We were incorporated in the State of Delaware in 1976 as the successor to a business begun in 1881. Our footwear business is the successor to G.H. Bass & Co., a business begun in 1876, our Arrow business is the successor to the original Cluett, Peabody & Co., a business begun in 1851, and our neckwear business is the successor to a business begun in 1873.

Our fiscal years are based on the 52-53 week period ending on the Sunday closest to February 1 and are designated by the calendar year in which the fiscal year commences. References to a year are to our fiscal year, unless the context requires otherwise. Our 2009 year commenced on February 2, 2009 and ended on January 31, 2010; 2008 commenced on February 4, 2008 and ended on February 1, 2009; and 2007 commenced on February 5, 2007 and ended on February 3, 2008.

Our principal executive offices are located at 200 Madison Avenue, New York, New York 10016; our telephone number is (212) 381-3500. We maintain a website at http://www.pvh.com. The information on our website is not incorporated by reference into this prospectus.

RISK FACTORS

Our business is subject to uncertainties and risks. You should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus, including the risk factors incorporated by reference from our most recent Annual Report on Form 10-K, as updated by our quarterly reports on Form 10-Q and other SEC filings filed after such Annual Report. It is possible that our business, financial condition, liquidity or results of operations could be materially adversely affected by any of these risks.

RATIO OF EARNINGS TO FIXED CHARGES

The table below presents our ratio of earnings to fixed charges and our ratio of earnings to fixed charges and preference security dividends for each of the periods indicated:

	Fiscal Year					Pro Forma
	2005	2006	2007	2008	2009	2009(1)

Ratio of earnings to fixed charges	3.6x	4.6x	4.9x	2.8x	3.6x	1.6x
Ratio of earnings to fixed charges and preference security dividends	2.2x	3.5x	4.9x	2.8x	3.6x	1.6x

(1)	Reflects the proposed acquisition of Tommy Hilfiger B.V. and the incurrence and repayment of debt in connection therewith.

The ratio of earnings to fixed charges is computed by dividing fixed charges into earnings before income taxes plus fixed charges. Fixed charges consist of interest expense and the estimated interest component of rent expense.

The ratio of earnings to fixed charges and preference security dividends is computed by dividing fixed charges plus the amount of pre-tax earnings required to pay the dividends on outstanding preference securities into earnings before income taxes plus fixed charges.

USE OF PROCEEDS

We intend to use the net proceeds from the sales of securities in the manner and for the purposes set forth in the applicable prospectus supplement.

Pending any specific application, we may initially invest those funds as we deem appropriate.

DESCRIPTION OF DEBT SECURITIES

The following is a general description of the debt securities which may be issued from time to time by us under this prospectus. The particular terms relating to each debt security will be set forth in a prospectus supplement.

General

Subject to compliance with our other existing indebtedness, we may issue from time to time debt securities under one or more indentures (each of which we refer to herein as the “indenture”) to be entered into between us and U.S. Bank National Association, as trustee. Subject to certain limitations contained therein, each indenture will not limit the amount of debt securities that we may issue thereunder.

The debt securities will be our direct obligations, which can be secured or unsecured. The debt securities will either rank as senior debt or subordinated debt, and may be issued either separately or together with, or upon the conversion of, or in exchange for, other securities. Our ability to meet our obligations under the debt securities, including payment of principal and interest on the notes, depends on the earnings and cash flows of our subsidiaries and the ability of our subsidiaries to pay dividends or advance or repay funds to us. Contractual provisions or laws, as well as our subsidiaries’ financial condition and operating requirements, may limit our ability to obtain from our subsidiaries cash that we need to pay our debt service obligations, including payments on the debt securities. Holders of the debt securities will be structurally subordinated to the creditors, including trade creditors, of any of our subsidiaries.

We have summarized certain general features of the debt securities below. You should read the applicable indenture for more details regarding the provisions we describe below and for other provisions that may be important to you. We have filed the form of the indenture with the SEC as an exhibit to this registration statement, and we will include the applicable final indenture and any other instrument establishing the terms of the debt securities we offer as exhibits to a filing we will make with the SEC in connection with the offering of such debt securities. Please read the section under the heading “Where You Can Find More Information.”

Terms Applicable to Debt Securities

The prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title of the debt securities;

•	the total principal amount of the debt securities;

•	whether the debt securities are senior debt securities or subordinated debt securities and, if subordinated debt securities, the subordination provisions and the applicable definition of “senior indebtedness”;

•	whether the debt securities will be secured or unsecured;

•	whether the debt securities will be guaranteed;

•	any limit on the total principal amount of the debt securities and the ability to issue additional debt securities of the same series;

•	the date or dates on which the principal of and any premium on the debt securities will be payable;

•	any interest rate, the date from which interest will accrue, interest payment dates and record dates for interest payments;

•	any covenants or restrictions on us or our subsidiaries;

•	the place or places where payments on the debt securities will be payable;

•	any provisions for redemption or early repayment;

•	any sinking fund or other provisions that would obligate us to redeem, purchase or repay the debt securities prior to maturity;

•	the denominations in which we may issue the debt securities;

•	whether payments on the debt securities will be payable in foreign currency or currency units or another form, and whether payments on the debt securities will be payable by reference to any index or formula;

•	the portion of the principal amount of the debt securities that will be payable if the maturity is accelerated, if other than the entire principal amount;

•	provisions relating to discharge and covenant defeasance and legal defeasance and any additional means of defeasance of the debt securities, any additional conditions or limitations to defeasance of the debt securities or any changes to those conditions or limitations;

•	the events of default applicable to the debt securities;

•	any restrictions or other provisions relating to the transfer or exchange of the debt securities;

•	securities exchange(s) on which the securities will be listed, if any;

•	whether any underwriter(s) will act as market maker(s) for the securities;

•	the extent to which a secondary market for the securities is expected to develop;

•	provisions relating to satisfaction and discharge of the indenture;

•	provisions relating to form, registration, exchange and transfer;

•	the designation of agents with respect to the debt securities;

•	modification, waiver and amendment provisions;

•	any terms for the conversion or exchange of the debt securities for other securities issued by us; and

•	any other terms of the debt securities, whether in addition to, or by modification or deletion of, the terms described herein.

We may sell debt securities at a discount below their stated principal amount. Any such discount may be substantial. Debt securities we sell may bear no interest or may bear interest at a rate that at the time of issuance is above or below market rates.

Governing Law

The laws of the State of New York will govern the indentures and the debt securities, without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

Trustee

U.S. Bank National Association will be the trustee under the indentures. U.S. Bank National Association is also the trustee under the indenture governing our 7 1/4% senior notes due 2011 and our 8 1/8% senior notes due 2013.

Book-Entry Debt Securities

We may issue the debt securities of a series in the form of one or more global debt securities that would be deposited with a depositary or its nominee identified in the prospectus supplement. We may issue global debt securities in either temporary or permanent form. We will describe in the prospectus supplement the terms of any depository arrangement and the rights and limitations of owners of beneficial interests in any global debt security.

DESCRIPTION OF CAPITAL STOCK

We are authorized to issue 240,000,000 shares of common stock, $1 par value per share, and 150,000 shares of preferred stock, $100 par value per share. The following description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by our certificate of incorporation and by-laws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the provisions of applicable Delaware law.

Common Stock

As of April 16, 2010, there were 52,134,947 shares of common stock outstanding. The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders, including the election of directors. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding-up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The holders of common stock do not have preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

Our outstanding shares of common stock are listed on the New York Stock Exchange and trade under the symbol “PVH.” Any additional shares of common stock we offer and sell under this prospectus and related prospectus supplements will also be listed on the New York Stock Exchange.

Preferred Stock

No shares of preferred stock are currently outstanding. Our board of directors has the authority, without action by the stockholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of such preferred stock. However, the effects might include, among other things:

•	restricting dividends on the common stock;

•	diluting the voting power of the common stock;

•	impairing the liquidation rights of the common stock; or

•	delaying or preventing a change in control of us without further action by the stockholders;

The prospectus supplement relating to any series of preferred stock we offer under this prospectus will discuss specific terms relating to the offering. These terms will include some or all of the following:

•	the series designation of the preferred stock;

•	the maximum number of shares of the series;

•	the dividend rate or the method of calculating the dividend, the date from which dividends will accrue and whether dividends will be cumulative;

•	any liquidation preference;

•	any optional redemption provisions;

•	any sinking fund or other provisions that would obligate us to redeem or repurchase the preferred stock;

•	any terms for the conversion or exchange of the preferred stock for any other securities;

•	any voting rights; and

•	any other powers, preferences and relative, participating, optional or other special rights or any qualifications, limitations or restrictions on the rights of the shares.

Any preferred stock we offer and sell will be fully paid and nonassessable.

Limitation on Directors’ Liability

Our certificate of incorporation limits the liability of our directors to us or our stockholders such that no member of our board of directors will be personally liable for monetary damages for any breach of the member’s fiduciary duty as a director, except for liability:

•	for any breach of the member’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under section 174 of the Delaware General Corporation Law (for unlawful payments of dividends or unlawful stock repurchases or redemptions); and

•	for any transaction from which the member derived an improper personal benefit.

This provision could have the effect of discouraging or deterring our stockholders from bringing a lawsuit against our directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited our stockholders and us. Our by-laws provide that we must indemnify any person to the full extent permitted by the Delaware General Corporation Law, the law of the state in which we are incorporated, and we have entered into agreements with each of our directors which provide them with contractual rights of indemnification consistent with our bylaws.

Delaware Anti-Takeover Law and Certain Charter and By-Law Provisions

Provisions of Delaware law and our certificate of incorporation and by-laws could make the following more difficult:

•	the acquisition of us by means of a tender offer;

•	the acquisition of us by means of a proxy contest or otherwise; or

•	the removal of our incumbent officers and directors.

These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors.

Delaware Anti-Takeover Law.  We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless the “business combination” or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns or within three years prior to the determination of interested stockholder status, owned 15% or more of a corporation’s voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

No Cumulative Voting.  Our certificate of incorporation and by-laws do not provide for cumulative voting in the election of directors.

Undesignated Preferred Stock.  The authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of us.

Super-Majority Vote Requirements.  Our certificate of incorporation requires that the affirmative vote of not less than 80% of our outstanding stock entitled to vote shall be required for (i) mergers or consolidations, (ii) certain sales, leases, exchanges, mortgages or pledges of our assets or (iii) issuances or transfers of any of our voting securities having a fair market value of more than $1,000,000, in any such case, involving the “beneficial owner” of 5% or more of our outstanding stock entitled to vote in elections of directors. These special voting requirements do not apply to (a) any transaction consistent in all material respects with a memorandum of understanding approved by our board of directors prior to the time such person shall have become the beneficial owner of 5% or more of our outstanding stock entitled to vote in elections of directors or (b) any transaction if we beneficially own a majority of the outstanding stock entitled to vote in elections of directors of such 5% beneficial owner. Our certificate of incorporation also requires that our by-laws may not be adopted, altered, amended, changed or repealed by our stockholders except by the affirmative vote of not less than 80% of our outstanding stock entitled to vote in the election of directors.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is BNY Mellon Shareowner Services.

PLAN OF DISTRIBUTION

We or selling security holders may offer and sell the securities being offered hereby in one or more of the following ways from time to time:

•	to or through underwriters, brokers or dealers;

•	directly to one or more other purchasers;

•	through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	through agents on a best-efforts basis; or

•	otherwise through a combination of any of the above methods of sale.

If any securities are sold pursuant to this prospectus by any persons other than us, we will, in a prospectus supplement, name the selling security holders, indicate the nature of any relationship such holders have had with us or any of our affiliates during the three years preceding such offering, state the amount of securities of the class owned by such security holder prior to the offering and the amount to be offered for the security holder’s account, and state the amount and (if one percent or more) the percentage of the class to be owned by such security holder after completion of the offering.

In addition, we or any selling security holder may enter into option, share lending or other types of transactions that require us or such selling security holder to deliver shares of common stock to an underwriter, broker or dealer, who will then resell or transfer the shares of common stock under this prospectus. We or any selling security holder may enter into hedging transactions with respect to our securities. For example, we or such selling security holder may:

•	enter into transactions involving short sales of the shares of common stock by underwriters, brokers or dealers;

•	sell shares of common stock short and deliver the shares to close out short positions;

•	enter into option or other types of transactions that require us to deliver shares of common stock to an underwriter, broker or dealer, who will then resell or transfer the shares of common stock under this prospectus; or

•	loan or pledge the shares of common stock to an underwriter, broker or dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

The prospectus supplement with respect to each series of securities will state the terms of the offering of the securities, including:

•	the offering terms, including the name or names of any underwriters, dealers or agents;

•	the purchase price of the securities and the net proceeds to be received by us from the sale;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange on which the securities may be listed.

If we or any selling security holders use underwriters or dealers in the sale, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, including:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices;

•	at varying prices determined at the time of sale; or

•	at negotiated prices.

Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If underwriters are used in the sale of any securities, the securities may be offered either to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities.

If indicated in an applicable prospectus supplement, we or selling security holders may sell the securities through agents from time to time. The applicable prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions that we or any selling security holders pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment. We or any selling security holder may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement, and the applicable prospectus supplement will set forth any commissions we or any selling security holders pay for solicitation of these delayed delivery contracts.

Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us or any selling security holders. Any remarketing firm will be identified and the terms of its agreements, if any, with us or any selling security holders and its compensation will be described in the applicable prospectus supplement.

Agents, underwriters and other third parties described above may be entitled to indemnification by us and by any selling security holder against certain civil liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents, underwriters and such other third parties may be customers of, engage in transactions with, or perform services for us or any selling security holder in the ordinary course of business.

Each series of securities will be a new issue of securities and will have no established trading market, other than our common stock, which is listed on the New York Stock Exchange. Any common stock sold will be listed on the New York Stock Exchange, upon official notice of issuance. The securities other than the common stock may or may not be listed on a national securities exchange and no assurance can be given that there will be a secondary market for any such securities or liquidity in the secondary market if one develops. Any underwriters to whom securities are sold by us for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, Wachtell, Lipton, Rosen & Katz, New York, New York, will issue an opinion about the legality of any common stock, preferred stock or debt securities we offer through this prospectus. Any underwriters will be advised about issues relating to any offering by their own legal counsel, which counsel shall be specified in the applicable prospectus supplement.

EXPERTS

Ernst & Young LLP, our independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2010, and the effectiveness of our internal control over financial reporting as of January 31, 2010, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

The audited historical special purpose consolidated financial statements of Tommy Hilfiger B.V., included in our Current Report on Form 8-K, dated April 13, 2010, have been so incorporated in reliance on the reports of PricewaterhouseCoopers Accountants N.V., independent accountants, given on the authority of said firm as experts in auditing and accounting.

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